UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): April 19, 2010 (April 14, 2010)

DRAGON ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Cayman Islands	000-52132	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Floor 28, Block C
Longhai Mingzhu Building
No.182 Haier Road
Qingdao 266000
People’s Republic of China
(Address of principal executive offices)

(86) 532 8099 7969
(Registrant's telephone number, including area code)

c/o Nautilus Global Partners
700 Gemini, Suite 100, Houston, TX 77056
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;

  our dependence on the growth of the real estate market in China and in the local areas in which we do business; and

  our ability to maintain or increase our market share in the competitive markets in which we do business.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF CERTAIN DEFINED TERMS

Except as otherwise indicated by the context, references in this report to “we,” “us,” “our,” “our Company,” or “the Company” are to the combined business of Dragon Acquisition and its consolidated subsidiaries, Leewell, Oumei, Caoxian Industrial, Longhai Hotel, Longhai Real Estate, Oumei Real Estate, Qingdao Xudong, Weifang Longhai Industry, Weifang Longhai Properties, Weifang Qilu, Weihai Economic and Weihai Mingwei.

In addition, unless the context otherwise requires and for the purposes of this report only

  “Caoxian Industrial” refers to Caoxian Industrial Properties Co., Ltd., a PRC limited company;

  “Dragon Acquisition” refers to Dragon Acquisition Corporation, a Cayman Islands company;

  “Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

  “Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

  “Leewell” refers to Leewell Investment Group Limited, a Hong Kong company;

  “Longhai Hotel” refers to Longhai Hotel Co., Ltd., a PRC limited company;

  “Longhai Real Estate” refers to Longhai Real Estate Properties Co., Ltd., a PRC limited company;

  “Oumei” refers to Qingdao Oumei Real Estate Development Co., Ltd., a PRC limited company;

  “PRC,” “China,” and “Chinese,” refer to the People’s Republic of China;

  “Qingdao Xudong” refers to Qingdao Xudong Real Estate Development Co., Ltd., a PRC limited company;

  “Renminbi” and “RMB” refer to the legal currency of China;

  “SEC” refers to the Securities and Exchange Commission;

  “Securities Act” refers to the Securities Act of 1933, as amended;

  “U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States;

  “Weifang Longhai Industry” refers to Weifang Longhai Industry Co., Ltd., a PRC limited company;

  “Weifang Longhai Zhiye” refers to Weifang Longhai Zhiye Co., Ltd., a PRC limited company;

  “Weifang Qilu” refers to Weifang Qilu Guotai Properties Co., Ltd., a PRC limited company;

  “Weihai Economic” refers to Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd., a PRC limited company; and

  “Weihai Mingwei” refers to Weihai Mingwei Industry Co., Ltd., a PRC limited company.

In this report we are relying on and we refer to information and statistics regarding the real estate industry in China that we have obtained from various cited public sources. Any such information is publicly available for free and has not been specifically prepared for us for use or incorporation in this report or otherwise.

ITEM 1.01        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Share Exchange Agreement

On April 14, 2010, we entered into and closed a share exchange agreement, or the Share Exchange Agreement, with Leewell, Longhai Holdings Company Limited, or Longhai Holdings, the sole shareholder of Leewell, and Mr. Antoine Cheng, the sole shareholder of Longhai Holdings, pursuant to which we acquired 100% of the issued and outstanding capital stock of Leewell in exchange for 29,235,000 ordinary shares, par value $0.002112 per share, which constituted 94.31% of our issued and outstanding shares on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

Subscription Agreement

On April 14, 2010, we also completed a private placement transaction with a group of accredited investors. Pursuant to a subscription agreement with the investors, or the Subscription Agreement, we issued to the investors an aggregate of 2,774,700 units, or the Units, for an aggregate purchase price of $11,098,800, or $4.00 per Unit. Each Unit consists of one share of our 6% Convertible Preference Shares, par value $0.002112 per share, or the Preference Shares, and one warrant to purchase 0.5 ordinary shares, or the Warrants. The Warrants have a term of 5 years, bear an exercise price of $6.00 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable by investors at any time after the closing date.

Pursuant to the Subscription Agreement, we are obligated to file a registration statement covering the resale of the ordinary shares underlying the Preference Shares and the Warrants no later than thirty (30) days following the closing date and shall use our best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible, but in no event later than 180 days following the closing date. If we do not timely file the required registration statement, or if it is not declared effective by the SEC in a timely manner, then we are obligated to pay to each investor a liquidated damages fee of 1% of such investor’s investment per month, for up to a maximum of 10% of each investor’s investment pursuant to the Subscription Agreement, except that we will not be obligated to pay any such fee if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC with respect to Rule 415 of the Securities Act, so long as we register at such time the maximum number of securities permissible by the SEC.

Make Good Escrow Agreement

In connection with the private placement, Longhai Holdings pledged 7,500,000 ordinary shares in favor of the investors in order to secure certain make good obligations, pursuant to a make good escrow agreement, or Make Good Escrow Agreement, that we entered into with Longhai, Collateral Agents, LLC, the escrow agent, and Access America Investments, LLC, as representative of the investors. See Item 2.01 and "Description of Business – Our Corporate History and Background – Financing Transaction" below for more details regarding the Make Good Escrow Agreement, which disclosure is incorporated herein by reference.

Holdback Escrow Agreement

Also in connection with the private placement, we entered into a holdback escrow agreement, or the Holdback Escrow Agreement, with Collateral Agents, LLC, the escrow agent, Brean Murray, Carret & Co., LLC, the placement agent, and Access America Investments, LLC, as representative of the investors, pursuant to which $2,219,760 was deposited with the escrow agent to be distributed upon the satisfaction of certain covenants set forth in the Subscription Agreement. Pursuant to the Holdback Escrow Agreement, $1,109,880 will be released to the Company upon our satisfaction of a covenant regarding the composition of our board of directors and $1,109,880 will be released to the Company upon our satisfaction of a covenant regarding the hiring of a chief financial officer meeting the requirements specified in the Subscription Agreement. Pursuant to the Holdback Escrow Agreement, an additional $1,000,000 was deposited with the escrow agent to be released to us in incremental amounts to pay for fees and expenses relating to our obligations as a public company.

IR Escrow Agreement

We also entered into an investor relations escrow agreement, or the IR Escrow Agreement, with Collateral Agents, LLC, the escrow agent, Brean Murray, Carret & Co., LLC, the placement agent, and Access America Investments, LLC, as representative of the investors, pursuant to which $120,000 was deposited with the escrow agent to be distributed in incremental amounts to pay our investor relations firm, the choice of which is subject to the placement agent's approval.

Lockup Agreements

In connection with the private placement, we also entered into a lockup agreement, or the Lockup Agreement, with Longhai Holdings and each of our directors and officers, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen-month period following the closing of the private placement.

The foregoing description of the terms of the Share Exchange Agreement, the Warrant, the Subscription Agreement, the Make Good Escrow Agreement, the Holdback Escrow Agreement, the IR Escrow Agreement and the Lockup Agreement are qualified in their entirety by reference to the provisions of the agreements filed as Exhibits 2.1, 4.1, 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to this report, which are incorporated by reference herein.

ITEM 2.01        COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On April 14, 2010, we completed an acquisition of Leewell pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Leewell is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on April 14, 2010, we acquired Leewell in a reverse acquisition transaction. Item 2.01(f) of Form 8-K states that if the registrant was a shell company immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Since Dragon Acquisition was a shell company immediately before the reverse acquisition transaction disclosed under Item 2.01, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after the acquisition of Leewell, except that information relating to periods prior to the date of the reverse acquisition only relate to Leewell and its consolidated subsidiaries unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Business Overview

We are one of the leading real estate development companies located in Qingdao, Shandong province, China. In 2008, we were recognized in the Qingdao Construction Committee’s evaluation as one of the top ten real estate developers in Qingdao, measured by a combination of revenue, customer satisfaction, and several other factors.

Through our Chinese subsidiaries, we develop and sell residential and commercial properties, targeting middle and upper income customers in the coastal region of the Shandong peninsula (Greater Qingdao) located in northeastern China, including the cities of Qingdao, Weihai, and Yantai, as well as other inland locations, including Weifang.

As of March 15, 2010, we have completed 14 projects having a gross floor area, or GFA, of 1,099,944 square meters, of which more than 90.7% has been sold. In addition, we have seven projects under construction with a total GFA of 739,642 square meters.

Our operations have grown since our inception in May 2001. In fiscal year 2009, our total sales increased 22.4% to $94.3 million from $77.0 million in fiscal year 2008. Our income before extraordinary items increased 28.3% to $24.3 million in 2009 from $19.0 million in 2008. Our net income decreased 23.0% to $24.3 million in 2009 from $31.6 million in 2008. Our gross profit margin (gross profit as a percent of total sales) was 38.2% in 2009 compared with 39.9% in 2008. Our net profit margin (net income as a percent of total sales) was 25.8% in 2009 and 41.0% for 2008.

Our mission is to provide high-quality, comfortable, and convenient living space to middle and upper income customers, primarily in Shandong Province and in other provinces in China, while also earning for our shareholders an internal rate of return that exceeds our cost of capital. We expect to increase our market share through aggressive internal growth and prudent acquisitions in Shandong Province and in other provinces in China. Our goal is to be one of the top two real estate developers in Greater Qingdao in the next five years by capturing and exploiting the growth opportunities in Shandong Province and by providing the most desirable coastal and inland apartments to middle and upper income customers, as well as by increasing our development of commercial properties.

Our Corporate History and Background

We organized under the laws of the Cayman Islands on March 10, 2006 as a blank check development stage company formed for the purpose of acquiring an operating business, through a stock exchange, asset acquisition or similar business combination. From our inception until we completed our reverse acquisition of Leewell on April 14, 2010, our operations consisted entirely of identifying, investigating and conducting due diligence on potential businesses for acquisition.

Reverse Acquisition of Leewell

On April 14, 2010, we completed a reverse acquisition transaction through a share exchange with Leewell whereby we acquired 100% of the issued and outstanding capital stock of Leewell, in exchange for 29,235,000 ordinary shares, par value $0.002112 per share, which shares constituted 94.31% of our issued and outstanding shares on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Leewell became our wholly-owned subsidiary and Longhai Holdings, the former shareholder of Leewell, became our controlling shareholder. The share exchange transaction with Leewell was treated as a reverse acquisition, with Leewell as the acquirer and Dragon Acquisition as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Leewell and its consolidated subsidiaries.

Upon the closing of the reverse acquisition on April 14, 2010, Mr. David Richardson resigned from our board of directors, effective immediately, and Mr. Joseph Rozelle submitted a resignation letter in which he resigned from all offices that he held effective immediately and from his position as our director that will become effective on the tenth day following our mailing of an information statement, or the Information Statement, to our shareholders, which complies with the requirements of Section 14f-1 of the Exchange Act. The Information Statement will be mailed to our shareholders on or about April 20, 2010.

Also upon the closing of the reverse acquisition, our board of directors increased its size from two (2) to three (3) members and appointed Mr. Antoine Cheng, Mr. Weiqing Zhang, and Mr. Zhongbo Zhou to fill the vacancies created by the resignations of Messrs. Richardson and Rozelle and such increase. Mr. Cheng’s appointment became effective upon closing of the reverse acquisition on April 14, 2010, while appointments of Messrs. Zhang and Zhou will become effective on the tenth day following our mailing of the Information Statement to our shareholders. In addition, our board of directors appointed Mr. Antoine Cheng to serve as the Chairman of the Board, Mr. Weiqing Zhang to serve as our Chief Executive Officer and President, and Mr. Yang Chen to serve as our Chief Financial Officer and Vice President, effective immediately at the closing of the reverse acquisition.

As a result of our acquisition of Leewell, we now own all of the issued and outstanding capital stock of Leewell, which in turn owns Oumei and its Chinese subsidiaries. Leewell was established in Hong Kong on August 10, 2007 to serve as an investment holding company. Oumei was established in the PRC on May 15, 2001. Its principal activities include the development and sales of residential and commercial properties in Qingdao and its nearby cities, or Greater Qingdao, and other cities in Shandong Province, China.

On September 20, 2007, Leewell acquired 100% of the equity interests in Oumei from its shareholders, including Mr. Weiqing Zhang, Oumei’s Chief Executive Officer and President, for RMB 97,010,000 (approximately $13.1 million). In October 2007, the acquisition was approved by the appropriate Chinese authorities, and Oumei’s status changed from a Chinese domestic company to a wholly-owned foreign enterprise.

Oumei has three branch offices, located in Jimo, Pingdu, and Laixi, and has purchased the following nine Chinese subsidiaries:

  Weihai Mingwei, purchased on January 19, 2008 for RMB 110,000,000 (approximately $15 million);

  Longhai Hotel, purchased on January 22, 2008 for RMB 110,000,000 (approximately $15 million);

  Weihai Economic, purchased on January 23, 2008 for RMB 140,000,000 (approximately $19 million);

  Qingdao Xudong, purchased on January 24, 2008 for RMB 60,000,000 (approximately $8.3 million);

  Weifang Longhai Industry, purchased on August 27, 2008 for RMB 30,000,000 (approximately $4.4 million);

  Weifang Longhai Zhiye, purchased on August 28, 2008 for RMB 30,000,000 (approximately $4.4 million);

  Weifang Qilu, purchased on August 29, 2008 for RMB 40,000,000 (approximately $5.8 million);

  Caoxian Industrial, purchased on June 25, 2009 for RMB 15,000,000 (approximately $2.2 million); and

  Longhai Real Estate, purchased on September 25, 2009 for RMB 20,000,000 (approximately $2.9 million).

As a result of our reverse acquisition of Leewell, we have assumed the business and operations of Leewell and its Chinese subsidiaries. We plan to change our name to “China Oumei Real Estate Inc.” to more accurately reflect our new business operations.

Financing Transaction

On April 14, 2010, we also completed a private placement transaction with a group of accredited investors. Pursuant to the Subscription Agreement with the investors, we issued to the investors an aggregate of 2,774,700 Units for a purchase price of $11,098,800, or $4.00 per Unit. Each Unit consists of one Preference Share and one Warrant to purchase 0.5 ordinary shares. The Warrants have a term of 5 years, bear an exercise price of $6.00 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable by investors at any time after the closing date. See “Description of Securities – Preference Shares” below for a description of our Preference Shares.

Pursuant to the Subscription Agreement, we are obligated to file a registration statement covering the resale of the ordinary shares underlying the Preference Shares and the Warrants no later than thirty (30) days following the closing date and shall use our best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible, but in no event later than 180 days following the closing date. If we do not timely file the required registration statement, or if it is not declared effective by the SEC in a timely manner, then we are obligated to pay to each investor a liquidated damages fee of 1% of such investor’s investment per month, for up to a maximum of 10% of each investor’s investment pursuant to the Subscription Agreement, except that we will not be obligated to pay any such fee if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC with respect to Rule 415 of the Securities Act, so long as we register at such time the maximum number of securities permissible by the SEC.

In connection with the private placement, we entered into the Make Good Escrow Agreement with Longhai Holdings, our controlling shareholder, Collateral Agents, LLC, the escrow agent, and Access America Investments, LLC, as representative of the investors, pursuant to which the parties agreed to certain “make good” provisions in the event that we do not meet certain financial performance thresholds for fiscal years 2010 and 2011. Pursuant to the Make Good Escrow Agreement, the parties agreed to the establishment of an escrow account and Longhai Holdings delivered into escrow certificates evidencing 7,500,000 ordinary shares held by it, to be held for the benefit of the investors. Under the Make Good Escrow Agreement, we established minimum after tax net income thresholds (as determined in accordance with GAAP and excluding any non-cash expenses and one-time expenses related to the reverse acquisition of Leewell and the private placement transaction) of $40 million for fiscal year 2010 and $60 million for fiscal year 2011 and minimum earnings per share thresholds (calculated on a fully diluted basis and including adjustment for any stock splits, stock combinations, stock dividends or similar transactions, and for shares issued in one public offering or pursuant to the exercise of any warrants, options, or other securities issued during or prior to the calculation period) of $1.13 for fiscal year 2010 and $1.70 for fiscal year 2011. If our after tax net income or earnings per share for either fiscal year 2010 or fiscal year 2011 is less than 90% of the applicable performance threshold, then the performance threshold will be deemed not to have been achieved, and the investors will be entitled to receive ordinary shares based upon a pre-defined formula agreed to between the parties. The parties agreed that, for purposes of determining whether or not any of the performance thresholds is met, the release of any of the escrowed shares and any related expense recorded under GAAP shall not be deemed to be an expense, charge, or any other deduction from revenues even if GAAP requires contrary treatment or the annual report for the respective fiscal years filed with the SEC by the Company may report otherwise.

Also in connection with the private placement, we entered into the Holdback Escrow Agreement with Collateral Agents, LLC, the escrow agent, Brean Murray, Carret & Co., LLC, the placement agent, and Access America Investments, LLC, as representative of the investors, pursuant to which $2,219,760 was deposited with the escrow agent to be distributed upon the satisfaction of certain covenants set forth in the Subscription Agreement. Pursuant to the Holdback Escrow Agreement, $1,109,880 will be released to the Company upon our satisfaction of a covenant regarding the composition of our board of directors and $1,109,880 will be released to the Company upon our satisfaction of a covenant regarding the hiring of a chief financial officer meeting the requirements specified in the Subscription Agreement. Pursuant to the Holdback Escrow Agreement, an additional $1,000,000 was deposited with the escrow agent to be released to us in incremental amounts to pay for fees and expenses relating to our obligations as a public company.

We also entered into the IR Escrow Agreement with Collateral Agents, LLC, the escrow agent, Brean Murray, Carret & Co., LLC, the placement agent, and Access America Investments, LLC, as representative of the investors, pursuant to which $120,000 was deposited with the escrow agent to be distributed in incremental amounts to pay our investor relations firm, the choice of which is subject to the placement agent's approval.

In connection with the private placement, we also entered into a Lockup Agreement with Longhai Holdings and each of our directors and officers, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen-month period following the closing of the private placement.

Our Corporate Structure

All of our business operations are conducted through our Chinese subsidiaries. The chart below presents our corporate structure:

Our Industry

The Real Estate Industry in China

China’s real estate sector is in the early stage of a long-term growth cycle, supported by growth in its gross domestic product, or GDP, rising demand for housing, and substantial structural changes.

China has experienced rapid economic growth in the last 20 years. According to China’s Department of Commercial Affairs, China’s GDP achieved an annual growth rate of 17.1% from 2004 to 2008. According to the National Statistics Bureau of China, China’s GDP in 2009 was RMB 33.5 trillion, up 8.7% from 2008. The official per capita data for 2008 and 2009 is not yet available as of the date of this report.

Despite the recent global economic recession, China is expected to achieve relatively good economic growth in the next several years, compared to many other major economies in the world.

China’s real estate bull market began more than six years ago. Despite the moderations in growth caused by the global economic weakness in 2008 and 2009, we believe the structural forces in China support continuing good demand for real estate in China during the next 10 years. The two primary drivers for this long-term real estate demand in China are urbanization (which includes both the expansion and development of cities and the dramatic migration of people from rural to urban areas) and the rising disposable income per capita in the cities.

Increasing Urbanization

China is continuing its rapid urbanization. In 2009, more than 622 million people were living in urban areas, accounting for 46.6% of total population of 1.33 billion, according to the National Bureau of Statistics of China. The State Council of China estimated in 2007 that China’s urban population in 2020 would be approximately 870 million people, or approximately 60% of the total population of 1.45 billion.

Another source, the United Nations’ State of World Population 2007, reported that approximately 18 million people in China are expected to migrate from rural to urban areas each year, and that the urban population would reach about 877 million people in the next 10 years.

The rural to urban migration is likely to continue, both because of the potential for higher income and greater wealth accumulation, and because of the evolution of China’s farming toward larger-scale and more efficient methods that require fewer people to do the agricultural work.

With the substantial housing demand created by the structural shift of the migration, the urban real estate market has been thriving. That long-term trend is expected to continue.

Increasing Disposable Incomes

Disposable income per capita in urban areas between 2001 and 2009 has grown at a compound average annual growth rate of 12.2%, from RMB 6,860 (approximately $1,009) in 2001 to RMB 17,175 (approximately $2,510) in 2009. As disposable income per capital increases, urban residents have strong motivation to improve their living conditions by purchasing new or larger properties, demonstrated by the urban living expenses per capita in the same years that have steadily increased at a compound annual growth rate of 10.2%, from RMB 548.0 (approximately $81) in 2001 to RMB 982.3 (approximately $145) in 2007, which is the most recent year available for this measure.

Rural dwellers are drawn to cities primarily by the potential of higher incomes and greater wealth, because urban jobs generally pay higher wages and salaries.

The latest data from the National Bureau of Statistics of China shows that both disposable income and wealth accumulation are higher for urban dwellers and confirms the economic attractiveness of the migration from rural to urban areas.

Annual per capita disposable income and expenses (RMB)	2002	2003	2004	2005	2006	2007
Urban per capita
Disposable income of urban households	7,703	8,472	9,422	10,493	11,760	13,786
Consumption expenditures of urban households	6,030	6,511	7,182	7,943	8,697	9,998
Net increase in wealth, urban	1,673	1,961	2,240	2,550	3,063	3,789
Rural per capita
Net income of rural households	2,476	2,622	2,936	3,255	3,587	4,140
Living expenditures of rural households	1,834	1,943	2,185	2,555	2,829	3,224
Net increase in wealth, rural	642	679	751	700	758	917

Source: The National Bureau of Statistics of China

Growth of the Chinese Real Estate Industry

The growth in China’s real estate industry is reflected in the growth of investment in real estate development, total GFA sold, and average home prices. Total investment on real estate development in 2009 was RMB 3623.2 billion, up 16.1% from 2008.

According to the National Bureau of Statistics of China, the total GFA of residential and commercial properties sold increased from 224.1 million square meters in 2001 to 937.1 million square meters in 2009, a compound annual growth rate of 19.6% .

Despite significant appreciation of real estate prices in China in recent years, comparative analysis of fundamental factors indicate that prices are still reasonable. Studies have shown that a key underlying driver for real estate market growth is GDP per capita. Recent International Monetary Fund studies report that China’s recent real estate appreciation is supported by strong per capita economic growth. When compared using “price per capita GDP” in the U.S. and India, China’s real estate market appears undervalued. For example, although Shanghai represents the most expensive real estate market in China, India’s Mumbai (Bombay) has seen real estate prices grow to more than twice those of Shanghai, even though China has higher economic growth.

Rising disposable income in the second-tier cities has lured top luxury goods manufacturers, including LVMH Group (one of the world’s largest luxury goods companies), to expand aggressively into key second-tier cities. The Chinese government has also been instrumental in stimulating regional growth by designating certain second-tier regions as priority zones. These actions are benefitting the Greater Qingdao area, our primary market. In 2008 and 2009, Qingdao’s urban disposable income per capita grew 14.6% and 13.8%, compared with 8.4% and 9.8% for all of China.

Shandong Province

We conduct most of our operations in Shandong Province, including the city of Qingdao and two other smaller cities, Weihai and Weifang. Shandong Province, which includes Greater Qingdao, is located in northeastern China, on the gulf called the Bohai Sea and on the Yellow Sea. It includes the Shandong peninsula in the east and a central hilly complex surrounded by part of the intensively cultivated northern China Plain. The flood-prone Yellow River crosses northern sections. Wheat and soybeans are the chief crops, and wild silk is important on the peninsula. Major resources are the Shengli petroleum fields in the north and extensive coal deposits at Zibo, Boshan, and Zaozhuang. Jinan, the capital, and the Qingdao and Zibo municipalities are major urban areas. Settled as early as the 3rd century BC, Shandong was part of China during the Shang dynasty and played a major role in ancient Chinese history. It was venerated as the birthplace of the philosophers Confucius and Mencius.

Shandong Province is approximately 153,300 square kilometers in area, with a population density of 1,859.9 people per square kilometer.

Greater Qingdao

Greater Qingdao includes the cities of Qingdao, Jimo, Laixi, Pingdu, and three smaller cities. Located in the China-Japan-Korea triangle, Qingdao is a one-hour flight from Seoul and a two-hour flight from Tokyo.

Qingdao is a major naval base, an industrial center, and a port on the Yellow Sea at the entrance to sheltered Jiaozhou Bay. The port, which rarely freezes over, serves the industrialized northern China Plain and was expanded in 1976 to include an oil terminal for large tankers on Huang Island.

The leading manufactured goods of the city include textiles, railroad equipment, rubber goods, fertilizer, and chemicals. Tsingtao beer, brewed here since Germany leased the Kiaochow territory (1898-1914), is sold around the world. Qingdao was transformed by the Germans from a small fishing village into a modern European-style industrial port in the early 20th century. As a result of the reform and industrial restructuring in the past two decades, major industries, including electronics and information technology, appliances, engineered materials, brewing, automobiles, and shipbuilding, have grown dramatically in Qingdao. The Shandong Oceanography College is also located here.

Qingdao is considered one of best places to live in China as reported by various Chinese media outlets including CCTV. As one of China’s top ten economically dynamic cities ranked by National Statistics Bureau, Qingdao has an excellent environment for investment and living. It offers fairly priced markets, good infrastructure facilities, comfortable living conditions, efficient government operations, sound public security, good personal and property safety, and glorious days in the city, at the beach, sailing, or hiking in the mountains.

Economic Growth

Shandong has experienced rapid economic growth in the last 20 years. According to National Bureau of Statistics of China, Shandong’s GDP per capita increased from RMB 10,195 (approximately $1,500) in 2001 to 35,796 (approximately $5,232) in 2009, a compound annual growth rate of 17.0% .

Qingdao is the leading city in the Shandong peninsula, measured by GDP and the GDP growth rate. As one of China’s top ten economically dynamic cites, GDP per capita in Qingdao exceeded $8,000 in 2009, making it the eighth largest city economy in China.

Compared to tier-one cities, we believe Qingdao will continue its growth momentum for quite a few years. Its strong economic fundamentals should provide a solid foundation for growth in the real estate sector.

Qingdao hosted the sailing competitions of the Olympic and Paralympic Games in August and September 2008, which boosted the city’s economy due to the Olympic participants and visitors, as well as to the new fixed assets built to support the Olympic games and festivities, especially the Qingdao International Marina & Olympic Sailing Center. Built on the site of the former Beihai shipyard on Fushan Bay, the new Qingdao International Marina & Olympic Sailing Center covers a total area of 450,000 square meters, plus major and secondary breakwaters, an embankment, a quay, and the renovation of the shore wall. The facility serves as the home port of several sailing organizations. Qingdao hosted the Volvo Ocean Race 2008-2009 as the Chinese port city on the world circuit.

Economic Stimulus Plans

In response to the global financial and economic crisis, the Chinese government announced a RMB 4 trillion stimulus program on November 27, 2008. Subsequently, on March 6, 2009, the National Development and Reform Commission Director announced a reshaping of that economic stimulus package that retained the investment total of RMB 4 trillion but adjusted its focus. Within the RMB 4 trillion package, about RMB 400 billion will go toward civil works, including low-income housing and renovation, which we believe will benefit Shandong Province. Two additional categories (technology advances & industry restructuring for RMB 370 billion and infrastructure for RMB 1.5 trillion) are also expected to benefit industries in Qingdao, Weihai, Weifang, and the entire Shandong Province.

On February 26, 2009, China’s State Council reinforced China’s 2008 stimulus package by further measures to stimulate specific industries in 2009. The industries include automobile, iron and steel, textiles, equipment manufacturing, shipbuilding, electronics and information technology, petrochemicals, light industries, nonferrous metals, and logistics.

We believe China’s RMB 4 trillion stimulus package and its further efforts focused on 10 industries will improve Qingdao’s economy, further strengthen the region’s long-term competitive ability, and support the demand for middle and upper income housing, as well as the need for better commercial and office space, and a few world-class hotels. However, although individuals and governments around the world hope that government stimulus efforts will have the desired effects, the true benefit from these and perhaps additional stimulus efforts by local, provincial, and national governments in China, as well as by other countries, still remain uncertain.

The Qingdao Real Estate Market

Qingdao’s real estate market has experienced strong growth since 2001. The table below shows housing demand in Qingdao between 2003 and 2008. In 2009, GFA completed was 8.14 million square meters, and GFA sold was 12.62 million square meters. Average price data is not yet available for 2009.

	2003	2004	2005	2006	2007	2008	CAGR
GFA completed (millions m2)	5.37	6.35	8.11	6.52	6.40	6.57	4.1%
GFA sold (millions m2)	4.53	5.16	7.4	7.36	8.33	7.69	11.2%
Average price (RMB)	2,350	2,965	3,604	4,254	5,202	5,074	16.6%

Source: Qingdao Statistics Yearbook 2004-2008 & Qingdao Municipal Bureau of Statistics

Compared to tier-one cities, the affordability of Qingdao has remained essentially constant over the past few years. It is the most affordable of the major cities shown in the graph below, which illustrates affordability based upon the most recent data available.

Good demographic and economic factors, including emerging high-tech industries and increasing foreign capital inflow, bode well for Qingdao’s future growth.

Growth factors include the transition of certain industries to higher value-added business (especially high-technology and services), rising GDP per capita, increasing foreign investment, and expanding foreign retailing and hotel operations. Between 2002 and 2007, Qingdao’s GDP per capita achieved a 19.3% compound annual growth rate, while Qingdao’s urban disposable income per capita grew at a point-to-point compound annual growth rate of 15.3% from 2002 to 2008.

In addition, efforts by Qingdao’s local government to create clear strategies, institute attractive policies, and invest in the necessary infrastructure are focused on creating favorable investment environments.

Qingdao is focused on expanding its three relatively new industries: its modernized seaport, tourism, and marine science. The city also continues to enlarge its traditional industries of electronics and home appliances; petrochemicals; automobile; locomotive; ship building; and engineered materials. With Qingdao’s base as a seaport, this robust city is also building a regional shipping center, a logistics center, a service center, a financial center, and a high-technology industry development center.

Qingdao’s thrust to expand its industries and its recent experience as the world’s host for the sailing events of the Olympics and Paralympics are combining to grow this energetic city as it increases its role in the global marketplace. Qingdao's development is based on the concept of "three-point layout," "one-line planning," and "group development strategy."

The "three-point layout" refers to the development of the Jiaozhou Bay region relying on the three basic points of the old urban districts of Qingdao, Huangdao, and Hongdao, and the construction of the new urban district by connecting the three points with a transoceanic bridge or undersea tunnel and the Jiaozhou Bay Expressway.

The "one-line planning" refers to building a coastal highway from Langyatai in Jiaonan to Tianhengdao Island in Jimo, which will connect all parts of the city to form a main urban development belt.

The "group development strategy" refers to the expansion of business groups on both sides of the coastal highway. There will be seven development groups respectively in Tianhengdao Island, Aoshan, Zhucheng, Hongdao, Huangdao, Jiaonan, and Langyatai, which will push forward the urbanization of the adjacent regions. To carry out the west coast development strategy and construct those seven areas, the municipal government will relocate ports to the western coast, and plans to establish an international port and an international transshipment port.

The Qingdao Economic and Technological Development Zone, or QETDZ, is one of the state-level economic and technological development zones approved by China’s State Council. The zone is located on the west coast of Jiaozhou Bay, which is connected to the Bohai Sea Economic Belt. It is in the center of the Greater Qingdao strategy that aims to create huge development potential. According to a recent comprehensive evaluation on the investment environment from China’s Ministry of Commerce, or MOFCOM, QETDZ ranks fourth overall, first in social and environment, and third in human resources, supply level, and technical innovation, among all the 54 state-level development zones.

So far, a total of RMB 20 billion has been invested in the construction of infrastructure facilities in the zone. The Qianwan international port, inside the QETDZ, has a 100 million ton capacity, is the largest modern container deep-water dock in China, and links with more than 100 shipping routes to all parts of the world.

With the approval of the Shandong Provincial Government, Qingdao has established six provincial-level economic and technological development zones, including the development zones in Jimo, Laixi, Pingdu, Jiaonan, and Jiaozhou, and the Coastal economic and technology development zone. These development zones have complete infrastructure facilities with beneficial investment policies and convenient transportation.

The Weihai Real Estate Market

According to the Weihai Bureau of Statistics, approximately 2.3 million square meters of residential GFA was sold in Weihai in 2007, up 46% from 2006; approximately 3.5 million square meters were sold in 2008, up 52.1% from 2007; and approximately 5.6 million square meters were sold in 2009, up 40.9% from 2008.

The table below shows Weihai’s recent total GFA completed, total GFA sold, and average price per square meter for all commercial and residential property transactions in the city. In 2009, GFA completed was 5.8 million square meters, and GFA sold was 5.6 million square meters. Average price data is not yet available for 2009.

	2003	2004	2005	2006	2007	2008	2009	CAGR
GFA completed (millions m2)	1.7	1.6	1.9	2.3	2.6	3.1	5.8	22.7%
GFA sold (millions m2)	1.5	2.0	1.9	2.3	3.3	3.5	5.6	24.6%
Average price (RMB)	1,653	1,765	1,952	2,260	2,793	2,964	*	12.4%*

* Average price per square meter in RMB is not yet available for 2009.

Source: Weihai Statistical Yearbooks 2004 to 2008 & Weihai Municipal Bureau of Statistics

As reflected in the above chart, supply and demand have been almost matched in Weihai’s property market and both have increased over the last five years.

With total GFA sold of about 5.6 million square meters in 2009, the Weihai housing market has grown at a compound annual growth rate of 24.6% in the six years between 2003 and 2009.

Our Competitive Strengths

We believe the following strengths allow us to compete effectively in the Chinese real estate development industry:

  Proven track record of successful large-scale properties development. Since our inception in 2001, we have successfully completed 14 projects having a GFA of 1,099,944 square meters, of which more than 90.7% has been sold. In addition, we have seven projects under construction with a total GFA of 739,642 square meters. All of our projects have featured modern facilities and attractive landscaping that provides comfortable and convenient lifestyles. From our beginning, we have focused on providing mid-sized apartments for middle-income residents and have gained an in-depth understanding of the preferences of our target customers. Most of the apartments we develop are units ranging from 40 square meters to 100 square meters, with an average price of less than RMB 4,000 (approximately $600 per square meter). Our ability to cater to our customers’ preferences has been a major factor in the growth of our business. More than 99% of the units in our properties have been sold. By leveraging our experience and track record, we believe that we can penetrate into the real estate markets in other tier two and tier three cities in China.

  Widely recognized brand name in an attractive coastal market. We have received many awards that acknowledge the quality of our real estate developments. For example, in 2008, we were recognized in the Qingdao Construction Committee’s evaluation as one of the top ten real estate developers in Qingdao, measured by a combination of revenue, customer satisfaction, and several other factors. We believe that the quality of our real estate developments and the recognition of our brand name by our customers are important to our success.

  Experienced management team. Our Chairman, Mr. Antoine Cheng, even before he became Oumei’s Chairman in 2006, had many years of experience in working with businesses and developed good business contacts, including in the real estate development business in China. Our senior managers have an average of more than 10 years of experience in the real estate industry and substantial management experience. All of them have bachelor’s or master’s degrees in business administration or accounting. In addition, our staff is well trained and is motivated by our incentive programs. We offer employees a variety of relevant training programs.

  Substantial land reserves at premier locations for new development projects. For our future development, we have acquired substantial land reserves at premier locations. Specific projects have been scheduled to be constructed on those lands. Please see “Projects” for details about our land reserves.

  Strong financial profile and excellent credit record. We have bank credit facilities with three top Chinese Banks, which allow us to use prudent debt leverage in conducting our business. We have received “AA” recognition from our top lender in each of the past three years.

  Compelling growth strategy. We expect continued growth by: (1) achieving higher returns on projects by developing hotels and villas for upper income customers, (2) continuing development of large middle income residential projects, (3) expanding operations to other tier two and tier three cities in the Shandong Province and in other provinces in China and (4) acquiring projects from distressed developers.

Our Growth Strategy

We intend to increase our market share through aggressive internal growth and prudent acquisitions that are primarily focused on outstanding land or projects in the Shandong Province and in other provinces in China. We intend to achieve this objective by pursuing the following strategies:

  Continue to expand in Shandong Province through new urban development projects. In the next five years, we will continue to focus on real estate development along the coastline of the Shandong peninsula, particularly in the Qingdao and Weihai regions. Given our knowledge and experience, we expect to increase our market share in those areas. For example, our strategic plan includes construction of an office building and a large upper-income community of villas in coastal Weihai. We also plan to create a high-rise resort hotel on the Stone Old Man beach in Qingdao, where we already own the land rights. We believe that the Qingdao-Weihai region is one of the most suitable and beautiful living areas in China. The region also features good economic growth. We believe that the real estate market in the Qingdao-Weihai region will remain strong over the next several years, not only due to the market awareness created by the global media coverage of Qingdao and its Olympic sailing events, but also because of the unique attraction the region holds for international customers, travelers, and investors.

  Continue to provide cost-effective properties for middle income customers. The growing number of middle- income consumers in China has provided attractive and sustainable growth opportunities for real estate developers. As disposable incomes for urban residents increase, they have strong motivation and sufficient financial capacity to improve their living conditions by purchasing new or better properties. We intend to capitalize on the growth opportunities by continuing to offer high-quality mid-sized residential units featuring modern designs and convenient facilities at competitive prices.

  Penetration of the high-end real estate market. We intend to penetrate into the high-end real estate market by developing villas, hotels, and commercial and office buildings that generate high returns. We have three projects in planning in that category. The first is a large community of villas and hotel-serviced apartments on the beach in Weihai. The second is an office building in Weihai, the Longhai International Plaza, that we believe will generate both sales and continuing rental income for us. The third, the most interesting of our plans, is the luxury resort hotel, the Longhai Hotel, which will be located just across the street from the Stone Old Man beach in Qingdao. Construction for the hotel is expected to start in 2010. The architectural and engineering firm we have selected is Epstein, headquartered in Chicago, a city famous for innovative architecture. We believe the upscale business and tourist volume in Qingdao will provide the sustained demand for such a beautiful luxury hotel. These high-end projects should generate higher returns on investment than middle-income residential properties.

  Improve project management and cost control. We will improve our project management by adopting more stringent financial disciplines in our operations at each stage that will help us to increase our returns on our project investments. We will use our capital more effectively by better managing our assets, receivables, and expenditures to attain pre-set targets. We will better anticipate the best land rights reserves for development and will be able to capture them at the lowest prices to maximize our potential returns on our land and on our project investments. Further benefits should include a more consistent cash flow from our pre-sales to achieve both better cash availability for our projects and a prudent debt-to-total-capital ratio that will keep us in the optimum range for our cost of capital. The results should be lower effective interest rates on our debt and better cost competitiveness for our company.

Project Development Process

We have adopted a systematic approach to real estate development that includes land rights acquisition, site planning and development, architecture and engineering, construction, marketing and pre-sales.

We acquire land rights by (1) participating in public tender, auction, and listing for sales of land; (2) mergers or acquisitions of companies, including related companies, owning land use rights; and (3) purchasing distressed projects that have not been completed. After we have obtained the development rights for land, we usually are required to pay a land premium to acquire the land rights, in accordance with laws and regulations.

In the past, we acquired most of our land rights from companies owned by Longhai Group, a company controlled by Mr. Antoine Cheng, our Chairman. Longhai Group’s primary business is infrastructure and building construction. Through its infrastructure construction business, Longhai Group works with local governments and often finances (by agreeing to be paid sometime following the completion of construction instead of being paid as construction progresses) the government’s public infrastructure projects that can include old city relocation projects. In exchange for such financing, the local governments invite Longhai Group to bid for premium parcels of land for residential use at public auction or grant Longhai Group the right of first refusal to bid for industrial parcels for which the Longhai Group already has land use rights, but whose use has been changed to real estate development. Since Longhai Group does not have the necessary license to engage in residential development in China, it typically sold companies owning these land use rights to us so that we could develop these parcels using our real estate development license.

We usually finance our real estate development projects through a combination of four sources: company cash, capital from investors, bank loans, and cash paid by customers when they sign pre-sales purchase agreements for their apartments. The proportion of the funding sources varies by project.

First, we select the site, acquire the land use rights, and cover the preliminary development costs using our own cash and capital from investors.

We next obtain loans from commercial banks and/or from investors to continue the project.

As our construction progresses, we reach the stage where we are permitted to begin selling the apartments and to complete pre-sales agreements with our customers. Our customers, in most cases, pay 100% of the apartment price in cash (including their mortgage financing, if needed) when they sign the purchase agreement. We have access to 95% of that cash, with 5% of the price retained by the bank until the apartment ownership is transferred to the buyer. The cash payments by our customers provide the remaining cash needed to complete the project.

The net proceeds from the sales of the properties are used to compensate investors and to add to our retained earnings. The cash cycle then begins again with the selection of new sites and the acquisition of the development and land rights.

Projects

As of March 15, 2010, we have completed 14 projects having a GFA of 1,099,944 square meters, of which more than 90.7% has been sold. All of our housing projects have featured secured parking, cable TV access, hot water, heating systems, and access to natural gas. Sales from those 14 projects have totaled $234.8 million.

We have seven residential and commercial project phases under construction with a total GFA of 739,642 square meters and expected sales of $214.9 million.

We have significant land use rights, consisting of six properties with a total land area of 387,127 square meters. On these properties, we plan to construct, among others, a luxury high-rise beach hotel, high-rise residential and commercial buildings, residential villas, and a high-rise office building.

We classify our projects into three categories:

  Projects in planning, where we have obtained the land use rights and the construction has yet to start;

  Projects under construction, in which all buildings have not been completed; and

  Completed projects, where the construction of all buildings has been finished.

Projects in planning

Our projects in planning, including land reserves, total five properties with a land area of 329,276 square meters.

Planned projects include a luxury high-rise beach hotel, high-rise residential and commercial buildings, residential villas, and a high-rise office building.

Projects in Planning
U.S. dollars in millions							Estimated
						Total	Total	Net profit
				Land	GFA	sales	profit	margin
	Project Name	Location	Type	sq. m.	sq. m.	$	$	%
1	Longhai Hotel	Qingdao	Hotel	7,572	80,000	400.0	180.0	45.0
2	Weihai Beach Resort	Weihai	Villas	127,082	81,200	190.3	56.5	29.7
3	Dongli Garden Phase 2	Qingdao	Residences	67,700	245,900	204.9	40.2	19.6
4	Xingfu Renjia Phase 2	Caoxian	Residences	99,234	100,000	23.7	7.1	30.0
5	Jiangshan Dijing	Laixi	Residences	27,688	70,687	25.9	7.5	29.0
				329,276	577,787	844.8	291.3	34.5

Land reserves are essential for our future developments. As of March 15, 2010, we have in inventory six parcels for which we own the land use rights. Those land use rights were acquired mainly through our purchase in 2008 of our project companies and subsidiaries that already owned the rights. The registration of those land use rights was completed in August 2008. Some of the land has been selected for specific projects while the projects for the other parcels are to be determined. The following table lists the land rights we own.

Our land reserves shown below include some of the projects in planning shown in the table above.

Land Reserves for Projects in Planning
U.S. dollars in millions
						Estimated
				Land	Land cost	market value
	Land or Project Name	Location	Type	sq. m.	$	$
1	Longhai Hotel	Qingdao	Hotel	7,572	25.5	159.3
2	Weihai Beach Resort	Weihai	Villas	127,082	40.1	142.7
3	Dongli Garden Phase 2	Qingdao	Residences	67,700	58.6	87.5
4	Xingfu Renjia Phase 2	Caoxian	Residences	99,234	2.1	26
5	Jiangshan Dijing	Laixi	Residences	27,688	0.5	7.8
6	Huashan Town	Jimo	Residences	57,851	12.9
				387,127	139.7	423.3

Projects under construction

We have seven residential and commercial project phases under construction with a total GFA of 739,642 square meters and expected sales of $214.9 million.

Projects Under Construction
U.S. dollars in millions										Estimated
									Total	Total	Net profit
					Land	GFA	Total	Units	sales	profit	margin
	Project Name	Location	Start	Finish	sq. m.	sq. m.	units	sold	$	$	%
1	Longhai Lidu 1 & 2	Weifang	2006.06	2012.06	120,170	130,698	1,572	1,303	45.9	20.0	43.6
2	Qilu Textile Centre commercial	Weifang	2005.08	2010.12	128,924	142,499	1,371	1,142	30.1	9.9	33.0
3	Qilu Textile Centre residential	Weifang	2007.03	2010.06	72,056	68,191	740	288	16.3	5.6	34.2
4	Weihai International Plaza	Weihai	2009.09	2011.06	9,058	54,572	430	-	51.9	15.1	29.0
5	Oumei Complex 2	Weifang	2010.03	2012.12	114,863	96,367	733	-	25.9	8.4	32.6
6	Dongli Garden Phase 1	Qingdao	2008.12	2010.12	175,508	213,315	2274	1317	58.6	14.7	25.0
7	Longhai Mingzhu	Qingdao	2006.09	2010.05	9,700	34,000	340	163	44.8	13.9	31.0
					630,279	739,642	7,460	4,213	273.5	87.6	32.0

Completed projects

As of March 15, 2010, we had completed 14 projects having a total GFA of 1,099,944 square meters, of which more than 90.7% has been sold. Sales from those projects totaled $234.8 million, net profit was $81.3 million, and the projects earned a consolidated return on investment of 167%.

All projects have included secured parking, cable TV, hot water, heating systems, and access to natural gas.

Completed Projects
U.S. dollars in millions												Sources of funding
										Total	Net	Total	Pre-
								Total	Total	net	profit	capital	sale	Bank	Oumei
					Land	GFA	Total	cost	sales	profit	margin	required	cash	loans	cash
	Project Name	City	Type	Finish	sq. m.	sq. m.	units	$	$	$	%	$	$	$	$
1	Jiangnan Garden 1, 2 & 3	Jimo	Apts	2004.11	61,230	91,539	762	13.8	20.9	7.1	34.0	13.8	3.0	4.4	6.4
2	Decorative Materials Center	Jimo	Apts	2004.12	75,466	38,868	223	7.6	11.7	4.1	35.0	7.6	3.4		4.2
3	Jiangnan Garden 6	Jimo	Apts	2005.05	11,773	109,094	785	19.0	32.0	13.0	40.6	19.0	4.9	5.9	8.2
4	Sunshine	Jimo	Apts	2005.07	8,010	11,548	99	1.8	3.3	1.5	45.5	1.8	0.8		1.0
5	Shanghai Garden 1 & 2	Laixi	Apts	2005.12	57,401	104,084	910	11.7	18.8	7.1	37.8	11.7	5.2		6.5
6	Fenglin Oasis	Laixi	Apts	2006.06	78,636	97,568	844	11.9	19.3	7.4	38.3	11.9	5.5		6.4
7	Yuyuan Fengjing	Laixi	Apts	2006.09	89,323	125,706	1,054	14.5	19.8	5.3	26.8	14.5	5.4		9.1
8	Jiangnan Garden 7	Jimo	Apts	2006.10	3,553	12,936	90	2.4	5.7	3.3	57.9	2.4	1.0		1.4
9	Shanshui Longyuan	Pingdu	Apts	2007.10	225,914	257,762	1,830	41.5	55.3	13.8	25.0	41.5	9.6	13.2	18.7
10	Longze Yuyuan	Laixi	Apts	2007.10	120,223	78,146	804	11.3	17.9	6.6	36.9	11.3	0.9	8.8	1.6
11	Shanghai Garden 3	Laixi	Apts	2007.12	11,055	16,055	125	1.7	4.2	2.5	59.5	1.7	0.7		1.0
12	Fuxiang Huayuan 1	Weifang	Apts	2008.12	44,075	52,700	430	9.0	14.4	5.4	37.5	9.0	3.9		5.1
13	Fuxiang Huayuan 2	Weifang	Apts	2009.12	10,400	18,392	125	3.1	5.1	2.0	39.2	3.1	1.4		1.7
14	Xingfu Renjia 1	Caoxian	Apts	2009.12	80,000	85,546	828	4.2	6.4	2.2	34.4	4.2	1.8		2.4
					877,059	1,099,944	8,909	153.5	234.8	81.3	34.6	153.5	47.5	32.3	73.7

Architecture, Engineering and Construction

We outsource the architecture, engineering, and construction of our projects.

We work with several architecture and engineering companies. We collaborate with them on the site and building designs and rely on them for the detailed execution of the design concepts.

We also outsource our project construction to qualified subcontractors who are the winners in our competitive bidding process, which is based on required quality and lowest price. Our contracts, typically fixed-priced, provide for periodic payments during construction.

Below is a list of some of the key companies to whom we outsource these services.

Name of Company	Services Provided
Qingdao Zhongxing Construction Ltd.	Construction
Longhai Construction Ltd.	Construction

Quality and Performance

We and our chosen architects and engineers supervise the construction by our contractors. In addition to the construction, our contractors are responsible for purchasing all building materials, including the two main building materials, steel and concrete. Contractors are required to perform to their working plan and adhere to the specifications in our construction plans and contracts. We have delivered all our projects to our customers on or before the due date and at or above the quality specified in the customers’ purchase agreements.

Our finished construction includes the completed buildings with all public portions of the buildings fully finished and all of the common grounds landscaped. The apartment interiors typically are finished to the gray shell stage. This permits the apartment buyers to select their own interior design and finishing companies, so they can get all the features, fixtures, fittings, furnishings, textures, and colors they prefer. This separation of responsibilities between the real estate developer and the independent interior designers and finishers is traditional in China.

Sales and Marketing

In marketing our properties, we use our own marketing team, but occasionally outsource our marketing and sales efforts to independent sales agents. To market our properties, we use a combination of advertisements in newspapers, magazines, television, and outdoor billboards, in addition to news releases that generate media stories about our projects.

To help customers choose among the apartment layouts that we offer, we usually create fully finished and furnished show rooms that give them a sound basis for deciding exactly what they want. We pay for the completion of these marketing show rooms. After most of the units in the development have been sold, we sell the show rooms as residences, usually at premium prices.

Competition

The real estate development business in China is organized into four qualification levels under Certificates of the Qualifications of Real Property Development Enterprises issued by the Ministry of Housing and Urban-Rural Development.

The starting qualification level is Level 4 (see table below). A company may rise in its qualification level, depending on its registered capital, the number of years of industry experience, the area of land it has developed, and its safety record. Only one level may be ascended each year.

	Registered		Developed		Time for
	Capital	Experience	Area	Other	License to be
	($ millions)	(years)	(square feet)	Requirements	Authorized
Level 1	6.25	5	3,229,278	No Severe Accident	20 Days
Level 2	2.5	3	1,614,639	No Severe Accident	20 Days
Level 3	1.0	2	538,213	No Severe Accident	20 Days
Level 4	0.125	1	not applicable

We obtained the Level 1 Certificate of the Qualifications of Real Property Development Enterprises on November 11, 2008, which is valid until November 7, 2011. We gained Level 2 Qualification in 2006.

The real estate market in which we operate is highly competitive. Typically, the housing and land development industry is a regional business with mostly local players competing with us for small- to medium-size projects. Our major competitors are other large-scale local real estate companies that include state-owned and private real estate developers. In addition, some large-scale national real estate developers are entering the Greater Qingdao market. Based on the Qingdao Construction Committee’s rakings, in 2008, we ranked as one of the top ten real estate developers in Qingdao, measured by a combination of sales, customer satisfaction, and several other factors.

Our major competitors include:

  Hisense Real Estate Development Co., Ltd. Hisense Real Estate Development Co., Ltd., or Hisense, was founded in 1995 and is the strongest real estate company with the highest development capacity among the top 10 in the Qingdao market. Hisense holds a Level 1 Qualification Certificate for real estate development, a Level 1 Qualification for property management, and Class A Certificate for design. It has developed more than 1 million square meters of projects each year for several years. Its completed development projects include Hisense-Huiyuan housing, Hisense-Yandao international apartments, Hisense-Qingquan villas, a high-end office building, and the Hisense information technology industrial park, plus other similar developments. Hisense is focused on land reserves and projects in Qingdao and is absent in other cities in the Shandong Province and in other provinces in China.

  Haier Real Estate Development Co., Ltd. Established in 2002, Haier Real Estate Development Co., Ltd., or Haier, is engaged in real estate development and investment within the Haier Group and has embraced the Haier group’s beliefs, spirit, style, focus on clients, and objectives that include creating a solid foundation for long-term development. At the end of 2007, the company had seven real estate development subsidiaries, one property management company, and one branch company. Haier’s real estate development and investment projects are located in Qingdao, as well as in Jinan, Beijing, Chongqing, Taiyuan, Suzhou, and other locations. In these cities, Haier owns a number of land reserves and has more than 10 projects competed or under construction. Haier ranks second in Qingdao’s top 10 real estate development companies, according to the government’s comprehensive competitiveness evaluation. We believe that Haier’s real estate weaknesses include (1) its relative inexperience in real estate in Greater Qingdao due to a rather recent start in the region and (2) its subordination to the Haier Group, which we believe has led to a complicated management structure and a decision-making system burdened by unnecessary complexity and lengthy processing time, both of which are likely to limit Haier’s effectiveness and growth in the Qingdao real estate market.

  Qingdao Construction Corporation of China. Qingdao Construction Corporation of China, or Qingdao Construction, is a government owned construction company. In the last few years, Qingdao Construction has expanded into real estate development, which has become the company’s second biggest operation, but is still a modest business. It mainly focuses on the construction of affordable low-income and low-rent apartments. Although it has been ranked by the government among the top 10 developers in Qingdao recently, primarily due to its construction business, Qingdao Construction still lacks extensive experience in real estate development. We believe the company will continue to expand its real estate development operations, but its market share in real estate development appears to be insufficient at the moment for sustainable operations as a stand-alone business.

  Tiantai Group. Tiantai Group, or Tiantai, was an early participant in the real estate development business and is quite mature in its operations in Qingdao. It ranks about fifth among Qingdao’s top 10 developers, according to the government. Tiantai has focused on a branding and high-level development strategy, therefore its output and market share are relatively low. Founded 15 years ago, Tiantai has developed only seven projects with a total GFA of 1.3 million square meters. So far, Tiantai has kept its focus on the Qingdao city market.

Some of our competitors have greater financial and marketing resources than we do. Some also have larger land reserves, greater economies of scale, broader name recognition, and longer track records. For example, a major rival, Tiantai, is a large-scale private real estate developer engaged in real estate development and real estate management, with a proven track record and annual development GFA of about 700,000 square meters.

We differentiate ourselves from our competitors by (1) conducting much of our operations in second-tier and third-tier cities, (2) focusing on middle-income families in those second-tier and third-tier cities, (3) offering mid-sized apartments that range from 40 to 100 square meters and (4) leveraging our relationship with our affiliate, Longhai Group, as described above under “Project Development Process.”

We believe that these four strategies have given us a competitive advantage over other companies that can result in sustainable long-term growth and attractive returns on investment. Those advantages also build a base on which we are expanding into new geographic markets and into the upper income segments of our current markets.

We expect to increase our market share and return on investment by leveraging our premium land reserves by (1) continuing to build middle income housing, (2) developing high-end residential and commercial projects and landmark buildings, (3) broadening our geographic diversification, and (4) strengthening our brand recognition and reputation for high quality.

Employees

As of December 25, 2009, we had a total of 216 employees. The following table shows the number of our employees by function.

Function	Number Of Employees
Senior Management	17
Sales and Marketing	28
Development Strategies Department	48
Engineering Department	64
Quality Control	9
Human Resource & Administration	6
Accounting	44
Total	216

Subdivided by educational achievement, 2% of our employees hold advanced degrees, 20% have bachelor’s degrees, and 26% hold technical or vocational training certificates.

To increase the knowledge and performance of our employees, we have established an employee training and development program, which ranges from recruiting to advanced training. Our employee incentive plans and programs encourage and reward superior performance. In the next five years, three major employee development plans will be implemented to attract more talented and bilingual management staff and experienced sales people, to enhance employees’ on-the-job training, and to establish company-wide, performance-oriented incentive plans that may include stock awards or stock options.

We maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations. None of our employees is represented by a labor union.

Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments. We are required to make monthly contributions to the plan for each employee at the rate of 23% of his or her average assessable salary. In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We believe that we are in material compliance with the relevant PRC laws.

Intellectual Property

We do not own or license any material intellectual property rights.

PRC Government Regulations

Permits and Certificates

As part of the project development process, we are required to obtain a number of certificates, permits, and licenses from different government agencies, including among others:

  Land Use Rights Certificate that certifies the right of a party to use land;

  Construction Land Planning Permit that authorizes a developer to begin the land survey, planning, and design for the land;

  Construction Works Planning Permit that indicates the government’s approval of a developer’s overall planning and design for the project and allows the developer to apply for a Work Commencement Permit;

  Work Commencement Permit that authorizes a developer to begin excavation and construction; and

  Pre-sales Permit that authorizes a developer to begin completing pre-sales purchase agreements with customers and collect their cash for the apartments still under construction.

Housing and land development sales companies are regulated by the Ministry of Land & Natural Resources and authorized by the local office of the Ministry. Each project also has to be authorized and must obtain a “Commercial License for Housing Sale” from the Real Estate Bureau.

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution, the PRC Law on the Prevention and Control of Air Pollution, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

Taxation

For a detailed discussion of PRC tax regulations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Taxation – China.”

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of RMB for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign invested enterprises, or FIEs, established in the PRC may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by FIEs outside of China are also subject to limitations, which include approvals by MOFCOM, SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, FIEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a FIE in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR BUSINESS

We face risks related to general domestic and global economic conditions and to the recent credit crisis.

We currently generate sufficient operating cash flows, which combined with access to the credit markets, provide us with significant discretionary funding capacity.

However, the current uncertainty arising out of domestic and global economic conditions, including the recent disruption in credit markets, poses a risk to the economies in which we operate that has affected demand for our products and services, and may affect our ability to manage normal relationships with our customers, suppliers, and creditors. If the current situation deteriorates significantly, our business could be materially negatively affected, including such areas as reduced demand for our products and services from a slow-down in the general economy, or supplier or customer disruptions resulting from tighter credit markets. In addition, terrorist activities may cause unpredictable or unfavorable economic conditions and could have a material adverse effect on the Company’s operating results and financial condition.

Our sales and results of operations could decline due to macro-economic and other factors outside of our control, such as changes in consumer confidence and declines in employment levels.

Changes in national and regional economic conditions, as well as local economic conditions where we conduct our operations and where prospective purchasers of our properties live, may result in more caution on the part of buyers and consequently fewer purchases. These economic uncertainties involve, among other things, conditions of supply and demand in local markets and changes in consumer confidence and income, employment levels, and government regulations. These risks and uncertainties could periodically have an adverse effect on consumer demand for and the pricing of our properties, which could cause our operating revenues to decline. In addition, builders are subject to various risks, many of them outside the control of the builder including competitive overbuilding, availability and cost of building lots, materials and labor, adverse weather conditions which can cause delays in construction schedules, cost overruns, changes in government regulations, and increases in real estate taxes and other local government fees. A reduction in the Company’s sales could in turn negatively affect the market price of its securities.

Our business is susceptible to fluctuations in the real estate market of China, especially in certain areas of eastern China where our operations are concentrated, which may adversely affect our sales and results of operations.

Our business depends substantially on the conditions of the PRC real estate market. Demand for real estate in China has grown rapidly in the recent decade but such growth is often coupled with volatility in market conditions and fluctuations in real estate prices. For example, the rapid expansion of the real estate market in major provinces and cities in China in the early 1990s, such as Shanghai, Beijing and Guangdong Province, led to an oversupply in the mid-1990s and a corresponding fall in real estate values and rentals in the second half of the decade. Following a period of rising real estate prices and transaction volume in most major cities, the industry experienced a severe downturn in 2008, with transaction volume in many major cities declining by more than 40% compared to 2007.

Average selling prices also declined in many cities during 2008. Fluctuations of supply and demand in China’s real estate market are caused by economic, social, political and other factors. To the extent fluctuations in the real estate market adversely affect real estate transaction volumes or prices, our financial condition and results of operations may be materially and adversely affected.

Almost all of our operations are concentrated in Shandong province, where the real estate market continued to grow in 2008 and 2009 despite the general downturn of the Chinese real estate market mainly in 2008 and early 2009, however any decrease in demand or real estate prices or any other adverse developments in this geographic region would materially and adversely affect our sales and results of operations.

We are heavily dependent on the performance of the residential property market in China, which is at a relatively early development stage.

The residential property industry in the PRC is still in a relatively early stage of development. Although demand for residential property in the PRC has been growing rapidly in recent years, such growth is often coupled with volatility in market conditions and fluctuation in property prices. It is extremely difficult to predict how much and when demand will develop, as many social, political, economic, legal, and other factors, most of which are beyond our control, may affect the development of the market. The level of uncertainty is increased by the limited availability of accurate financial and market information and the overall low level of transparency in the PRC, especially in tier-two cities that have lagged in progress in these aspects when compared to tier-one cities.

The lack of a liquid secondary market for residential property may discourage investors from acquiring new properties. The limited amount of property mortgage financing available to PRC individuals may further inhibit demand for residential developments.

Our business may be materially and adversely affected by government measures aimed at China’s real estate industry.

The real estate industry in China is subject to government regulations. Until 2008, the real estate markets in a number of major cities in China had experienced rapid and significant growth. Before the global economic crisis hit all the major economies worldwide in 2008, the PRC government had adopted a series of measures to restrain what it perceived as unsustainable growth in the real estate market. From 2003 to 2007, the PRC government introduced a series of specific administrative and credit-control measures including, but not limited to, setting minimum down payment requirements for residential and commercial real estate transactions, limiting availability of mortgage loans, and tightening the governmental approval process for certain real estate transactions. For example, in 2006, the State Council and other related government agencies introduced regulations that increased the mandatory minimum down payment from 20% to 30% of the purchase price for properties with a floor area of more than 90 square meters and imposed a business tax on total proceeds from the resale of properties held for less than five years.

Since 2008, the PRC government has relaxed such restrictions and introduced measures aimed at stimulating residential property purchases by individuals and stabilizing the real estate market. On October 22, 2008, the Ministry of Finance, the State Administration of Taxation and the People’s Bank of China, or PBOC, lowered transaction taxes, minimum down payment requirements, and the mortgage interest rate for certain residential real estate transactions. In December 2008, the General Office of the State Council promulgated rules that exempted certain residential real estate transactions from business tax and urban real estate tax.

However, despite the recent government measures aimed at maintaining the long-term stability of the real estate market, we cannot assure you that the PRC government will not adopt new measures in the future that may result in short-term downward adjustments and uncertainty in the real estate market. Our business may be materially and adversely affected as a result of decreased transaction volumes or real estate prices that may follow these adjustments or market uncertainty.

Our sales will be affected if mortgage financing becomes more costly or otherwise becomes less attractive.

Substantially all purchasers of our residential properties rely on mortgages to fund their purchases. An increase in interest rates may significantly increase the cost of mortgage financing, thus affecting the affordability of residential properties. In 2008, PBOC changed the lending rates five times. The benchmark lending rate for loans with a term of over five years, which affects mortgage rates, was increased to 5.94% on December 31, 2008. The PRC government and commercial banks may also increase the down payment requirement, impose other conditions or otherwise change the regulatory framework in a manner that would make mortgage financing unavailable or unattractive to potential property purchasers. If the availability or attractiveness of mortgage financing is reduced or limited, many of our prospective customers may not be able to purchase our properties and, as a result, our business, liquidity and results of operations could be adversely affected.

In line with industry practice, we provide guarantees to PRC banks with respect to loans procured by the purchasers of our properties for the total amount of mortgage loans. Such guarantees expire upon the completion of the registration of the mortgage with the relevant mortgage registration authorities. If there are changes in laws, regulations, policies, and practices that would prohibit property developers from providing guarantees to banks in respect of mortgages offered to property purchasers and as a result, banks would not accept any alternative guarantees by third parties, or if no third party is available or willing in the market to provide such guarantees, it may become more difficult for property purchasers to obtain mortgages from banks and other financial institutions during sales and pre-sales of our properties. Such difficulties in financing could result in a substantially lower rate of sale and pre-sale of our properties, which would adversely affect our cash flow, financial condition, and results of operations. We are not aware of any impending changes in laws, regulations, policies, or practices that will prohibit such practice in China. However, there can be no assurance that such changes in laws, regulations, policies, or practices will not occur in China in the future.

We have significant short-term debt obligations, which mature in less than one year. Failure to extend those maturities of, or to refinance, that debt could result in defaults, and in certain instances, foreclosures on our assets. Moreover, we may be unable to obtain financing to fund ongoing operations and future growth.

The real estate development industry is capital intensive, and development requires significant up-front expenditures to acquire land and begin development. Accordingly, we incur substantial indebtedness to finance our development activities.

At December 25, 2009, we had short-term bank loans outstanding of $2,719,432, long-term bank loans of $35,217,320 maturing within one year, long-term bank loans of $4,404,000 maturing in more than one year, and notes payable of $146,800, which were secured by our land use rights and projects under construction. Failure to obtain extensions of the maturity dates of, or to refinance, these obligations or to obtain additional equity financing to meet these debt obligations would result in an event of default with respect to such obligations and could result in the foreclosure on the collateral. The sale of such collateral at foreclosure would significantly disrupt our business, which could significantly lower our sales and profitability. We may be able to refinance or obtain extensions of the maturities of all or some of such debt only on terms that significantly restrict our ability to operate, including terms that place additional limitations on our ability to incur other indebtedness, to pay dividends, to use our assets as collateral for other financing, to sell assets or to make acquisitions or enter into other transactions. Such restrictions may adversely affect our ability to finance our future operations or to engage in other business activities. If we finance the repayment of our outstanding indebtedness by issuing additional equity or convertible debt securities, such issuances could result in substantial dilution to our stockholders.

While we believe that our revenue growth projections and our ongoing cost controls will allow us to generate cash and achieve profitability in the foreseeable future, there is no assurance as to when or if we will be able to achieve our projections. Our future cash flows from operations, combined with our accessibility to cash and credit, may not be sufficient to allow us to finance ongoing operations or to make required investments for future growth. We may need to seek additional credit or access capital markets for additional funds. There is no assurance that we would be successful in this regard.

Our practice of pre-selling projects may expose us to substantial liabilities.

It is common practice by property developers in China, including us, to pre-sell properties (while still under construction), which involves certain risks. For example, we may fail to complete a property development that may have been fully or partially pre-sold, which would leave us liable to purchasers of pre-sold units for losses suffered by them without adequate resources to pay the liability if funds have been used on the project. In addition, if a pre-sold property development is not completed on time, the purchasers of pre-sold units may be entitled to compensation for late delivery. If the delay extends beyond a certain period, the purchasers may be entitled to terminate the pre-sale agreement and pursue a claim for damages that exceeds the amount paid and our ability to recoup the resulting liability from future sales.

We may not be able to successfully execute our strategy of expanding into new geographical markets in China, which could have a material adverse effect on our business and results of operations.

We plan to continue to expand our business into new geographical areas in China. Since China is a large and diverse market, consumer trends and demands may vary significantly by region and our experience in the markets in which we currently operate may not be applicable in other parts of China. As a result, we may not be able to leverage our experience to expand into other parts of China. When we enter new markets, we may face intense competition from companies with greater experience or an established presence in the targeted geographical areas or from other companies with similar expansion targets. Therefore, we may not be able to grow our sales in the new cities we enter due intense competitive pressures and or the substantial costs involved.

We are dependent on third-party subcontractors, manufacturers, and distributors for all architecture, engineering and construction services, and construction materials. A discontinued supply of such services and materials will adversely affect our projects.

We are dependent on third-party subcontractors, manufacturers, and distributors for all architecture, engineering and construction services, and construction materials. Services and materials purchased from our five largest subcontractors or suppliers accounted for 96.9% for the year ended December 25, 2009. A discontinued supply of such services and materials will adversely affect our construction projects and the success of the Company.

We are subject to extensive government regulation that could cause us to incur significant liabilities or restrict our business activities.

Regulatory requirements could cause us to incur significant liabilities and operating expenses and could restrict our business activities. We are subject to statutes and rules regulating, among other things, certain developmental matters, building and site design, and matters concerning the protection of health and the environment. Our operating expenses may be increased by governmental regulations, such as building permit allocation ordinances and impact and other fees and taxes, that may be imposed to defray the cost of providing certain governmental services and improvements. Any delay or refusal from government agencies to grant us necessary licenses, permits, and approvals could have an adverse effect on our operations.

We depend on the availability of additional human resources for future growth.

We are currently experiencing a period of significant growth in our sales volume. We believe that continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operations and financial resources. As our operations continue to grow, we will have to continually improve our management, operational, and financial systems, procedures and controls, and other resources infrastructure, and expand our workforce. There can be no assurance that our existing or future management, operating and financial systems, procedures, and controls will be adequate to support our operations, or that we will be able to recruit, retain, and motivate our employees. Further, there can be no assurance that we will be able to establish, develop, or maintain the business relationships beneficial to our operations, or to do so or to implement any of the above activities in a timely manner. Failure to manage our growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

The land and raw materials used in our projects have experienced significant price fluctuations in the past. There is no assurance that they will not be subject to future price fluctuations or pricing control. The land and raw materials used in our projects may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of land and raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, sales, operating income, and net income.

We face intense competition from other real estate developers.

The property industry in the PRC is highly competitive. In the tier-two cities we focus on, local and regional property developers are our major competitors, and an increasing number of large state-owned and private national property developers have started entering these markets. Many of our competitors, especially the state-owned and private national property developers, are well capitalized and have greater financial, marketing, and other resources than we have. Some also have larger land banks, greater economies of scale, broader name recognition, a longer track record, and more established relationships in certain markets. In addition, the PRC government’s recent measures designed to reduce land supply further increased competition for land among property developers.

Competition among property developers may result in increased costs for the acquisition of land for development, increased costs for raw materials, shortages of skilled contractors, oversupply of properties, decrease in property prices in certain parts of the PRC, a slowdown in the rate at which new property developments will be approved and/or reviewed by the relevant government authorities and an increase in administrative costs for hiring or retaining qualified personnel, any of which may adversely affect our business and financial condition. Furthermore, property developers that are better capitalized than we are may be more competitive in acquiring land through the auction process. If we cannot respond to changes in market conditions as promptly and effectively as our competitors, or effectively compete for land acquisition through the auction systems and acquire other factors of production, our business and financial condition will be adversely affected.

In addition, risk of property over-supply is increasing in parts of China, where property investment, trading and speculation have become overly active. We are exposed to the risk that in the event of actual or perceived over-supply, property prices may fall drastically, and our revenue and profitability will be adversely affected.

We could be adversely affected by the occurrence of natural disasters.

From time to time, our developed sites may experience strong winds, storms, flooding and earth quakes. Natural disasters could impede operations, damage infrastructure necessary to our constructions and operations. The occurrence of natural disasters could adversely affect our business, the results of our operations, prospects and financial condition.

We have limited insurance coverage against damages or loss we might suffer.

The insurance industry in China is still in an early stage of development and business interruption insurance available in China offers limited coverage compared to that offered in many developed countries. We carry insurance for potential liabilities related to our vehicles, but we do not carry business interruption insurance and therefore any business disruption or natural disaster could result in substantial damages or losses to us. In addition, there are certain types of losses (such as losses from forces of nature) that are generally not insured because either they are uninsurable or insurance cannot be obtained on commercially reasonable terms. Should an uninsured loss or a loss in excess of insured limits occur, our business could be materially adversely affected. If we were to suffer any losses or damages to our properties, our business, financial condition and results of operations would be materially and adversely affected.

Our operating subsidiaries must comply with environmental protection laws that could adversely affect our profitability.

We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to construction. Although our construction technologies allow us to efficiently control the level of pollution resulting from our construction process, due to the nature of our business, wastes are unavoidably generated in the processes. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, or an order to close down our business operations and suspension of relevant permits.

Our business depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lost their services.

Our future success heavily depends on the continued service of our senior executives and other key employees. In particular, we rely on the expertise and experience of Mr. Antoine Cheng, our Chairman, Mr. Weiqing Zhang, our Chief Executive Officer and President, and Mr. Yang Chen, our Chief Financial Officer and Vice President. If one or more of our senior executives are unable or unwilling to continue to work for us in their present positions, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating the replacements into our operations, which would substantially divert management’s attention from our business and severely disrupt our business. This may also adversely affect our ability to execute our business strategy. Moreover, if any of our senior executives joins a competitor or forms a competing company, we may lose customers, suppliers, know-how, and key employees.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;

  Control of foreign exchange;

  Methods of allocating resources;

  Balance of payments position;

  International trade restrictions; and

  International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy, and weak corporate governance and the lack of a flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

Most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property, and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.8% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our sales effectively.

The majority of our sales will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our ordinary shares will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although PBOC regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

Substantially all of our sales are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances, or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have asked our shareholders, who are PRC residents as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75 and Notice 106. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75 and Notice 106. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with Circular 75 and Notice 106, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of Oumei constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which became effective on September 8, 2006. According to the 2006 M&A Rule, a “Round-trip Investment” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s). Under the 2006 M&A Rules, any Round-trip Investment must be approved by MOFCOM, and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

Oumei was acquired in 2007 by Leewell, which was then owned and controlled by Li Zhou, a citizen of the Commonwealth of Australia. Mr. Zhou acted as a nominee of Antoine Cheng, the relative of one of a former shareholder and director of Oumei. Mr. Cheng was a PRC citizen at the time but has since become a Philippine citizen. The acquisition was approved by the appropriate Chinese authorities. Li Zhou also founded Longhai Holdings, a BVI company. In September 2009, ownership of Longhai Holdings was transferred to Antoine Cheng, who became our Chairman. After Mr. Cheng acquired ownership of Longhai Holdings, Longhai Holdings acquired all of the equity interest of Li Zhou in Leewell. The PRC regulatory authorities may take the view that these transactions and the Share Exchange Agreement are part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of the transactions, Antoine Cheng became a majority owner and effective controlling party of a foreign entity that acquired ownership of our Chinese subsidiaries. If the PRC regulatory authorities take this view, we cannot assure you we may be able to obtain the approval required from MOFCOM. It is also possible that the PRC regulatory authorities could invalidate our acquisition and ownership of our Chinese subsidiaries, and that these transactions require the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained.

We believe that if these regulatory actions occur, we may be able to find a way to re-establish control of our Chinese subsidiaries’ business operations through a series of contractual arrangements rather than an outright purchase of our Chinese subsidiaries. But we cannot assure you that such contractual arrangements will be protected by PRC law or that the registrant can receive as complete or effective economic benefit and overall control of our Chinese subsidiaries’ business than if the Company had direct ownership of our Chinese subsidiaries. In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of our Chinese subsidiaries, our business and financial performance will be materially adversely affected.

Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed a New Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such “resident enterprises” to various reporting requirements with the PRC tax authorities.

In addition, the recent circular mentioned above sets out criteria for determining whether “de facto management bodies” are located in China for overseas incorporated, domestically controlled enterprises. However, as this circular only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of “de facto management bodies” for overseas incorporated enterprises that are controlled by individual PRC residents like us and some of our subsidiaries.

Therefore, although substantially all of our management is currently located in the PRC, it remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises. We do not currently consider our company to be a PRC resident enterprise. However, if the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares.

In addition, under the New EIT law, the Notice of the State Administration of Taxation on Negotiated Reduction of Dividends and Interest Rates, or Notice 112, which was issued on January 29, 2008, the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion, or the Double Taxation Arrangement (Hong Kong), which became effective on December 8, 2006, and the Notice of the State Administration of Taxation Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties, or Notice 601, which became effective on October 27, 2009, dividends from our PRC operating subsidiaries paid to us through our Hong Kong subsidiary may be subject to a withholding tax at a rate of 10%, or at a rate of 5% if our Hong Kong subsidiary is considered a “beneficial owner” that is generally engaged in substantial business activities and entitled to treaty benefits under the Double Taxation Arrangement (Hong Kong). Furthermore, the ultimate tax rate will be determined by treaty between the PRC and the tax residence of the holder of the PRC subsidiary. We are actively monitoring the proposed withholding tax and are evaluating appropriate organizational changes to minimize the effect on corresponding tax.

Dividends declared and paid from before January 1, 2008 on distributable profits are grandfathered under the New EIT Law and are not subject to withholding tax.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties, and make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO THE MARKET FOR OUR ORDINARY SHARES GENERALLY

No market currently exists for the trading of our securities and no market may ever develop. Accordingly, you may not have any means of trading our ordinary shares.

A market does not presently exist for our securities and no assurance can be given that a market will ever develop. Consequently, you may not be able to liquidate your investment in our securities for an emergency or at any time, and the securities will not be readily acceptable as collateral for loans. Although we will endeavor to establish a trading market for our securities in the future, no assurance can be given as to the timing of this event or whether the market, if established, will be sufficiently liquid to enable an investor to liquidate his investment in us.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling our ordinary shares.

The SEC has adopted regulations which generally define so-called “penny stocks” as an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our ordinary shares become a “penny stock”, we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our ordinary shares will qualify for exemption from the Penny Stock Rule. In any event, even if our ordinary shares were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock if the SEC finds that such a restriction would be in the public interest.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our ordinary shares. Accordingly, investors must be prepared to rely on sales of their ordinary shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our ordinary shares. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Holders of our ordinary shares may face difficulties in protecting their interests because we are incorporated under Cayman Islands law.

Our corporate affairs are governed by our memorandum and articles of association, and by the Companies Law (2009 Revision) and the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, shareholders may have more difficulty in protecting their interests in the face of actions by our management or board of directors than would shareholders of a corporation incorporated in a jurisdiction in the United States, due to the comparatively less developed nature of Cayman Islands law in this area.

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of our shareholders. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Provisions of our articles of association and Cayman Islands corporate law may impede a takeover or make it more difficult for shareholders to change the direction or management of the Company, which could reduce shareholders’ opportunity to influence management of the Company.

Our articles of association permit our board of directors to issue up to 1,000,000 preference shares from time to time, with such rights and preferences as they consider appropriate. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights and redemption rights provisions. The issuance of any preference shares could reduce the value of such ordinary shares. In addition, specific rights granted to future holders of preference shares could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preference shares could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent shareholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our ordinary shares.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to U.S. shareholders.

We do not currently expect to be classified as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for our taxable year ending December 25, 2010. This expectation is based, in part, on our estimates of the fair market value of our assets (including goodwill). However, the PFIC test is an annual test that, as discussed below, depends upon the composition of our gross income for the year and the percentage, based on a quarterly average for the year, of our gross assets that constitutes “passive” assets. Accordingly, it is not possible to determine whether we will not be classified as a PFIC for our tax year ending December 25, 2010 until after the year has ended. In addition, even if we are not classified as a PFIC for our taxable year ending December 25, 2010, because the PFIC test is annual, we cannot assure you that we will not be a PFIC for any following tax year. Our special U.S. counsel expresses no opinion with respect to our expectations contained in this paragraph.

A non-U.S. corporation is considered to be a PFIC for any taxable year if either: (1) at least 75% of its gross income is passive income, or; (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income.

We will be treated as owning our proportionate share of the gross assets and earning our proportionate share of the gross income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. Subject to various exceptions, passive income generally includes dividends, interest, rents, royalties and gains from the disposition of assets that produce or are held for the production of passive income.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In addition, the composition of our income and assets will be affected by, among other factors, how, and how quickly, we spend the cash we raised in our recent private placement. If we are a PFIC for any year during which you hold ordinary shares or any other equity interest in the Company, then you generally will continue to be treated as owning ordinary shares in a PFIC for all succeeding years during which you hold ordinary shares even if we do not satisfy the PFIC income or assets test for any particular succeeding taxable year. However, if we cease to satisfy the PFIC income and assets test for a particular succeeding taxable year, you may be able to avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the ordinary shares.

If we are a PFIC for any taxable year during which you hold ordinary shares, dividends paid by us to you that year and the following year will not be eligible for the reduced rate of taxation applicable to non-corporate U.S. holders, including individuals. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the 15% maximum rate applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income. Additionally, you will be subject to special tax rules with respect to any “excess distributions” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless a “mark-to-market” election is timely made, as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares and any gain from a sale or other disposition (including certain pledges) will generally be treated as an excess distribution. Under these special tax rules:

  the excess distribution will be allocated ratably over your holding period for the ordinary shares,

  the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in your holding period in which we became a PFIC, will be treated as ordinary income, and the amount allocated to each other year will be subject to the highest applicable tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital gains, even if you hold the ordinary shares as capital assets.

If we are a PFIC, you may be subject to the adverse tax consequences described above with respect to the shares of any of our subsidiaries that are also PFICs. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

If the Company is classified as a PFIC, a U.S. holder may generally elect out of the treatment described above by making a timely mark-to-market election if our ordinary shares meet certain regular trading requirements. However, it should be noted that in such a case, because a mark-to-market election cannot be made for equity interests in lower-tier PFICs that we may be treated as owning, a U.S. holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as equity interests in a PFIC for U.S. federal income tax purposes. U.S. holders should consult their tax advisors on the availability and advisability of a mark-to-market election in the event that we are classified as a PFIC. It should be noted that we do not currently intend to prepare or provide the information that would enable you to make a “qualified electing fund” election in the event that we were classified as a PFIC.

SELECTED FINANCIAL DATA

The following selected historical financial information should be read in conjunction with our consolidated financial statements and related notes and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below. The selected consolidated statement of operations data and statement of cash flows data for the years ended December 25, 2009, 2008, and 2007 and the selected balance sheet data as of December 25, 2009 and 2008 are derived from the audited consolidated financial statements of Leewell included elsewhere in this report. The selected consolidated financial data for the years ended December 25, 2006 and 2005 and the selected balance sheet data as of December 25, 2007, 2006 and 2005 are derived from the unaudited and unreviewed consolidated financial statements of Leewell not included in this report.

The audited consolidated financial statements of Leewell for the fiscal years ended December 25, 2009, 2008, and 2007 are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The selected financial data information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes of Leewell contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

U.S. dollars, except shares	Fiscal Year Ended December 25,
	2009	2008	2007	2006	2005
Statements of Operations Data
Total sales	$94,315,500	$77,032,561	$51,850,312	$54,291,244	$42,984,961
Total cost of sales	(58,296,408)	(46,321,251)	(36,243,778)	(33,703,168)	(32,983,932)
Gross profit	36,019,092	30,711,310	15,606,534	20,588,076	10,001,029
Advertising expenses	(268,222)	(112,263)	(46,492)	(47,051)	(81,549)
Commission expenses	(84,982)	(574,262)	(134,989)	(789,497)	(312,425)
Selling expenses	(49,800)	(81,415)	(2,187)	(6,192)	(293)
Bad debt expense	(207,523)	(1,198,942)	(245,243)	(154,710)	-
General and administrative expenses	(4,655,596)	(2,283,744)	(807,589)	(4,092,355)	(3,212.,010)
Income from operations	30,752,969	26,460,684	14,370,034	15,498,271	6,394,752

Gain on business acquisitions
(bargain purchase)	3,188,924	-	-	-	-
Miscellaneous income	327,294	91,945	10,280	16,022	(35,988)
Interest expense	(866,751)	(968,710)	(70,963)	(121,597)	(173,311)
Income before income taxes and extraordinary item	33,402,436	25,583,919	14,309,351	15,392,696	6,185,453
Income taxes	(9,058,226)	(6,602,194)	(5,090,161)	(5.130,644)	(2,089,048)
Income before extraordinary item	24,344,210	18,981,725	9,219,190	10,262,052	4,096,405
Extraordinary item, net	-	12,635,872	-	-	-
Net income	24,344,210	31,617,597	9,219,190	10,262,052	4.096.405

Foreign currency translation adjustment	475,907	3,488,440	2,107,856	687,566	281,009
Comprehensive income	$24,820,117	$35,106,037	$11,327,046	$10,949,618	$4,377,414

Basic and diluted earnings per common share
Income before extraordinary item	$0.24	$0.19	$921.92	$1,026.21	$409.64
Extraordinary item	-	0.12	-	-	-
Net income	$0.24	$0.31	$921.92	$1,026.21	$409.64

Weighted average common shares outstanding	102,566,690	102,566,690	10,000	10,000	10,000

Balance Sheet Data
Current assets	$133,002,971	$105,072,009	$69,443,412	$92,211,870	$51,282,518
Long-term assets	63,329,872	73,576,346	18,379,376	2,499,929	2,603,803
Total assets	$196,332,843	$178,648,355	$87,822,788	$94,711,799	$53,886,321

Current liabilities	$88,795,899	$86,240,752	$59,977,634	$57,741,400	$34,446,872
Long-term liabilities	13,185,998	29,160,895	-	7.686,000	6,193,868
Total liabilities	101,981,897	115,401,647	59,977,634	65,427,400	40,640,740
Stockholders’ equity	94,350,946	63,246,708	27,845,154	29,284,399	13,245,581
Total liabilities & stockholders’ equity	$196,332,843	$178,648,355	$87,822,788	$94,711,799	$53,886,321

Cash Flow Data
Net cash provided by (used in)
Operating Activities	$11,250,820	$61,015,081	$1,212,951	$(5,953,059)	$10,036,251
Investing Activities	234,814	(58,521,630)	(13,689,661)	(59,164)	(14,539)
Financing Activities	(9,866,408)	(3,805,052)	14,167,583	5,759,286	(13,067,679)
Effect of exchange rate changes on cash	6,573	16,518	9.891	(57,807)	43,366
Net increase (decrease) in cash	$1,625,799	$(1,295,083)	$1,700,764	$(310,744)	$(3,002,601)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are one of the leading real estate development companies located in Qingdao, Shandong province, China. In 2008, we were recognized in the Qingdao Construction Committee’s evaluation as one of the top ten real estate developers in Qingdao, measured by a combination of revenue, customer satisfaction, and several other factors.

Through our Chinese subsidiaries, we develop and sell residential and commercial properties, targeting middle and upper income customers in the coastal region of the Shandong peninsula (Greater Qingdao) located in northeastern China, including the cities of Qingdao, Weihai, and Yantai, as well as other inland locations, including Weifang.

As of March 15, 2010, we have completed 14 projects having a GFA of 1,099,944 square meters, of which more than 90.7% has been sold. In addition, we have seven projects under construction with a total GFA of 739,642 square meters.

Our operations have grown since our inception in May 2001. In fiscal year 2009, our total sales increased 22.4% to $94.3 million from $77.0 million in fiscal year 2008. Our income before extraordinary items increased 28.3% to $24.3 million in 2009 from $19.0 million in 2008. Our net income decreased 23.0% to $24.3 million in 2009 from $31.6 million in 2008. Our gross profit margin (gross profit as a percent of total sales) was 38.2% in 2009 compared with 39.9% in 2008. Our net profit margin (net income as a percent of total sales) was 25.8% in 2009 and 41.0% for 2008.

Our mission is to provide high-quality, comfortable, and convenient living space to middle and upper income customers, primarily in Shandong Province and in other provinces in China, while also earning for our shareholders an internal rate of return that exceeds our cost of capital. We expect to increase our market share through aggressive internal growth and prudent acquisitions in Shandong Province and in other provinces in China. Our goal is to be one of the top two real estate developers in Greater Qingdao in the next five years by capturing and exploiting the growth opportunities in Shandong Province and by providing the most desirable coastal and inland apartments to middle and upper income customers, as well as by increasing our development of commercial properties.

Recent Developments

Reverse Acquisition of Leewell

On April 14, 2010, we completed a reverse acquisition transaction through a share exchange with Leewell whereby we acquired 100% of the issued and outstanding capital stock of Leewell, in exchange for 29,235,000 ordinary shares, par value $0.002112 per share, which shares constituted 94.31% of our issued and outstanding shares on a fully-diluted basis, as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Leewell became our wholly-owned subsidiary and Longhai Holdings, the former shareholder of Leewell, became our controlling shareholder. The share exchange transaction with Leewell was treated as a reverse acquisition, with Leewell as the acquirer and Dragon Acquisition as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Leewell and its consolidated subsidiaries.

Upon the closing of the reverse acquisition on April 14, 2010, Mr. David Richardson resigned from our board of directors, effective immediately, and Mr. Joseph Rozelle submitted a resignation letter in which he resigned from all offices that he held effective immediately and from his position as our director that will become effective on the tenth day following our mailing of the Information Statement to our shareholders. The Information Statement will be mailed to our shareholders on or about April 20, 2010.

Also upon the closing of the reverse acquisition, our board of directors increased its size from two (2) to three (3) members and appointed Mr. Antoine Cheng, Mr. Weiqing Zhang, and Mr. Zhongbo Zhou to fill the vacancies created by the resignations of Messrs. Richardson and Rozelle and such increase. Mr. Cheng’s appointment became effective upon closing of the reverse acquisition on April 14, 2010, while appointments of Messrs. Zhang and Zhou will become effective on the tenth day following our mailing of the Information Statement to our shareholders. In addition, our board of directors appointed Mr. Antoine Cheng to serve as the Chairman of the Board, Mr. Weiqing Zhang to serve as our Chief Executive Officer and President, and Mr. Yang Chen to serve as our Chief Financial Officer and Vice President, effective immediately at the closing of the reverse acquisition.

As a result of our acquisition of Leewell, we now own all of the issued and outstanding capital stock of Leewell, which in turn owns Oumei and its Chinese subsidiaries. Leewell was established in Hong Kong on August 10, 2007 to serve as an investment holding company. Oumei was established in the PRC on May 15, 2001. Its principal activities include the development and sales of residential and commercial properties in Qingdao and other cities in Shandong Province, China, which we also refer to as Greater Qingdao.

On September 20, 2007, Leewell acquired 100% of the equity interests in Oumei from its shareholders, including Mr. Weiqing Zhang, Oumei’s Chief Executive Officer and President, for RMB 97,010,000 (approximately $13.1 million). In October 2007, the acquisition was approved by the appropriate Chinese authorities, and Oumei’s status changed from a Chinese domestic company to a wholly-owned foreign enterprise.

Oumei has three branch offices, located in Jimo, Pingdu, and Laixi, and has purchased the following nine Chinese subsidiaries:

  Weihai Mingwei, purchased on January 19, 2008 for RMB 110,000,000 (approximately $15 million);

  Longhai Hotel, purchased on January 22, 2008 for RMB 110,000,000 (approximately $15 million);

  Weihai Economic, purchased on January 23, 2008 for RMB 140,000,000 (approximately $19 million);

  Qingdao Xudong, purchased on January 24, 2008 for RMB 60,000,000 (approximately $8.3 million);

  Weifang Longhai Industry, purchased on August 27, 2008 for RMB 30,000,000 (approximately $4.4 million);

  Weifang Longhai Zhiye, purchased on August 28, 2008 for RMB 30,000,000 (approximately $4.4 million);

  Weifang Qilu, purchased on August 29, 2008 for RMB 40,000,000 (approximately $5.8 million);

  Caoxian Industrial, purchased on June 25, 2009 for RMB 15,000,000 (approximately $2.2 million); and

  Longhai Real Estate, purchased on September 25, 2009 for RMB 20,000,000 (approximately $2.9 million).

As a result of our reverse acquisition of Leewell, we have assumed the business and operations of Leewell and its Chinese subsidiaries. We plan to change our name to “China Oumei Real Estate Inc.” to more accurately reflect our new business operations.

Financing Transaction

On April 14, 2010, we also completed a private placement transaction with a group of accredited investors. Pursuant to the Subscription Agreement with the investors, we issued to the investors an aggregate of 2,774,700 Units for a purchase price of $11,098,800, or $4.00 per Unit. Each Unit consists of one Preference Share and one Warrant to purchase 0.5 ordinary shares. The Warrants have a term of 5 years, bear an exercise price of $6.00 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable by investors at any time after the closing date. See “Description of Securities – Preference Shares” below for a description of our Preference Shares.

Pursuant to the Subscription Agreement, we are obligated to file a registration statement covering the resale of the ordinary shares underlying the Preference Shares and the Warrants no later than thirty (30) days following the closing date and shall use our best efforts to cause the registration statement to be declared effective under the Securities Act as promptly as possible, but in no event later than 180 days following the closing date. If we do not timely file the required registration statement, or if it is not declared effective by the SEC in a timely manner, then we are obligated to pay to each investor a liquidated damages fee of 1% of such investor’s investment per month, for up to a maximum of 10% of each investor’s investment pursuant to the Subscription Agreement, except that we will not be obligated to pay any such fee if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC with respect to Rule 415 of the Securities Act, so long as we register at such time the maximum number of securities permissible by the SEC.

In connection with the private placement, we entered into the Make Good Escrow Agreement with Longhai Holdings, our controlling shareholder, Collateral Agents, LLC, the escrow agent, and Access America Investments, LLC, as representative of the investors, pursuant to which the parties agreed to certain “make good” provisions in the event that we do not meet certain financial performance thresholds for fiscal years 2010 and 2011. Pursuant to the Make Good Escrow Agreement, the parties agreed to the establishment of an escrow account and Longhai Holdings delivered into escrow certificates evidencing 7,500,000 ordinary shares held by it, to be held for the benefit of the investors. Under the Make Good Escrow Agreement, we established minimum after tax net income thresholds (as determined in accordance with GAAP and excluding any non-cash expenses and one-time expenses related to the reverse acquisition of Leewell and the private placement transaction) of $40 million for fiscal year 2010 and $60 million for fiscal year 2011 and minimum earnings per share thresholds (calculated on a fully diluted basis and including adjustment for any stock splits, stock combinations, stock dividends or similar transactions, and for shares issued in one public offering or pursuant to the exercise of any warrants, options, or other securities issued during or prior to the calculation period) of $1.13 for fiscal year 2010 and $1.70 for fiscal year 2011. If our after tax net income or earnings per share for either fiscal year 2010 or fiscal year 2011 is less than 90% of the applicable performance threshold, then the performance threshold will be deemed not to have been achieved, and the investors will be entitled to receive ordinary shares based upon a pre-defined formula agreed to between the parties. The parties agreed that, for purposes of determining whether or not any of the performance thresholds is met, the release of any of the escrowed shares and any related expense recorded under GAAP shall not be deemed to be an expense, charge, or any other deduction from revenues even if GAAP requires contrary treatment or the annual report for the respective fiscal years filed with the SEC by the Company may report otherwise.

Also in connection with the private placement, we entered into the Holdback Escrow Agreement with Collateral Agents, LLC, the escrow agent, Brean Murray, Carret & Co., LLC, the placement agent, and Access America Investments, LLC, as representative of the investors, pursuant to which $2,219,760 was deposited with the escrow agent to be distributed upon the satisfaction of certain covenants set forth in the Subscription Agreement. Pursuant to the Holdback Escrow Agreement, $1,109,880 will be released to the Company upon our satisfaction of a covenant regarding the composition of our board of directors and $1,109,880 will be released to the Company upon our satisfaction of a covenant regarding the hiring of a chief financial officer meeting the requirements specified in the Subscription Agreement. Pursuant to the Holdback Escrow Agreement, an additional $1,000,000 was deposited with the escrow agent to be released to us in incremental amounts to pay for fees and expenses relating to our obligations as a public company.

We also entered into the IR Escrow Agreement with Collateral Agents, LLC, the escrow agent, Brean Murray, Carret & Co., LLC, the placement agent, and Access America Investments, LLC, as representative of the investors, pursuant to which $120,000 was deposited with the escrow agent to be distributed in incremental amounts to pay our investor relations firm, the choice of which is subject to the placement agent's approval.

In connection with the private placement, we also entered into a Lockup Agreement with Longhai Holdings and each of our directors and officers, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen-month period following the closing of the private placement.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Growth in the Chinese economy. We operate in China and derive almost all of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our properties, the availability and prices of our raw materials, and our other expenses. China has experienced significant economic growth, achieving a compound annual growth rate of more than 10% in gross domestic product from 1996 through 2008. China is expected to experience continued growth in all areas of investment and consumption. However, if the global economic recession were to become more protracted, China’s growth might be somewhat more modest, since China has not been entirely immune to the global economic slowdown and has been experiencing a slowing in its growth rate.

  Growth of the Chinese real estate market and the local markets in which our properties are sold. China’s real estate bull market began more than six years ago. According to the National Bureau of Statistics of China, the total GFA of residential and commercial properties sold increased from 224.1 million square meters in 2001 to 937.1 million square meters in 2009, a compound annual growth rate of 19.6%. Qingdao’s real estate market has also experienced strong growth since 2001. According to the Qingdao Statistics Yearbooks 2004-2008 and the Qingdao Municipal Bureau of Statistics, the compound annual growth rate, or CAGR, in Qingdao from 2003 to 2008 for GFA completed was 4.1%, the CAGR for GFA sold was 11.2%, and the CAGR for the average prices of properties in Qingdao was 16.6%. Weihai’s real estate market has seen similar increases. According to the Weihai Statistics Yearbooks 2004-2008 and the Qingdao Municipal Bureau of Statistics, the CAGR from 2003 to 2008 of GFA completed was 12.8%, for the GFA sold was 18.5%, and for average prices of properties in Weihai was 12.4%. Despite moderations in growth caused by the current global economic weakness in 2008 and 2009, we believe the structural forces in China and in the markets in which we sell our properties support continuing good demand for real estate during the next 10 years, however there can be no assurance that current trends will continue.

  China’s Economic Stimulus Programs. In response to the global financial and economic crisis, the Chinese government announced a RMB 4 trillion stimulus program on November 27, 2008. Within the RMB 4 trillion package, about RMB 400 billion will go toward civil works, including low-income housing and renovation, which we believe will benefit the Shandong Province. Two additional categories (technology advances and industry restructuring, which together will be allocated RMB 370 billion, and infrastructure, which will be allocated RMB 1.5 trillion) are also expected to benefit industries in Qingdao, Weihai, Weifang, and the entire Shandong Province. On February 26, 2009, China’s State Council reinforced China’s 2008 stimulus package by further measures to stimulate specific industries in 2009. The industries included automobile, iron and steel, textiles, equipment manufacturing, shipbuilding, electronics and information technology, petrochemicals, light industries, nonferrous metals, and logistics. We believe China’s RMB 4 trillion stimulus package and its further efforts focused on 10 industries will improve Greater Qingdao’s economy, further strengthen the region’s long-term competitive ability, and support the demand for middle and upper income housing, as well as the need for better commercial and office space, and a few world-class hotels. However, although individuals and governments around the world hope that government stimulus efforts are starting to have the desired effects, the true benefits of these and perhaps additional stimulus efforts by local, provincial, and national governments in China, as well as by other countries, is not yet assured, since the sustainability of the global economic recovery is yet to be proven.

  Public and government reaction to a possible over-stimulated real estate market. China’s National People’s Congress, or NPC, the nation’s body that creates legally binding motions and laws, and the Chinese People’s Political Consultative Conference, or CPPCC, the nation’s top advisory (but not legally binding) body consisting of representatives from all regions and most walks of life in China, both met in early March 2010 in Beijing. On the agenda of the NPC and the CPPCC were subjects that included the real estate market, property prices, low- income housing, mortgage controls, the rise in housing prices beyond affordability for some people, the allocation of land for housing and commercial development, and the current taxation system as it influences housing and private sector incentives to develop affordable housing. The influence of these discussions on the nation’s real estate market and the effect on our business, if any, is not yet known.

Taxation

Cayman Islands

The Government of the Cayman Islands does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon us or our shareholders. The Cayman Islands are not party to a double tax treaty with any country that is applicable to any payments made to or by us.

We have received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from April 2006 no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums by us due under a debenture or other obligation.

Hong Kong

Our indirect subsidiary, Leewell, was incorporated in Hong Kong and under the current laws of Hong Kong, is subject to Profits Tax of 16.5% . No provision for Hong Kong Profits Tax has been made as Leewell has no taxable income.

China

Before the implementation of the New EIT Law, FIEs established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an earned income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. On March 16, 2007, the National People’s Congress of China passed the New EIT Law, and on November 28, 2007, the State Council of China passed the EIT Law Implementing Rules which took effect on January 1, 2008. The EIT Law and its implementing rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization’s global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors – Risks Related to Our Business – Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.”

In addition, the New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises’ shareholder has a tax treaty with China that provides for a different withholding arrangement. Oumei is considered an FIE and is directly held by our subsidiary in Hong Kong. According to a 2006 tax treaty between the Mainland and Hong Kong, dividends payable by an FIE in China to the company in Hong Kong who directly holds at least 25% of the equity interests in the FIE will be subject to a no more than 5% withholding tax. We expect that such 5% withholding tax will apply to dividends paid to Leewell by Oumei, but this treatment will depend on our status as a non-resident enterprise.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary.

Results of Operations

Year Ended December 25, 2009 Compared With Year Ended December 25, 2008

The following table shows key components of our results of operations during the fiscal years ended December 25, 2009 and 2008, in both dollars and as a percentage of our total sales.

	Fiscal Year Ended		Fiscal Year Ended
U.S. dollars, except percentages	December 25, 2009		December 25, 2008
		Percent of		Percent of
	Dollars	Total Sales	Dollars	Total Sales
Sales	$91,041,042	96.5%	$77,032,561	100.0%
Sales to related party	3,274,458	3.5%	-	-
Total sales	94,315,500	100.0%	77,032,561	100.0%

Cost of sales	(57,442,457)	(60.9)%	(46,321,251)	(60.1)%
Cost of sales to related party	(853,951)	(0.9)%	-	-
Total cost of sales	(58,296,407)	(61.8)%	(46,321,251)	(60.1)%
Gross profit	36,019,092	38.2%	30,711,310	39.9%

Advertising expenses	(268,222)	(0.3)%	(112,263)	(0.1)%
Commission expenses	(84,982)	(0.1)%	(574,262)	(0.7)%
Selling expenses	(49,800)	(0.1)%	(81,415)	(0.1)%
Bad debt expense	(207,523)	(0.2)%	(1,198,942)	(1.6)%
General and administrative expenses	(4,655,596)	(4.9)%	(2,283,744)	(3.0)%
Income from operations	30,752,970	32.6%	26,460,684	34.4%

Gain on business acquisitions (bargain purchase)	3,188,924	3.4%	-	-
Miscellaneous income	327,294	0.3%	91,945	0.1%
Interest expense	(866,751)	(0.9)%	(968,710)	(1.3)%
Income before income taxes and extraordinary items	33,402,436	35.4%	25,583,919	33.2%
Income taxes	(9,058,226)	(9.6)%	(6,602,194)	(8.6)%
Income before extraordinary items	24,344,210	25.8%	18,981,725	24.6%
Extraordinary items, net	-	-	12,635,872	16.4%
Net income	24,344,210	25.8%	31,617,597	41.0%

Foreign currency translation adjustment	475,907	0.5%	3,488,440	4.6%
Comprehensive income	$24,820,117	26.3%	$35,106,037	45.6%

Sales. Our total sales increased 22.4% to $94.3 million in the fiscal year ended December 25, 2009 from $77.0 million in the fiscal year 2008, mainly due to sales related to the acquisition of two project development companies, the completion and sales of the Xingfu Renjia project phase 1 and the Fuxiang Huayuan project phase 2, in addition to a higher average selling price per square meter for both residential and commercial properties delivered in fiscal year 2009 compared with fiscal year 2008. Effective December 26, 2008, we adopted the percentage of completion method of accounting for revenue recognition for all building construction projects in progress in which the construction period was expected to be more than 12 months at that date. The full accrual method was used before that date for all of our residential and commercial projects. We changed to the percentage of completion method for contracts longer than one year because this method more accurately reflects how revenue is earned on these contracts, particularly for interim reporting purposes. ASC 250 requires retrospective application of a change in accounting principle unless impracticable. The change to the percentage of completion method had no effect on our December 25, 2008 financial statements and we found it was impracticable to determine the effect on the December 25, 2007 financial statements as no progress reports detailing the percentage of completion of our contracts were prepared for that year.

Cost of sales. Our total cost of sales increased 25.9% to $58.3 million in the fiscal year 2009 from $46.3 million in 2009, mainly in support of the increase in sales, plus higher costs in constructing high rise tower office buildings in 2009, which are more expensive to construct than the low rise buildings completed in 2008.

Gross profit and gross profit margin. Our gross profit increased 17.3% to $36.0 million in the fiscal year 2009 from $30.7 million in 2008. The gross profit margin (gross profit as a percentage of total sales) was 38.2% for the fiscal year 2009 and 39.9% for 2008. The decline in the gross margin was primarily due to the Fuxiang Garden Phase 2 and the Xingfu Renjia Phase 1 projects, both of which had lower than average selling prices. Additionally, the costs of construction of high rise office tower buildings in 2009 are relatively higher than the projects sold in 2008.

Advertising expenses. Advertising expenses increased 138.9% to $0.3 million in the fiscal year 2009 from $0.1 million in 2008, mainly due to our increased advertising efforts to create buyer awareness and interest in our newly available properties at our Qilu Textile Center and Weihai Longhai International Plaza projects, as well as in our Xingfu Renjia residential project.

Commission expenses. Commissions paid to independent sales agents decreased 85.2% between fiscal year 2009 and 2008 since we used temporary independent sales agents to maximize our pre-sales in the first phase of sales for residential and commercial properties in 2008. In 2009, we did not rely as heavily on these temporary sales agents.

Selling expenses. Our selling expenses decreased 38.8% to $0.05 million in the fiscal year 2009 from $0.08 million in 2008, mainly due to the absence in 2009 of the sales and marketing materials purchased for the intense selling effort in the first phase of pre-sales for residential and commercial properties in 2008.

Bad debt expense. Our bad debt expense declined 82.7% in fiscal year 2009 from 2008, primarily due to write back of an allowance against other receivables which was recorded in 2008. This was partially offset by an additional provision for doubtful accounts receivable made in accordance with the Company’s bad debt allowance policy.

General and administrative expenses. General and administrative expenses increased 103.9% in fiscal year 2009 from 2008, primarily due to the increase in Land Appreciation Tax and the expenses incurred in anticipation of the reverse acquisition transaction with Leewell and related private placement.

Gain on business acquisitions (bargain purchases). In fiscal year 2009, a new accounting standard issued by the Financial Accounting Standards Board revised the recognition and presentation of gains on acquisitions in the statement of operations. Any such gains are no longer considered extraordinary items. The gain on business acquisitions (bargain purchase) of $3.2 million in 2009 represents the difference between the amounts paid for two companies and their market values. Please see Note 2 to the consolidated Financial Statements for further details.

Interest expense. Interest expense decreased 10.5% to $0.9 million in the fiscal year 2009 from $1.0 million in 2008, primarily due to lower average borrowings in 2009.

Income taxes. Income taxes increased 37.2% to $9.1 million in the fiscal year 2009 from $6.6 million in 2008, mainly due to higher income before taxes. Please see “Taxation” above for more information.

Income before extraordinary items. Income before extraordinary items was up 28.3% to $24.3 million in the fiscal year 2009 compared with $19.0 million in 2008, as a result of the factors described above.

Extraordinary items, net. In fiscal year 2008, we acquired four project companies (Qingdao Xudong, Weifang Longhai Industry, Weifang Longhai Zhiye and Weifang Qilu) and recorded a gain of $12.6 million as an extraordinary item, based on the differences between our purchase prices and the estimated fair market values of the acquisitions.

Net income. Net income decreased 23.0% to $24.3 million in fiscal year 2009 from $31.6 million in 2008, primarily due the absence in fiscal year 2009 of a gain from extraordinary items that occurred in fiscal year 2008, and due to higher income taxes in 2009.

Year Ended December 25, 2008 Compared With Year Ended December 25, 2007

The following table shows key components of our results of operations during the fiscal years ended December 25, 2008 and 2007, both in dollars and as a percentage of our total sales.

	Fiscal Year Ended		Fiscal Year Ended
U.S. dollars, except percentages	December 25, 2008		December 25, 2007
		Percent of		Percent of
	Dollars	Total Sales	Dollars	Total Sales
Total sales	$77,032,561	100.0%	$51,850,312	100.0%
Cost of total sales	(46,321,251)	(60.1)%	(36,243,778)	(69.9)%
Gross profit	30,711,310	39.9%	15,606,534	30.1%

Advertising expenses	(112,263)	(0.1)%	(46,492)	(0.0)%
Commission expenses	(574,262)	(0.7)%	(134,989)	(0.3)%
Selling expenses	(81,415)	(0.1)%	(2,187)	(0.0)%
Bad debt expense	(1,198,942)	(1.6)%	(245,243)	(0.5)%
General and administrative expenses	(2,283,744)	(3.0)%	(807,589)	(1.6)%
Income from operations	26,460,684	34.4%	14,370,034	27.7%

Miscellaneous income	91,945	0.1%	10,280	0.0%
Interest expense	(968,710)	(1.3)%	(70,963)	(0.1)%
Income before income taxes and extraordinary items	25,583,919	33.2%	14,309,351	27.6%
Income taxes	(6,602,194)	(8.6)%	(5,090,161)	(9.8)%
Income before extraordinary items	18,981,725	24.6%	9,219,190	17.8%
Extraordinary items, net	12,635,872	16.4%	-	-
Net income	31,617,597	41.0%	9,219,190	17.8%

Foreign currency translation adjustment	3,488,440	4.6%	2,107,856	4.0%
Comprehensive income	$35,106,037	45.6%	$11,327,046	21.8%

Sales. Total sales increased 48.6% to $77.0 million in the fiscal year 2008 from $51.9 million in 2007. The increase in sales was mainly due to the inclusion of seven project companies acquired as subsidiaries in 2008, which were not part of the company in 2007. Our internal growth, excluding the acquisitions in 2008, also contributed to the sales increase, mainly due to the completion of project buildings, as we expanded our operations into a wider geographic market.

Cost of sales. Total cost of sales increased 27.8% to $46.3 million in 2008 from $36.2 million in 2007, in support of the higher sales.

Gross profit and gross profit margin. Gross profit increased 96.8% to $30.7 million in 2008 from $15.6 million in 2007. The gross profit margin (gross profit as a percent of total sales) was 39.9% in 2008 compared with 30.1% in 2007, mainly due to a higher portion of sales in 2008 that were in higher-margin commercial and residential projects, compared with the lower-margin residential and commercial buildings completed in 2007. We also had higher selling prices in 2008 than in 2007.

Advertising expenses. Advertising expenses increased 141.5% to $0.1 million in 2008 from $0.05 million in 2007, mainly due to an aggressive marketing campaign to attract potential customers at the start of the pre-sales periods.

Commissions. Commissions paid to independent professional sales representatives increased 325.4% to $0.6 million in 2008 from $0.1 million 2007, due to the temporary use of independent sales representatives needed to grow sales rapidly in the beginning phase of the pre-sales of apartments in our buildings, which helps to create the sales momentum so that most apartments in the buildings will be sold as construction progresses.

Selling expenses. Our selling expenses increased 3,622.7% to $0.081 million in 2008 from $0.002 million in 2007, mainly due to a much greater effort to create pre-sales. Eight of our companies, including seven subsidiaries, were in the selling phase of construction in 2008, compared with only one company in 2007.

Bad debt expense. Our bad debt expense increased 388.9% in 2008 to $1.2 million from $0.2 million in 2007, primarily due to an expense of approximately $0.6 million for other receivables and an additional allowance for doubtful accounts receivable of approximately $0.6 million in accordance with the Company’s policy.

General and administrative expenses. General and administrative expenses increased 182.8% to $2.3 million in 2008 from $0.8 million in 2007, mainly due to the expansion of our operations by way of the acquisition of 7 companies in 2008.

Interest expense. Interest expense increased 1,265.1% to $0.9 million in 2008 from $0.07 million in 2007, primarily due to higher average borrowings in 2008 compared with 2007.The consolidation of the 7 subsidiaries acquired in 2008, with most having some amount of debt, was the primary cause of the higher interest expense in 2008.

Income taxes. Income taxes increased 29.7% to $6.6 million in 2008 from $5.1 million in 2007, mainly due to higher income before taxes.

Income before extraordinary items, net. Income before extraordinary items was up 105.9% to $19.0 million in 2008 compared with $9.2 million in 2007, as a result of the factors described above.

Extraordinary items, net. In fiscal year 2008, we acquired four project companies (Qingdao Xudong, Weifang Longhai Industry, Weifang Longhai Zhiye and Weifang Qilu) and recorded a gain of $12.6 million as an extraordinary item, based on the differences between our purchase prices and the estimated fair market values of the acquisitions. There were no extraordinary items in 2007.

Net Income. Net income increased 243.0% to $31.6 million in 2008 from $9.2 million in 2007, primarily due higher sales and operating income, and the gain from extraordinary items in 2008, partly offset by higher interest expense, and a lower income tax rate.

Liquidity and Capital Resources

As of December 25, 2009, we had cash and cash equivalents of $2.3 million. The following table provides a summary of our net cash flows from operating, investing, and financing activities. To date, we have financed our operations primarily through net cash flow from operations, augmented by short-term bank borrowings and equity contributions by our shareholders.

U.S. Dollars	Year Ended December 25,
	2009	2008	2007
Net cash provided by (used in) operating activities	$11,250,820	$61,015,081	$1,212,951
Net cash provided by (used in) investing activities	234,814	(58,521,630)	(13,689,661)
Net cash provided by (used in) financing activities	(9,866,408)	(3,805,052)	14,167,583
Effects of exchange rate change in cash	6,573	16,518	9,891
Net increase (decrease) in cash and cash equivalents	1,625,799	(1,295,083)	1,700,764
Cash and cash equivalents at beginning of the year	638,639	1,933,722	232,958
Cash and cash equivalent at end of the year	$2,264,438	638,639	$1,933,722

Net cash flow from operating activities

In accordance with Accounting Standards Codification, or ASC, 230, Statement of Cash Flows, cash flows from our operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Net cash provided by operating activities was $11.3 million in 2009, compared with $61.0 million provided by operating activities in 2008. Net income after adjustment for noncash items was $30.3 million in 2009. This increase was augmented by a reduction in inventories of $24.6 million, related party receivables collected of $7.3 million, expenditures made in previous years but expensed in 2009 of $2.3 million, and an increase in taxes incurred but not paid of $3.8 million. This total increase of $68.3 million was offset by a decrease in deposits received from customers of $38.0 million, income recognized of $10.7 million but either not billed or received in cash, and payments for accounts payable of $9.3 million.

Net cash provided by operating activities was $61.0 million in 2008 compared with $1.2 million in 2007. Net income after adjustment for noncash items was $21.7 million in 2008. This increase was augmented by a net collection from related parties of $58.5 million, a decrease in inventories of $26.0 million, an increase in taxes incurred but not paid of $9.9 million, collection of other receivables of $4.7 million, and collection of contracts receivable of $1.6 million. This total increase of $122.4 million was offset by a decrease in deposits received from customers of $56.5 million, expenditures made but not expensed in 2008 of $1.7 million, and payments for accounts payable of $1.3 million.

Net cash flow from investing activities

Net cash provided by investing activities in 2009 was $0.2 million, compared with $58.5 million net cash used in investing activities in 2008. The increase was mainly due to the absence in 2009 of the purchase of four subsidiaries acquired in 2008.

Net cash used in investing activities in 2008 was $58.5 million, compared with $13.7 million used in 2007. The increase in the net cash used in investing activities was mainly due to acquisition of four subsidiaries in 2008.

Net cash flow from financing activities

Net cash used in financing activities in 2009 was $9.9 million, compared with $3.8 net cash used in financing activities in 2008. The increase was mainly due to repayments of long-term borrowings in 2009, partly offset by proceeds received from long-term borrowings in 2009.

Net cash used in financing activities in 2008 was $3.8 million, compared with $14.2 million of net cash provided by financing activities in 2007. The decrease was mainly due to a net reduction in short-term borrowing in 2008 and a net increase in short-term borrowing in 2007.

As of December 25, 2009, the amount, maturity date and term of each of our bank loans were as follows:

Bank	Amount outstanding as of December 25, 2009	Maturity Date	Duration
Rural Credit Cooperatives Fangzi Branch	RMB 15,309,428 (approximately $2,247,424)	Jan 13, 2011	1 year
China Agricultural Bank Jimo Branch	RMB 2,203,982 (approximately $323,545)	January, 2013	10 years
China Agricultural Bank Laixi Branch	RMB 1,011,330 (approximately $148,463)	November 2015	10 years
China Construction Bank Caoxian Branch	RMB 35,000,000 (approximately $5,138,000)	May 27, 2010	1 year, 7 months
China Industry and Commercial Bank Chengyang Branch	RMB 200,000,000 (approximately $29,360,000)	May 2010	3 years
China Construction Bank Weihai Branch	RMB 30,000,000 (approximately $4,404,000)	December 2011	2 years
China Construction Bank Gaomi Branch	RMB 4,900,000 (approximately $719,320)	February, 2010	3 years
TOTAL	RMB 288,424,740 (approximately $42,340,752)

We believe that our currently available working capital, including the aggregate proceeds of our capital raising activities and the credit facilities referred to above, should be adequate to sustain our operations at our current levels through at least the next twelve months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to expand our production capacity, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Obligations Under Material Contracts

The table below shows our contractual obligations as of December 25, 2009.

U.S. Dollars	Payments Due by Period
		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	3-5 years	5 years
Long-term debt obligations	$39,621,320	$35,217,320	$4,404,000	$-	$-
Other obligations	-	-	-	-	-
Total	$39,621,320	$35,217,320	$4,404,000	$-	$-

Inflation

Inflation and changing prices have not had a material effect on our business, and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor price changes in the Chinese economy and the real estate industry and continually maintain effective cost controls in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to dramatic seasonal variations, although there is an increase in advertising and selling expenses when we begin pre-sales of new projects under construction. New market opportunities or new project introductions could change any perceived patterns, seasonal or operational.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates, and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue Recognition

Real estate sales are reported in accordance with the provisions of ASC 360-20, Property, Plant and Equipment, Real Estate Sales, Sales Other Than Retail Land Sales. Revenue from the sales of development properties where the construction period is twelve months or less is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract or agreement, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Revenue recognized to date in excess of amounts received from customers is classified as current assets under contracts receivable. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability.

Effective December 26, 2008, the Company adopted the percentage-of-completion method of accounting for revenue recognition for all building construction projects in progress in which the construction period was expected to be more than twelve months at that date. The full accrual method was used before that date for all of our residential and commercial projects. The Company changed to the percentage-of-completion method for contracts longer than one year as this method more accurately reflects how revenue is earned on these contracts, particularly for interim reporting purposes.

ASC 250 requires retrospective application of a change in accounting principle unless impracticable. The change to the percentage-of-completion method had no effect on our December 25, 2008 financial statements and we found it was impracticable to determine the effect on the December 25, 2007 financial statements as no progress reports detailing the percentage-of-completion of our contracts were prepared for that year.

Revenue and profit from the sale of development properties where the construction period is more than twelve months is recognized by the percentage-of-completion method on the sale of individual units when the following conditions are met: (1) construction is beyond a preliminary stage; (2) the buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit; (3) sufficient units have already been sold to assure that the entire property will not revert to rental property; (4) sales prices are collectible and (5) aggregate sales proceeds and costs can be reasonably estimated. If any of these criteria are not met, proceeds are accounted for as deposits until the criteria are met and/or the sale consummated.

Under the percentage of completion method, revenues from units sold and related costs are recognized over the course of the construction period, based on the completion progress of a project. In relation to any project, revenue is determined by calculating the ratio of completion and applying that ratio to the contracted sales amounts. This ratio of completion is determined by an independent third party hired by the Company as the contractors employed by the Company request advance payments and do not specifically allocate these costs to the various projects. Cost of sales is recognized by multiplying the ratio by the total budgeted costs. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Revenue recognized to date in excess of amounts received from customers is classified as current assets under revenue in excess of billings. Amounts received from customers in excess of revenue recognized to date are classified as current liabilities under customer deposits.

Any losses incurred or identified on real estate transaction are recognized in the period in which the transaction occurs.

Real Estate Capitalization and Cost Allocation

Properties under construction or held for sale consist of residential and commercial units under construction and units completed.

Properties under construction or held for sale are stated at cost or estimated net realizable value, whichever is lower. Costs include costs of land use rights, direct development costs, including predevelopment costs, interest on indebtedness, construction overhead and indirect project costs. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods. Costs of land use rights include land premiums and deed tax and are allocated to projects on the basis of acreage and GFA.

Allowance for Doubtful Accounts

The Company recognizes an allowance for doubtful accounts to ensure contracts receivable, related party receivables and other receivables are not overstated due to uncollectability. Bad debt reserves are maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer's or debtor's inability to meet its financial obligation, such as in the case of bankruptcy filings or deterioration in the customer's or debtor’s operating results or financial position. If circumstances related to customers or debtors change, estimates of the recoverability of receivables would be further adjusted.

Land Appreciation Tax (“LAT”)

In accordance with the relevant taxation laws in the PRC, the Company is subject to LAT based on progressive rates ranging from 30% to 60% on the appreciation of land value, which is calculated as the proceeds of sales of properties less deductible expenditures, including borrowings costs and all property development expenditures. The tax rules to implement the laws stipulate that the whole project must be completed before the LAT obligation can be assessed. Accordingly, the Company records the liability and the related expense at the completion of a project, unless the tax authorities impose an assessment at an earlier date. Deposits made against the eventual obligation are included in prepaid expenses.

SUPPLEMENTARY FINANCIAL INFORMATION

Quarterly Financial Results

The following table presents our unaudited and unreviewed quarterly consolidated statement of operations for the quarters presented. We believe that the historical quarterly information has been prepared substantially on the same basis as the audited consolidated financial statements, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts below to state fairly the unaudited quarterly results of operations data.

(All amounts in thousands of U.S. dollars; unaudited and unreviewed)

	Dec 25,	Sep 25,	Jun 25,	Mar 25,	Dec 25,	Sep 25,	Jun 25,	Mar 25,
	2009	2009	2009	2009	2008	2008	2008	2008
Sales	$54,106	$9,266	$10,848	$16,821	$46,046	$13,273	$17,006	$707
Sales to related party	3,274	-	-	-	-	-	-	-
Total sales	57,380	9,266	10,848	16,821	46,046	13,273	17,006	707
Cost of sales	(35,266)	(5,874)	(6,144)	(10,158)	(27,177)	(9,219)	(9,657)	(268)
Cost of sales to related party	(854)	-	-	-	-	-	-	-
Total cost of sales	(36,120)	(5,874)	(6,144)	(10,158)	(27,177)	(9,219)	(9,657)	(268)
Gross profit	21,260	3,392	4,704	6,663	18,869	4,054	7,349	439

Advertising expenses	(16)	(90)	(4)	(158)	(79)	(4)	(7)	(22)
Commission expenses	-	-	(81)	(4)	(121)	(45)	(147)	(261)
Selling expenses	(19)	(6)	(16)	(9)	(50)	(7)	(14)	(10)
Bad debt expense	(207)	-	-	-	(1,199)	-	-	-
General and administrative expenses	(2,351)	(956)	(815)	(534)	(193)	(1,031)	(473)	(587)
Total operating expenses	(2,593)	(1,052)	(916)	(705)	(1,642)	(1,087)	(641)	(880)
Income from operations	18,667	2,340	3,788	5,958	17,227	2,967	6,708	(441)

Gain on business acquisition (bargain purchase)	3,189	-	-	-	-	-	-	-
Miscellaneous income	152	(9)	(7)	191	(11)	61	34	8
Interest expense	(34)	(29)	(340)	(464)	(247)	(386)	(235)	(101)
Income before income taxes and extraordinary items	21,974	2,302	3,441	5,685	16,969	2,642	6,507	(534)
Income taxes – current & deferred	(9,058)	-	-	-	(6,602)	-	-	-
Income before extraordinary items	12,916	2,302	3,441	5,685	10,367	2,642	6,507	(534)
Extraordinary items, net of income tax	-	-	-	-	12,636	-	-	-
Net income	$12,916	$2,302	$3,441	$5,685	$23,003	$2,642	$6,507	$(534)

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Interest Rate Risk

We are exposed to interest rate risk primarily with respect to our short-term bank loans and long-term bank loans. Although the interest rates, which are based on the banks’ prime rates with respect to our short-term loans are fixed for the terms of the loans, the terms are typically three to twelve months for short-term bank loans and interest rates are subject to change upon renewal. There were no material changes in interest rates for short-term bank loans renewed during the year ended December 25, 2009.

A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities under which we had outstanding borrowings as of December 25, 2009, would decrease net income before provision for income taxes by approximately $0.34 million for the year ended December 25, 2009. Management monitors the banks’ prime rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

While our reporting currency is the U.S. Dollar, all of our consolidated sales and consolidated costs and expenses are denominated in RMB. All of our assets are denominated in RMB except for cash. As a result, we are exposed to foreign exchange risk as our sales and results of operations may be affected by fluctuations in the exchange rate between U.S. Dollars and RMB. If RMB depreciates against the U.S. Dollar, the value of our RMB sales, earnings and assets as expressed in our U.S. Dollar financial statements will decline. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and shareholders’ equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in determining other comprehensive income, a component of shareholders’ equity. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has not been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar or Euro in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in RMB exchange rate and lessen intervention in the foreign exchange market.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material effect on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net sales if the selling prices of our products do not increase with these increased costs.

PROPERTIES

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

We have a bank of land use rights, consisting of six properties with a total land area of 387,127 square meters. On these properties, we plan to construct, among others, a luxury high-rise beach hotel, high-rise residential and commercial buildings, residential villas, and a high-rise office building. Please see “Description of Business - Projects” for details about our land reserves.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of each class of our voting securities as of April 16, 2010 (i) by each person who is known by us to beneficially own more than 5% of our voting securities; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Floor 28, Block C, Longhai Mingzhu Building, No.182 Haier Road, Qingdao 266000, People’s Republic of China.

Name and Address of Beneficial Owner	Office, If Any	Shares Beneficially Owned(1)
		Ordinary Shares(2)		Preference Shares(3)		% Total
		Shares	% of Class	Shares	% of Class	Voting Power(4)
Directors and Officers
Antoine Cheng (5)	Chairman	29,235,000	94.31%	0	*	86.56%
Weiqing Zhang	CEO & President	0	*	0	*	*
Yang Chen	CFO & Vice President	0	*	0	*	*
Joseph Rozelle c/o Nautilus Global Business Partners 700 Gemini, Suite 100 Houston, TX 77058	Director	0	*	0	*	*
All officers and directors as a group (4 persons named above)		29,235,000	94.31%	0	*	86.56%
5% Security Holders
Longhai Holdings Company Limited(5)		29,235,000	94.31%	0	*	86.56%
Jayhawk Private Equity Fund II, L.P. (6) 930 Tahoe Blvd., 802-281 Incline Village, NV 89451		375,000	1.20%	750,000	27.03%	3.29%
Access America Fund, LP (7) 11200 Westheimer Rd., Suite 508 Houston, TX 77042		404,164	1.30%	375,000	13.51%	2.29%
Hua-Mei 21st Century Partners, LP (8) 237 Park Avenue, 9th Floor New York, NY 10017		446,500	1.43%	475,000	17.12%	2.71%
Guerrilla Partners, LP (9) 237 Park Avenue, 9th Floor New York, NY 10017		258,500	*	275,000	9.91%	1.57%
Taylor International Fund, Ltd. (10) 714 S. Dearborn Street, 2nd Floor Chicago, IL 60605		404,164	1.30%	375,000	13.51%	2.29%

* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our ordinary shares. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 31,000,062 ordinary shares issued and outstanding as of April 16, 2010.

(3)

Based on 2,774,700 Preference Shares issued and outstanding as of April 16, 2010. Each Preference Share is convertible into one (1) ordinary share (subject to customary adjustments for stock splits, combinations, or equity dividends on ordinary shares). Holders of Preference Shares vote with the holders of ordinary shares on all matters on an “as converted” basis. See “Description of Securities – Preference Shares” below for more information regarding our Preference Shares.

(4)	Percentage of Total Capital Stock represents total ownership with respect to all shares of our ordinary shares and Preference Shares, as a single class and on an “as converted” basis.

(5)

Includes 29,235,000 ordinary shares held by Longhai Holdings Company Limited. Mr. Antoine Cheng is the sole shareholder and director of Longhai Holdings Company Limited and has voting and dispositive control over the securities held by it.

(6)	Includes 375,000 shares underlying a warrant to purchase our ordinary shares. Kent C. McCarthy has sole voting and dispositive power over securities held by Jayhawk Private Equity Fund II, L.P.

(7)

Includes 187,500 shares underlying a warrant to purchase our ordinary shares. Christopher Efird is the Managing Partner of Access America Fund, LP and has voting and dispositive control over securities held by it.

(8)

Includes 237,500 shares underlying a warrant to purchase our ordinary shares. Peter Siris is the Managing Director of Hua-Mei 21st Century Partners, LP and has voting and dispositive control over securities held by it.

(9)

Includes 137,500 shares underlying a warrant to purchase our ordinary shares. Peter Siris is the Managing Director of Guerrilla Partners, LP and has voting and dispositive control over securities held by it.

(10)

Includes 187,500 shares underlying a warrant to purchase our ordinary shares. Robert J. Kirkland is the President of Taylor Asset Management, Inc., the general partner of Taylor International Fund, Ltd., and has voting and dispositive control over securities held by it.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this report:

NAME	AGE	POSITION
Antoine Cheng	53	Chairman of the Board of Directors
Weiqing Zhang	36	Chief Executive Officer, President and Director (1)
Yang Chen	38	Chief Financial Officer and Vice President
Zhongbo Zhou	34	Director (1)
Joseph Rozelle	35	Director (2)

(1)	Mr. Zhang and Mr. Zhou will become directors on the tenth day following the mailing of the Information Statement to our shareholders, which will be mailed on or about April 20, 2010.

(2)

Mr. Rozelle, our former President and Chief Financial Officer, has resigned from our board of directors, effective as of the tenth day following the mailing of the Information Statement to our shareholders.

Mr. Antoine Cheng. Mr. Cheng has been the Chairman of our board of directors since the closing of our reverse acquisition of Leewell on April 14, 2010 and has served as the Chairman of Oumei since 2006. Mr. Cheng became Chairman of Oumei after he retired from government service. Prior to joining Oumei, Mr. Cheng served as Chief Director of the Industry and Commerce Department of the Qingdao (Pingdu and Jimo) Municipal Government from 1998 to 2006 and as Vice Chief Director of the Public Security Bureau of the Pingdu Municipal Government from 1992 to 1998. Mr. Cheng received his Master’s degree in economics from Shandong Public Administration College in 2005.

Mr. Weiqing Zhang. Mr. Zhang has served as our Chief Executive Officer and President since the closing of our reverse acquisition of Leewell on April 14, 2010 and will become a member of our board of directors on the tenth day following the mailing of the Information Statement to our shareholders, which will be mailed on or about April 20, 2010. Mr. Zhang has held the same positions with Oumei since its formation in May 2001. Prior to joining Oumei, he was responsible for properties development for Longhai Real Estate Development Co., Ltd., between August 1994 and May 2001. With more than 15 years of experience in real estate development, Mr. Zhang has successfully developed more than two million square meters of GFA and has also served in strategic planning and general administration functions. He graduated from Qingdao Construction Engineering College in 1994 with a Bachelor’s degree in Business.

Mr. Yang Chen. Mr. Chen has served as our Chief Financial Officer and Vice President since the closing of our reverse acquisition of Leewell on April 14, 2010, and has held the same positions with Oumei since January 2008. Mr. Chen has more than 17 years of experience in accounting and financial management. Prior to joining Oumei, he served as chief financial officer for several companies, including Mudanjiang Dongxing Group Corporation, a retail-oriented diversified company (hotels, supermarkets, villas, and electrical equipment) from 2004 to 2008 and Harbin Guangyun Electrical Appliance Co., Ltd. prior to joining Mudanjiang Dongxing in 2004. Mr. Chen graduated from Harbin Institute of Technology with a Bachelor’s degree in industrial accounting in 1992.

Mr. Zhongbo Zhou. Mr. Zhou will become a member of our board of directors on the tenth day following the mailing of the Information Statement to our shareholders, which will be mailed on or about April 20, 2010. Mr. Zhou also serves as the Vice General Manager of Engineering Department of Oumei, where he is responsible for project and sales management.

He joined Oumei in 2001 and served as its Vice General Manager of Administration from 2005 to 2007. Mr. Zhou holds a Bachelor’s degree in civil engineering of Qingdao Technical University.

Mr. Joseph Rozelle. Mr. Rozelle has been one of our directors since April 2006 and served as our President and Chief Financial Officer from September 2006 until the closing of our reverse acquisition of Leewell on April 14, 2010. On April 14, 2010, Mr. Rozelle resigned from all offices he held with us. On the same date, he submitted his resignation as a member of our board of directors, which will become effective the tenth day following the mailing of the Information Statement to our shareholders, which will be mailed on or about April 20, 2010. Mr. Rozelle is currently the President of Nautilus Global Partners, LLC, a company dedicated to facilitation of “going public” transactions for foreign and domestic operating companies on the public United States Exchanges. Prior to joining Nautilus Global Partners, LLC in 2006, Mr. Rozelle was a consultant with Accretive Solutions, providing Sarbanes-Oxley Compliance consulting and other accounting related consulting services. During his career he has served in several companies in positions where he worked in financial modeling, due diligence, preparation of investment summaries, asset securitization, planning and financial analysis, risk analysis, mergers and acquisition evaluation, corporate budgeting, commercial banking, auditing, and SEC filings involving corporate mergers, spin-offs, public debt offerings, and annual reports. Mr. Rozelle holds a Bachelors of Business Administration degree from the University of Houston and a Masters of Business Administration degree from the Jesse H. Jones School of Management at Rice University. Mr. Rozelle is also the sole director and sole executive officer of VPGI, Inc., a public corporation.

Significant Employees

In addition to the foregoing named officers and directors, the following employees are also key to our business and operations:

NAME	AGE	POSITION
Zhongbo Zhou	34	Vice General Manager of Engineering Department of Oumei
Yalei Chen	33	Vice General Manager of Development Strategies Department of Oumei

Mr. Zhongbo Zhou. Mr. Zhou has served as Oumei’s Vice General Manager of Engineering Department since 2007 and is responsible for project and sales management. He joined Oumei in 2001 and served as its Vice General Manager of Administration from 2005 to 2007. Mr. Zhou holds a Bachelor’s degree in civil engineering from Qingdao Technical University.

Mr. Yalei Chen. Mr. Chen has served as Oumei’s Vice General Manager of Development Strategies Department since 2007 and is in charge of its development strategies. He joined Oumei in 2001 as a technician and assistant to General Manager. Prior to that, Mr. Chen worked as a technician in Qingdao Pingdu Construction Group Company Factory and ZTE Corporation. He graduated from China Agricultural University in 1997 with a college diploma.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees, or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background and Compensation Philosophy

Prior to our reverse acquisition of Leewell, our operating subsidiaries were private limited companies organized under the laws of the PRC, and in accordance with PRC regulations, the salary of our executives was determined by our shareholders.

In 2009, our named executive officers included Mr. Weiqing Zhang, our Chief Executive Officer and President, and Mr. Yang Chen, our Chief Financial Officer. Mr. Zhang is also a member of our board of directors. In 2009, our board of directors determined the compensation of our named executive officers, based on our financial and operating performance and prospects, the level of compensation paid to similarly situated executives in comparably sized companies and the contributions made by each of the executive officers to our success. As disclosed below, each of the named executive officers entered into an employment agreement and their employment agreements govern the amount of base salary the executives are paid.

As the membership of our board of directors increases, our board of directors may form a compensation committee charged with the oversight of our executive compensation plans, policies and programs and the authority to determine and approve the compensation of our chief executive officer and make recommendations with respect to the compensation of our other executive officers.

Elements of Compensation

We provide our executive officers with a base salary and discretionary bonuses to compensate them for services rendered during the year. We believe that our policy of compensating our executives in this way has served the company well and does not encourage unreasonable risk-taking.

  Base Salary. The base salary we provide is intended to equitably compensate the named executive officers based upon their level of responsibility, complexity and importance of role, leadership and growth potential, and experience. The base salary paid to our named executive officers is governed by their respective employment agreements and is reflected in the Summary Compensation Table below.

  Discretionary Bonus. We did not pay bonus compensation to our executive officers in 2009. If, in the future, our board of directors determines to provide bonus compensation as a regular part of our executive compensation package, our compensation committee or our board if we do not yet have a compensation committee, may adopt a formal incentive bonus plan, which will establish performance goals for each of the executive officers and maximum amounts that may be earned upon attainment of such performance goals.

  Equity Incentives. Presently, we do not have an equity based incentive program and we did not grant stock based awards as a component of compensation in 2009. In the future, we may adopt and establish an equity incentive plan pursuant to which awards may be granted and which will provide us with the ability to provide to our eligible employees, including each of our named executive officers, grants of stock compensation awards based on our shares if our compensation committee determines that such awards are in our and our shareholders’ best interests.

  Retirement Benefits. Our executive officers are not presently entitled to company-sponsored retirement benefits.

  Perquisites. Historically, we have provided certain of our named executive officers with perquisites and other personal benefits that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete, especially for executives who perform services abroad as expatriates. We believe that these additional benefits assist our executives in performing their duties and provide time efficiencies for our executives. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our compensation committee.

Summary Compensation Table — Fiscal Years Ended December 25, 2009, 2008 and 2007

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Weiqing Zhang, Chief Executive Officer (1)	2009	15,812	0	0	0	0	15,812
	2008	14,000	0	0	0	0	14,000
	2007	9,000	0	0	0	0	9,000
Yang Chen, Chief Financial Officer (1)	2009	14,000	0	0	0	0	14,000
	2008	14,000	0	0	0	0	14,000
	2007	-	-	-	-	-	-
Joseph Rozelle, Former President and Chief Financial Officer (2)	2009	0	0	0	0	0	0
	2008	0	0	0	0	0	0
	2007	0	0	0	0	0	0

(1)

On April 14, 2010, we acquired Leewell in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Weiqing Zhang became our Chief Executive Officer and President and Mr. Chen became our Chief Financial Officer and Vice President. Prior to the effective date of the reverse acquisition, Messrs. Zhang and Chen held the same positions with Leewell’s subsidiary, Oumei. The annual, long-term, and other compensation shown in this table includes the amounts Messrs. Zhang and Chen received from Oumei prior to the consummation of the reverse acquisition. Mr. Chen was not employed by Oumei in 2007.

(2)	Mr. Joseph Rozelle resigned from all offices he held with us upon the closing of the reverse acquisition of Leewell on April 14, 2010.

Summary of Employment Agreements and Material Terms

All of our employees, including Mr. Weiqing Zhang, our Chief Executive Officer and President, and Mr. Yang Chen, our Chief Financial Officer and Vice President, have executed our standard employment agreement. Our employment agreements with our executives provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus. Mr. Zhang’s employment agreement provides for an annual salary of RMB108,000 (approximately $16,000) and expires on June 5, 2012, and Mr. Chen’s employment agreement provides for an annual salary of RMB96,000 (approximately $15,000) and expires on July 1, 2012.

Other than the salary and necessary social benefits required by the government, which are defined in the employment agreement, we currently do not provide other benefits to our officers at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Grants of Plan-Based Awards

No plan-based awards were granted to any of our named executive officers during the fiscal year ended December 25, 2009.

Outstanding Equity Awards at Fiscal Year End

No unexercised options or warrants were held by any of our named executive officers at December 25, 2009. No equity awards were made during the fiscal year ended December 25, 2009.

Option Exercises and Stock Vested

No options to purchase our capital stock were exercised by any of our named executive officers, nor was any restricted stock held by such executive officers vested during the fiscal year ended December 25, 2009.

Pension Benefits

No named executive officers received or held pension benefits during the fiscal year ended December 25, 2009.

Nonqualified Deferred Compensation

No nonqualified deferred compensation was offered or issued to any named executive officer during the fiscal year ended December 25, 2009.

Potential Payments Upon Termination or Change in Control

Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the fiscal year ended December 25, 2009.

Compensation Committee Interlocks and Insider Participation

During the fiscal year 2009 we did not have a standing compensation committee. Our board of directors was responsible for the functions that would otherwise be handled by the compensation committee. All directors participated in deliberations concerning executive officer compensation, including directors who were also executive officers, however, none of our executive officers received any compensation during the last fiscal year. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, any of whose executive officers served on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Transactions With Related Persons

The following includes a summary of transactions since the beginning of the 2009 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

  As of December 25, 2009 and 2008, we had a total of $2,949,102 and $15,279,068, respectively, due from Longhai Group and its subsidiaries. The Longhai Group is controlled by Mr. Antoine Cheng, our Chairman. These balances have no stated terms for repayment and are not interest bearing.

  In 2009, we sold two floors of a project for office use to Longhai Construction Company, a subsidiary of Longhai Group, for approximately $3,274,000.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

As we increase the size of our board of directors and gain independent directors, we expect to prepare and adopt a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person will not be covered by this policy. A related person will be any executive officer, director or a holder of more than five percent of our ordinary shares, including any of their immediate family members and any entity owned or controlled by such persons.

We anticipate that, where a transaction has been identified as a related-person transaction, the policy will require management to present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. Management’s presentation will be expected to include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

To identify related-person transactions in advance, we are expected to rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related-person transactions, our board of directors will take into account the relevant available facts and circumstances including, but not limited to:

  the risks, costs and benefits to us;

  the effect on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  the terms of the transaction;

  the availability of other sources for comparable services or products; and

  the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

We also expect that the policy will require any interested director to excuse himself or herself from deliberations and approval of the transaction in which the interested director is involved.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Market Information

There currently is no market for our ordinary shares. We plan to list our ordinary shares as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing. Until our ordinary shares are listed on an exchange, we expect that they would be eligible to be quoted on the over-the-counter bulletin board maintained by the Financial Industry Regulatory Authority. In this venue, however, an investor may find it difficult to obtain accurate quotations as to the market value of our ordinary shares and trading of our ordinary shares may be extremely sporadic. For example, several days may pass before any shares may be traded. A more active market for our ordinary shares may never develop. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our ordinary shares, which may further affect its liquidity and could make it more difficult for us to raise additional capital.

Holders

As of April 16, 2010 there were approximately 490 holders of record of our ordinary shares. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

On December 10, 2008, our board of directors authorized a special dividend to our shareholders of record of $166,075. Two of our shareholders, Access America Fund, LP and Mid-Ocean Consulting Limited, did not accept the dividend.

Other than this dividend, we have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

DESCRIPTION OF SECURITIES

Our authorized share capital consists of 100,000,000 ordinary shares, par value $0.002112 per share, and 20,000,000 preference shares, par value $0.002112 per share.

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, the Companies Law (2009 Revision) and the common law of the Cayman Islands. The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares. Complete copies of our memorandum and articles of association are filed as exhibits to our public filings.

Ordinary Shares

General. All the issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are not entitled to any sinking fund or pre-emptive rights.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared or paid by our board of directors subject to our memorandum and articles of association and the Companies Law. No dividend may be declared or paid unless our directors determine that immediately after the payment, we will be able to satisfy our liabilities as they become due in the ordinary course of business, and we have funds lawfully available for such purpose.

Voting Rights. The holders of our ordinary shares have identical rights, as provided by our memorandum and articles of association. General meetings of shareholders are expected to be held annually and may be convened by the board of directors as it may consider necessary or desirable or upon a request of one or more shareholders holding in the aggregate not less than 10% of our voting share capital. If the board of directors does not convene a requisitioned meeting within 21 days of the deposit of the requisition notice, the requisitionists may themselves convene the general meeting.

A quorum for a general meeting of shareholders is considered present if there are one or more shareholders entitled to vote and present in person or by proxy holding in aggregate more than 50% of our voting share capital. If a quorum is not present within half an hour after the time appointed for the general meeting, the general meeting shall stand adjourned to the same day in the next week at the same time and place. If at such adjourned general meeting a quorum is not present within half an hour from the time appointed for holding the general meeting, the shareholder or shareholders present in person or by proxy shall be a quorum and may transact the business for which the general meeting was called.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to our shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to our shares. Pursuant to the Companies Law, special resolution is required for important matters such as amending the memorandum and articles of association, a change of name and winding up. Holders of our shares may affect certain changes by ordinary resolution, including electing and removing directors.

Transfer of Shares. Subject to our memorandum and articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board. Our board of directors may, in its sole discretion, decline to register any transfer of any ordinary share for any or no reason. If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 45 days in any year.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), after payment in full of the amounts required to be paid to creditors and holders of any issued and outstanding preference shares, if any, all holders of ordinary shares are entitled to receive the same amount per share with respect to any distribution of assets to holders of ordinary shares.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture in accordance with the procedure under our memorandum and articles of association.

Redemption of Ordinary Shares. Ordinary shares are not redeemable but, subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined pursuant to our memorandum and articles of association.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than our memorandum and articles of association). However, we provide our shareholders with annual audited financial statements.

Directors. Unless the shareholders otherwise decided by ordinary resolution, the minimum number of directors is one, and the maximum number is unlimited. Our board of directors will consist of a single class of directors who will serve until they resign or are removed in accordance with the memorandum and articles of association. Our board has the power at any time to appoint a person as a director either to fill a casual vacancy or as an addition to the existing board. A director may be removed from office, with or without cause, by an ordinary resolution of shareholders. A meeting of directors is duly constituted if, at the commencement of the meeting, there are present, in person or by proxy, not less than two directors (unless a different quorum has otherwise been fixed by our board). Any resolution that may be passed by our directors or a committee of directors at a meeting may also be passed by a unanimous written resolution of the directors.

Preference Shares

On April 14, 2010, our board of directors established a series of our preference shares, par value $0.002112 per share, designated as “6% Convertible Preference Shares” (which we refer to herein as the Preference Shares). A summary of the Preference Shares is set forth below:

Ranking. With respect to rights upon liquidation, winding-up or dissolution, the Preference Shares rank senior to our ordinary shares and any other classes or series of stock of the Company not designated as ranking senior to or pari passu with the Preference Shares.

Voting. The holders of the Preference Shares will vote on an “as converted” basis, together with the ordinary shares, as a single class, in connection with any proposal submitted to our shareholders.

Conversion. Each Preference Share is optionally convertible into one (1) fully paid and non-assessable ordinary share.

Mandatory Conversion. We have the right to convert outstanding Preference Shares into ordinary shares if, for a period of at least twenty (20) consecutive business days, (i) the volume weighted average price of our ordinary shares equals or exceeds US$6.00, (ii) average daily trading volume of our ordinary shares equals or exceeds 50,000 shares per day, and (iii) trading volume of our ordinary shares equals or exceeds 30,000 shares on every business day during this period.

Anti-Dilution. The number of ordinary shares into which each Preference Share may be converted into will be proportionally adjusted in the event of any stock splits, combinations, or equity dividends on ordinary shares. Upon certain reorganizations, reclassifications, mergers, or consolidations, the holders of Preference Shares may convert their shares into the securities or property that they would have been entitled to upon the consummation of such transaction if the holder had converted the Preference Shares immediately prior to such transaction.

Dividends. Each Preference Share will be entitled to receive cumulative dividends at the annual rate of six percent (6%) accruing on a daily basis on the purchase price of the Preference Share. Such dividends will be payable in cash annually on January 1 beginning with the first such date after April 14, 2010. If the six percent (6%) dividend is not timely paid in full, any such unpaid dividend amount will be increased by 6% per year, accruing on a daily basis.

Liquidation. In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the Preference Shares then outstanding will be entitled to receive, out of the assets of the Company available for distribution to its shareholders, an amount equal to the amount credited as paid up on the Preference Shares plus accrued but unpaid dividends, before any payment shall be made or any assets distributed to the holders of the ordinary shares or any other class or series of stock issued by the Company not designated as ranking senior to or pari passu with the Preference Shares in respect of the right to participate in distributions or payments upon a liquidation event.

Corporate Law

The Companies Law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Director Independence

Neither Cayman Islands law nor our memorandum and articles of association require that a majority of our directors be independent. As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. The duty of a director not to put himself or herself in a position of conflict may be modified by the company's articles of association. Our articles of association permit our directors to have such a conflict and to participate and vote in respect of any decision in which they may have a conflict, provided their conflicting interests are adequately disclosed. This does not modify the directors' duty to act in a way they consider to be bona fide in the best interests of the company.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards a dual objective/subjective standard with regard to the required skill and care, to the effect that a director must exercise the skill and care of a reasonably diligent person having both (a) the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same actions as our carried out by that direction in relation to the company and (b) the general knowledge, skill and experience that that particular director has. These authorities are likely to be followed in the Cayman Islands.

Restrictions on Nonresident or Foreign Shareholders

Under Cayman Islands law, there are no limitations on the rights of nonresident or foreign shareholders to hold or vote our ordinary shares.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may adopt and maintain anti-money laundering procedures, and we may require shareholders to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a shareholder unless in the particular case we are satisfied that an exemption applies under the Money Laundering Regulations (2009 Revision) of the Cayman Islands, as amended and revised from time to time, or the Regulations. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

  the shareholder makes the payment for their investment from an account held in the applicant’s name at a recognized financial institution; or

  the shareholder is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

  the purchase of shares is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction, and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of a shareholder in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors suspect, or are advised that, the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure the compliance by us with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting, that another person is engaged in criminal conduct or is involved with terrorism or terrorist property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law, 2008 of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher pursuant to the Terrorism Law (2009 Revision) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Mergers and Similar Arrangements

In certain circumstances, the Cayman Islands Companies Law allows for mergers or consolidations between two Cayman Islands companies or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that it is permitted by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 2/3% in value) of the shareholders of each company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each company passed by a majority in number representing 75% in value of the shareholders voting together as one class. A shareholder has the right to vote on a merger or consolidation regardless of whether the shares that he or she holds otherwise give him or her voting rights. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Law (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign constituent company, and where the surviving company is a Cayman Islands company, the procedure is similar, save that, with respect to the foreign constituent company, the director of the surviving or consolidated company is required to make a declaration to the effect that, having made due enquiry, he or she is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted, or not prohibited, by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws, and any requirements of those constitutional documents have been, or will be, complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are, and continue to be, suspended or restricted; (v) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (vi) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by, and has been approved in accordance with, the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been ,or will be, complied with; (vii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (viii) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Law provides for a right of dissenting shareholders to receive a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his or her written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his or her shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must, within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his or her intention to dissent, including, among other details, a demand for payment of the fair value of his or her shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above, or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his or her shares at a price that the company determines is the fair value and, if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30-day period, within 20 days following the date on which such 30-day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder may not be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies and, in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely-held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement”, which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures of which are more rigorous, and take longer to complete, than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting. The convening of the meetings and, subsequently, the terms of the arrangement, must be sanctioned by the Grand Court of the Cayman Islands.

While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

  we are not proposing to act illegally or beyond the scope of our corporate authority, and the statutory provisions as to majority vote have been complied with;

  the shareholders have been fully informed and were fairly represented at the meeting in question;

  the arrangement is such as a businessperson could reasonably approve; and

  the arrangement would not amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may, in some circumstances, be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Shareholders' Suits

Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed their availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

  a company is acting, or proposing to act, illegally or beyond the scope of its authority;

  the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

  those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Transfer Agent and Registrar

Our independent stock transfer agent is Interwest Transfer Company, Inc., located in Salt Lake City, Utah. Their mailing address is 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117. Their phone number is (801) 272-9294.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Companies Law of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be contrary to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. Our memorandum and articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such and no such director or officer shall be liable to us except through their own dishonesty.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of association, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 3.02        UNREGISTERED SALES OF EQUITY SECURITIES

On April 14, 2010, we issued 29,235,000 ordinary shares to Longhai Holdings, the sole shareholder of Leewell. The total consideration for the 29,235,000 ordinary shares was 102,566,690 ordinary shares of Leewell, which is all the issued and outstanding capital stock of Leewell. The number of our shares issued to Longhai Holdings was determined based on an arms-length negotiation. The issuance of our shares to these shareholders was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On April 14, 2010, we also completed a private placement transaction with a group of accredited investors, pursuant to which we issued to the investors an aggregate of 2,774,700 Units for a purchase price of $11,098,800, or $4.00 per Unit. Each Unit consists of one Preference Share and one Warrant to purchase 0.5 ordinary shares. The Warrants have a term of 5 years, bear an exercise price of $6.00 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable by investors at any time after the closing date. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

On April 14, 2010, we also issued an aggregate of 300,000 ordinary shares and warrants for the purchase of an aggregate of 138,735 ordinary shares, exercisable for a period of 3 years at an exercise price of $5.00 per share, to Brean Murray, Carret & Co., LLC and/or its designees, as partial compensation for services provided by them in connection with the private placement transaction. Brean Murray, Carret & Co., LLC also received a cash fee of $775,759.39 for its services in connection with the private placement. The issuance of these securities was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On April 14, 2010, we also issued an aggregate of 465,000 ordinary shares to Beijing Allstar Business Consulting, Inc. and/or its designees, as partial compensation for services provided by them in connection with the reverse acquisition of Leewell and the private placement transaction. The issuance of these securities was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the shareholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the shareholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the shareholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the shareholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the shareholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 5.01        CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with Leewell, the former shareholder of Leewell owns 94.31% of our total outstanding ordinary shares and 86.56% total voting power of all our outstanding voting securities.

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of the Share Exchange Agreement on April 14, 2010, Mr. David Richardson resigned from our board of directors, effective immediately, and Mr. Joseph Rozelle submitted a resignation letter pursuant to which he resigned as our President and Chief Financial Officer effective immediately and from his position as our director that will become effective on the tenth day following the mailing of the Information Statement to our shareholders, which will be mailed out on or about April 20, 2010. The resignations of Messrs. Richardson and Rozelle were not in connection with any known disagreement with us on any matter.

A copy of this report has been provided to Messrs. Richardson and Rozelle, each of whom has been provided with the opportunity to furnish us as promptly as possible with a letter addressed to us stating whether he agrees with the statements made by us in this report, and if not, stating the respects in which he does not agree. No such letter has been received by us.

On the same day, our board of directors increased its size from two (2) to three (3) members and appointed Mr. Antoine Cheng, Mr. Weiqing Zhang and Mr. Zhongbo Zhou to fill the vacancies created by the resignations of Messrs. Richardson and Rozelle and such increase. Mr. Cheng’s appointment became effective on April 14, 2010, while appointments of Messrs. Zhang and Zhou will become effective on the tenth day following our mailing of the Information Statement to our shareholders.

In addition, our board of directors appointed Mr. Antoine Cheng to serve as the Chairman of the Board, Mr. Weiqing Zhang to serve as our Chief Executive Officer and President and Mr. Yang Chen to serve as our Chief Financial Officer and Vice President, effective immediately at the closing of the Share Exchange Agreement.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.03        AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On April 14, 2010, our board of directors approved a change in our fiscal year end from December 31 to December 25. This change is being effectuated in connection with the reverse acquisition transaction described in Item 2.01 above.

ITEM 5.06        CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS

(a)        Financial Statements of Business Acquired

Filed herewith are audited consolidated financial statements of Leewell Investment Group Limited for the years ended December 25, 2009, 2008 and 2007.

(b)        Pro Forma Financial Information

Filed herewith is unaudited pro forma combined financial information of Dragon Acquisition Corporation and its subsidiaries.

(d)        Exhibits

Exhibit No.	Description
2.1	Share Exchange Agreement, dated April 14, 2010, by and among the Company, Leewell Investment Group Limited, Longhai Holdings Company Limited and its shareholder
3.1	Amended and Restated Memorandum of Association of the Company [incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10 filed on July 14, 2006]
3.2	Articles of Association of the Company [incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form 10 filed on July 14, 2006]
4.1	Form of Investor Warrant, issued April 14, 2010
10.1	Form of Subscription Agreement, dated April 14, 2010
10.2	Make Good Escrow Agreement, dated April 14, 2010, by and among the Company, Longhai Holdings Company Limited, Access America Investments, LLC and Collateral Agents, LLC, as escrow agent
10.3	Holdback Escrow Agreement, dated April 14, 2010, by and among the Company, Brean Murray, Carret & Co., LLC, Access America Investments, LLC and Collateral Agents, LLC, as escrow agent
10.4	Investor Relations Escrow Agreement, dated April 14, 2010, by and among the Company, Brean Murray, Carret & Co., LLC, Access America Investments, LLC and Collateral Agents, LLC, as escrow agent
10.5	Form of Lockup Agreement, dated April 14, 2010
10.6	Share Purchase Agreement, dated September 5, 2007, between Zhang Weiqing and Leewell Investment Group Limited (English Translation)
10.7	Share Purchase Agreement, dated September 5, 2007, between Cheng Xiaoyan and Leewell Investment Group Limited (English Translation)

Exhibit No.	Description
10.8	Share Purchase Agreement, dated January 19, 2008, among Cheng Defeng, Wang Yingchun and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)
10.9	Share Purchase Agreement, dated January 22, 2008, between Zhang Weiqing and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)
10.10	Share Purchase Agreement, dated January 23, 2008, among Cheng Defeng, Miao Shuangji and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)
10.11

Share Purchase Agreement, dated January 24, 2008, among Li Jie, Li Keyu, Liu Fangyu, Wang Meiling, Jiang Guo, Qingdao Longhai Investment Group and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)

10.12

Share Purchase Agreement, dated August 27, 2008, among Qingdao Longhai Investment Group, Qingdao Longhai Luqiao Co., Ltd, Gao Xuling and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)

10.13	Share Purchase Agreement, dated August 28, 2008, between Qingdao Pingdu Xinyuan Real Estate Development Co., Ltd and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)
10.14	Share Purchase Agreement, dated August 29, 2008, among Qingdao Hexiang Fuzhuang Ltd, Qingdao Fuhai Fangzhi Ltd and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)
10.15	Share Purchase Agreement, dated June 25, 2009, among Qingdao Longhai Investment Group, Wang Hongde and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)
10.16	Share Purchase Agreement, dated September 25, 2009, among Wang Yingchun, Wang Jinghua and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)
10.17

Construction Contact, dated April 11, 2009, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and Shanghai Baogang Construction Engineering Corporation (English Translation)

10.18	Construction Contract, dated October 8, 2006, between Qingdao Xudong Real Estate Development Co., Ltd. and Qingdao Longhai Construction Group Co., Ltd. (English Translation)
10.19	Construction Contract, dated July 26, 2006, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and Qingdao Longhai Construction Group Co., Ltd. (English Translation)
10.20	Construction Contract, dated April 23, 2004, between Weifang Longhai Zhiye Co., Ltd. and Qingdao Zhongxin Construction Group Co., Ltd. (English Translation)
10.21

Construction Supervision Contract, dated August 21, 2009, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and Weihai Tianhen Project Consulting Management Co., Ltd. (English Translation)

10.22	Form of Construction Contract (English Translation)
10.23	Form of Sales Agent Agreement (English Translation)
10.24	Loan Agreement, dated November 30, 200 9, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and China Construction Bank, Weihai Branch (English Translation)
10.25	Loan Agreement, dated November 21, 2008, between Caoxian Industrial Properties Co., Ltd. and China Construction Bank, Caoxian Branch (English Translation)
10.26	Loan Agreement, dated May 28, 2007, between Qingdao Xudong Real Estate Development Co., Ltd. and Industrial and Commercial Bank of China, Qingdao Chengyang Branch (English Translation)
10.27	Form of Employment Agreement (English Translation)
10.28	Employment Agreement, dated June 28, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Weiqing Zhang (English Translation)
10.29	Employment Agreement, dated July 23, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Yang Chen (English Translation)

Exhibit No.	Description
10.30	Employment Agreement, dated August 25, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Zhongbo Zhou (English Translation)
10.31	Employment Agreement, dated August 20, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Yalei Chen (English Translation)
21	Subsidiaries of the Company

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2010

DRAGON ACQUISITION CORPORATION

By: /s/Weiqing Zhang
Weiqing Zhang
Chief Executive Officer

LEEWELL INVESTMENT GROUP LIMITED

FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 25, 2009, 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Leewell Investment Group Limited and Subsidiaries

We have audited the accompanying consolidated balance sheets of Leewell Investment Group Limited and Subsidiaries as of December 25, 2009 and 2008 and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 25, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Leewell Investment Group Limited and Subsidiaries as of December 25, 2009 and 2008 and the results of their operations and their cash flows for each of the three years in the period ended December 25, 2009 in conformity with United States generally accepted accounting principles.

MSPC
Certified Public Accountants and Advisors, A Professional Corporation

New York, New York
March 23, 2010

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 25,	December 25,
	2009	2008
ASSETS
CURRENT ASSETS
Cash	$2,264,438	$638,639
Restricted cash	1,641,778	1,635,878
Revenue in excess of billings	4,045,979	-
Contracts receivable, net	12,552,315	6,359,497
Related party receivable	2,949,102	15,279,068
Inventories	106,452,702	77,008,683
Other receivables, net	1,634,987	367,836
Prepaid expenses	1,461,670	3,782,408
Total Current Assets	133,002,971	105,072,009

PROPERTY, PLANT AND EQUIPMENT, NET	3,461,317	3,001,888
PROPERTY, PLANT AND EQUIPMENT, IDLE	1,530,390	1,991,799
GOODWILL	3,620,670	3,596,117
LAND USE RIGHTS, NET	54,060,495	64,655,669
DEFERRED TAX ASSETS	657,000	330,873
TOTAL ASSETS	$196,332,843	$178,648,355

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$35,217,320	$14,682,599
Short-term loans	2,719,432	2,879,010
Notes payable	146,800	-
Accounts payable	487,238	-
Customer deposits	19,780,472	42,980,448
Other payables	4,186,745	3,287,869
Taxes payable	26,049,956	22,217,920
Other current liabilities	207,936	192,906
Total Current Liabilities	88,795,899	86,240,752

LONG-TERM DEBT	4,404,000	29,160,895
LONG-TERM DEFERRED TAX LIABILITIES	8,781,998	-

SHAREHOLDERS' EQUITY
Common stock par value $0.1282 per share, 150,000,000 shares authorized,
102,566,690 issued and outstanding in 2009 and 2008	13,149,576	13,149,576
Paid-in capital	(7,465,626)	(13,749,747)
Appropriated retained earnings	10,298,700	6,642,568
Unappropriated retained earnings	71,326,950	50,638,872
Accumulated other comprehensive income	7,041,346	6,565,439
Total Shareholders' Equity	94,350,946	63,246,708
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$196,332,843	$178,648,355

See Accompanying Notes to Consolidated Financial Statements

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
THE YEARS ENDED DECEMBER 25, 2009, 2008, AND 2007

	2009	2008	2007
			Restated

SALES	$91,041,042	$77,032,561	$51,850,312
SALES TO RELATED PARTY	3,274,458	-	-
TOTAL SALES	94,315,500	77,032,561	51,850,312

COST OF SALES	(57,442,457)	(46,321,251)	(36,243,778)
COST OF SALES TO RELATED PARTY	(853,951)	-	-
TOTAL COST OF SALES	(58,296,408)	(46,321,251)	(36,243,778)

GROSS PROFIT	36,019,092	30,711,310	15,606,534

ADVERTISING	(268,222)	(112,263)	(46,492)
COMMISSION	(84,982)	(574,262)	(134,989)
SELLING EXPENSES	(49,800)	(81,415)	(2,187)
BAD DEBT EXPENSE	(207,523)	(1,198,942)	(245,243)
GENERAL AND ADMINISTRATIVE EXPENSES	(4,655,596)	(2,283,744)	(807,589)
INCOME FROM OPERATIONS	30,752,969	26,460,684	14,370,034

OTHER REVENUES:
Gain on business acquisition ("bargain purchase")	3,188,924	-	-
OTHER INCOME (EXPENSES)
Miscellaneous income	327,294	91,945	10,280
Interest expense	(866,751)	(968,710)	(70,963)
	(539,457)	(876,765)	(60,683)
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM	33,402,436	25,583,919	14,309,351

INCOME TAXES
Current	(369,660)	(5,350,455)	(5,090,161)
Deferred	(8,688,566)	(1,251,739)	-
	(9,058,226)	(6,602,194)	(5,090,161)

INCOME BEFORE EXTRAORDINARY ITEM	24,344,210	18,981,725	9,219,190

EXTRAORDINARY ITEM (NET OF INCOME TAX OF $0)	-	12,635,872	-
NET INCOME	24,344,210	31,617,597	9,219,190

OTHER COMPREHENSIVE INCOME:
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	475,907	3,488,440	2,107,856
COMPREHENSIVE INCOME	$24,820,117	$35,106,037	$11,327,046

EARNINGS PER COMMON SHARE BASIC AND DILUTED
- Income before extraordinary item	$0.24	$0.19	$-
- Extraordinary item	$-	$0.12	$-
- Net income	$0.24	$0.31	$921.92

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING	102,566,690	102,566,690	10,000

See Accompanying Notes to Consolidated Financial Statements

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 25, 2009, 2008, AND 2007

						Accumulated
				Appropriated	Unappropriated	Other
			Paid-in	Retained	Retained	Comprehensive	Shareholders’
	Shares	Amount	Capital	Earnings	Earnings	Income	Equity
Balance at December 25, 2006	10,000	1,282	11,860,978	2,684,678	13,768,318	969,143	29,284,399

Elimination of investment in subsidiary against subsidiary equity (Note 1)			(13,165,828)				(13,165,828)

Adjustments for the acquisition			407,880		(8,343)		399,537

Net income					9,219,190		9,219,190

Foreign currency translation adjustment						2,107,856	2,107,856

Earnings appropriated in accordance with Chinese law				1,550,185	(1,550,185)

Balance at December 25, 2007, restated	10,000	1,282	(896,970)	4,234,863	21,428,980	3,076,999	27,845,154

Shareholder loan converted to shares	102,556,690	13,148,294					13,148,294

Due to acquisition of subsidiaries			(12,852,777)				(12,852,777)

Net income					31,617,597		31,617,597

Foreign currency translation adjustment						3,488,440	3,488,440

Earnings appropriated in accordance with Chinese law				2,407,705	(2,407,705)

Balance at December 25, 2008	102,556,690	13,149,576	(13,749,747)	6,642,568	50,638,872	6,565,439	63,246,708

Due to acquisition of subsidiaries			6,284,121				6,284,121

Net income					24,344,210		24,344,210

Foreign currency translation adjustment						475,907	475,907

Earnings appropriated in accordance with Chinese law				3,656,132	(3,656,132)

Balance at December 25, 2009	102,556,690	13,149,576	(7,465,626)	10,298,700	71,326,950	7,041,346	94,350,946

See Accompanying Notes to Consolidated Financial Statements

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 25, 2009, 2008, AND 2007

	2009	2008	2007
			Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$24,344,210	$31,617,597	$9,219,190
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Bad debt expense	207,523	1,198,941	245,243
Depreciation expense	245,388	246,400	205,366
Amortization of land use rights	-	-	36,487
Extraordinary items	-	(12,635,872)	-
Gain on business acquisition	(3,188,924)	-	-
Deferred tax expense	8,688,566	1,251,739	-

Decrease (increase) in operating assets:
Restricted cash	192,911	(1,564,681)	26,465
Revenue in excess of billings	(4,040,467)	-	-
Contracts receivable	(6,696,979)	1,633,906	(5,108,372)
Related party receivable	7,286,347	75,695,314	7,857,517
Inventories	24,608,287	25,990,884	26,040,584
Other receivables	593,540	4,667,529	(1,169,774)
Prepaid expenses	2,343,368	(1,676,883)	93,175

Increase (decrease) in operating liabilities:
Accounts payable	(9,335,626)	(1,306,287)	535,539
Related party payable	-	(17,180,260)	(10,185,449)
Customer deposits	(37,961,384)	(56,452,177)	(33,248,166)
Other payable	138,975	(509,459)	44,656
Taxes payable	3,829,172	9,943,221	6,624,335
Other current liabilities	(4,087)	95,169	(3,845)
Net cash provided by operating activities	11,250,820	61,015,081	1,212,951

CASH FLOWS FROM INVESTING ACTIVITIES
Sale of short-term investment	-	-	39,456
Purchase of fixed assets	(199,025)	(24,716)	(562,007)
Purchase of Oumei	-	-	(13,167,110)
Purchase of subsidiaries	-	(58,496,914)	-
Cash received from acquisition of subsidiaries	433,839	-	-
Net cash provided (used) by investing activities	234,814	(58,521,630)	(13,689,661)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution	-	-	1,282
Proceeds from note payable	(41,048)	-	-
Net change in short-term borrowing	(179,080)	(3,805,052)	14,166,301
Repayments of long-term borrowing	(14,044,280)	-	-
Proceeds from long-term borrowing	4,398,000	-	-
Net cash provided (used) by financing activities	(9,866,408)	(3,805,052)	14,167,583

Effect of exchange rate changes on cash	6,573	16,518	9,891

NET INCREASE (DECREASE) IN CASH	1,625,799	(1,295,083)	1,700,764
CASH AT BEGINNING OF YEAR	638,639	1,933,722	232,958
CASH AT END OF YEAR	$2,264,438	$638,639	$1,933,722

SUPPLEMENTAL DISCLOSURES:
Interest paid	$3,195,886	$3,737,121	$756,839

Income taxes paid	$260,255	$1,301,525	$35,961

Non-cash investing and financing activities:
Land use rights purchased through the exchange of other receivables	$-	$-	$1,104,768
Land use rights transferred to inventory as project development cost	$11,036,630	$-	$-
Cash consideration paid by Longhai Group for the subsidiaries' acquisition, resulting in a decrease in related party receivable	$5,131,000	$14,344,712	$-

See Accompanying Notes to Consolidated Financial Statements

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 1 - Organization

Qingdao Oumei Real Estate Development Co., Ltd (“Oumei”) was incorporated as a limited liability company in Qingdao under the laws of the People’s Republic of China (“PRC” or “China”). Oumei is engaged in the development and sale of residential and commercial real estate properties located primarily in Pingdu, Laixi and Jimo cities of Shandong Province, China.

Oumei was established by Mr. Zhang Weiqing (51%) and Mr. Wang Shengguo (49%) on May 15, 2001 with a registered capital of approximately $604,000. On February 9, 2002, Mr. Wang Shengguo sold his interest in Oumei to Ms. Cheng Xiaoyan. Mr. Zhang and Ms. Cheng then increased their contribution to Oumei in proportion to their ownership interests by approximately $6,200,000 and $5,089,200 in 2003 and 2006, respectively. The equity interests percentages held by these individuals were 51% and 49%, respectively.

On September 20, 2007, Mr. Zhang and Ms. Cheng sold all their interests in Oumei to Leewell Investment Group Limited (“the Company” or "Leewell") for $13,167,110. Leewell is a Hong Kong based company with an authorized capital of HK$10,000 (approximately $1,282), and it was wholly owned by Mr. Zhou Li as nominee for Mr. Antoine Cheng, the father of Ms. Cheng. until October 2, 2009. On that date, all the outstanding shares of Leewell were sold to Longhai Holdings Company Limited, a company controlled by Mr. Cheng (See Note 5). The acquisition of Oumei by Leewell is considered a combination under common control. Acquired assets and liabilities are recorded at book value. Equity of Leewell is shown as outstanding from the earliest period presented. The financial statements of the two previously separate entities are retroactively combined for all periods presented. Because cash was exchanged in the transaction, an adjustment for $13,165,828 is shown in the consolidated statement of changes in shareholders’ equity for the year ended December 25, 2007 to eliminate the difference between the total cash of $13,167,110 used to purchase Oumei and the amount of Leewell's equity of $1,282. As a result of the acquisition, Oumei became a wholly foreign-owned enterprise with limited liability under the laws of China.

Since inception, the Company's activities have been limited to organizational efforts, obtaining initial financing, and preparing to make filings with the Securities and Exchange Commission ("SEC").

All significant intercompany transactions and balances are eliminated on consolidation.

Note 2 - Acquisition of Subsidiaries

On January 19, 2008, Oumei reached agreements with the shareholders of Weihai Huancui District Mingwei Industry Co., Ltd (“Mingwei”) to acquire 100% of its equity interest by paying Chinese Yuan (“CNY”) 110,000,000 (approximately $15 million).

The following table summarizes the approximate estimated fair values of the assets and liabilities acquired from Mingwei at acquisition date.

Intangible assets	$37,242,000
Current liabilities	(21,591,000)
Net assets acquired at FMV	15,651,000
Cash consideration	14,960,000
Difference	$(691,000)

100% of the above difference was allocated to land use rights and reduced the fair market value recorded.

On January 22, 2008, Oumei reached an agreement with the sole shareholder of Longhai Hotel Co., Ltd (“Longhai Hotel”), to acquire 100% of its equity interest by paying CNY110,000,000 (approximately $15 million). Longhai Hotel is owned by Mr. Zhang Weiqing, who is also the former shareholder of Oumei (See Note 1). The acquisition is a business combination under common control, therefore, the Company accounted for this acquisition using the as if pooling of interest method. The acquired businesses and net assets are recorded at book value as if the businesses and net assets of Longhai Hotel have been owned by the Group from the earliest comparative period presented. Accordingly, the financial information for 2007 has been restated as follows:

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 2 - Acquisition of Subsidiaries (Continued)

	Year ended December 25, 2007
		Acquisition
	Originally	of Longhai
	stated	Hotel	Restated
Sales	$51,850,312	$-	$51,850,312
Net income	9,334,303	(115,113)	9,219,190
Net cash inflow from operating activities	1,212,951	-	1,212,951
Net cash outflow from investing activities	(13,689,661)	-	(13,689,661)
Net cash inflow from financing activities	14,167,583	-	14,167,583
Total current assets	69,443,412	-	69,443,412
Total assets	73,677,803	14,144,985	87,822,788
Total current liabilities	46,112,906	13,864,728	59,977,634
Shareholders’ equity	27,564,897	280,257	27,845,154

The following table summarizes the carryover historical costs of the assets and liabilities of Longhai Hotel at acquisition date.

Fixed assets	$2,782,000
Intangible assets	11,367,000
Current liabilities	(13,869,000)
Net asset acquired at historical costs	280,000
Cash consideration	14,960,000
Difference	$14,680,000

100% of the above difference was recorded in additional paid-in capital as it was acquired from a related party with common interest.

On January 23, 2008, Oumei reached agreements with the shareholders of Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd (“Longhai Properties”) to acquire 100% of its equity interest by paying CNY140,000,000 (approximately $19 million).

The following table summarizes the approximate estimated fair values of the assets and liabilities of Longhai Properties at acquisition date.

Current assets	$41,339,000
Fixed assets	15,000
Intangible assets	10,224,000
Current liabilities	(32,901,000)
Long-term debt	(2,992,000)
Net assets acquired at FMV	15,685,000
Cash consideration	19,040,000
Difference	$3,355,000

100% of the above difference was recorded as goodwill.

On January 24, 2008, Oumei reached agreements with the shareholders of Xudong Real Estate Development Co., Ltd (“Xudong”) to acquire 100% of its equity interest by paying CNY60,000,000 (approximately $8.3 million). Longhai Group, a related party, owned approximately 74% of Xudong (See Notes 1 and 5).

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 2 - Acquisition of Subsidiaries (Continued)

The following table summarizes the approximate estimated fair values of the assets and liabilities of Xudong at acquisition date.

Current assets	$54,319,000
Current liabilities	(17,599,000)
Long-term debt	(27,700,000)
Net assets acquired at FMV	9,020,000
Cash consideration	8,310,000
Difference	$(710,000)

74% of the above difference, approximately $525,000, was recorded in additional paid-in capital as it was acquired from a related party; the remaining 26%, approximately $185,000, was recorded as extraordinary item in 2008.

On August 27, 2008, Oumei reached agreements with the shareholders of Weifang Longhai Industry Co., Ltd. (“Weifang Industry”) to acquire 100% of its equity interest by paying CNY30,000,000 (approximately $4.4 million). Longhai Group, a related party (See Note 5), owned approximately 95% of Weifang Industry.

The following table summarizes the approximate estimated fair values of the assets and liabilities of Weifang Industry at acquisition date.

Current assets	$23,147,000
Fixed assets	9,000
Current liabilities	(15,983,000)
Net assets acquired at FMV	7,173,000
Cash consideration	4,386,000
Difference	$(2,787,000)

$9,000 of the above difference was allocated to fixed assets and reduced the fair market value recorded. 95% of the remaining difference, approximately $2,639,000 was recorded in additional paid-in capital as it was acquired from a related party; 5% of the remaining difference, approximately $139,000, was recorded as an extraordinary item in 2008.

On August 28, 2008, Oumei reached an agreement with the sole shareholder of Weifang Longhai Zhiye Co., Ltd. (“Weifang Zhiye”) to acquire 100% of its equity interest by paying CNY30,000,000 (approximately $4.4 million).

The following table summarizes the approximate estimated fair values of the assets and liabilities of Weifang Zhiye at acquisition date.

Current assets	$21,707,000
Fixed assets	10,000
Current liabilities	(13,034,000)
Net assets acquired at FMV	8,683,000
Cash consideration	4,392,000
Difference	$(4,291,000)

$10,000 of the above difference was allocated to fixed assets and reduced the fair market value recorded. The remaining difference, approximately $4,281,000, was recorded as an extraordinary item in 2008.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 2 - Acquisition of Subsidiaries (Continued)

On August 29, 2008, Oumei reached agreements with the shareholders of Weifang Qi Lu Guo Tai Zhiye Co., Ltd. (“Qi Lu Guo Tai”) to acquire 100% of its equity interest by paying CNY40,000,000 (approximately $5.8 million).

The following table summarizes the approximate estimated fair values of the assets and liabilities of Qi Lu Guo Tai at acquisition date.

Current assets	$50,076,000
Fixed assets	24,000
Current liabilities	(32,032,000)
Long-term debt	(3,897,000)
Net assets acquired at FMV	14,171,000
Cash consideration	5,860,000
Difference	$(8,311,000)

$24,000 of the above difference was allocated to fixed assets and reduced the fair market value recorded. The remaining difference, approximately $8,287,000, was recorded as an extraordinary item in 2008.

The assets and liabilities of the acquired companies were recorded at full fair value at the acquisition dates except Longhai Hotel. The acquisition of Longhai Hotel was considered as an acquisition from a related party under common control. Assets and liabilities are recognized at historical carryover costs. No goodwill or extraordinary item was recognized. The acquisitions of Xudong and Weifang Industry are considered as acquisitions from related parties with no common control. The excess of net assets over the purchase price has been recorded as an extraordinary item for the non-related party portion and as additional paid-in-capital for the related party portion.

The assets and liabilities of Mingwei, Longhai Properties, Weifang Zhiye and Qi Lu Guo Tai were recorded at fair values at the acquisition dates. Goodwill is recognized for the acquisition of Longhai Property as the Company believes the value of Longhai Property was higher than the market price at the date of acquisition. Longhai Property maintains a high profit level and owns land in the city center of Weihai, which the Company considers a strategic location for construction that has the potential to significantly increase the profits of the Company. The combination of these factors is the reason for the excess of the purchase price over the fair value of the tangible assets and liabilities acquired. Extraordinary items are recognized for the acquisitions of Weifang Zhiye and Qi Lu Guo Tai due to the excess of fair values over the purchase prices. No extraordinary item is recognized for Mingwei since the excess of fair value over the purchase price was absorbed by non-current assets.

The acquisition increased the land reserve and expanded the market share of the Company in Shandong Province.

On June 25, 2009, Oumei reached agreement with the shareholder of Caoxian Industrial Co., Ltd (“CXSY”) to acquire 100% of its equity interest by paying CNY15,000,000 (approximately $2.2 million). Longhai Group, a related party (see Note 5), funded the purchase. This funding reduced the receivable due from Longhai Group at the time of the acquisition.

The following table summarizes the approximate estimated fair values of the assets and liabilities of CXSY at acquisition date.

Current assets	$16,396,000
Fixed assets	10,000
Current liabilities	(4,092,000)
Long-term debt	(5,128,000)
Net assets acquired at FMV	7,186,000
Cash consideration	2,197,000
Difference	$(4,989,000)

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 2 - Acquisition of Subsidiaries (Continued)

90% of the above difference, approximately $4,490,000, was recorded in additional paid-in capital as it was acquired from Longhai Group, a related party (See Note 5); the remaining 10%, approximately $499,000, was recorded as gain on business acquisition.

On September 25, 2009, Oumei reached agreement with the shareholder of Longhai Real Estate Development Co., Ltd (“LHFDC”) to acquire 100% of its equity interest by paying CNY20,000,000 (approximately $2.9 million). Longhai Group, a related party (See Note 5), funded the purchase. This funding reduced the receivable due from Longhai Group at the time of the acquisition.

The following table summarizes the approximate estimated fair values of the assets and liabilities of LHFDC at acquisition date.

Current assets	$28,262,000
Current liabilities	(20,842,000)
Net assets acquired at FMV	7,420,000
Cash consideration	2,934,000
Difference	$(4,486,000)

40% of the above difference, approximately $1,794,000, was recorded in additional paid-in capital as it was acquired from Longhai Group, a related party (See Note 5); the remaining 60%, approximately $2,692,000, was recorded as gain on business acquisition.

The acquisitions of CXSY and LHFDC are considered as acquisitions from a related party; therefore, the cash consideration paid did not represent the market value that would have been paid had the transaction been at arm’s length.

The amounts of revenue and earnings of CXSY since June 25, 2009 which were included in the Consolidated Statement of Income and Comprehensive Income for 2009 were approximately $6,447,000 and $1,491,000, respectively.

The amounts of revenue and earnings of LHFDC since September 25, 2009 which were included in the Consolidated Statement of Income and Comprehensive Income for 2009 were approximately $21,962,000 and $7,862,000, respectively.

For the year ended December 25, 2008, the Consolidated Statements of Income and Comprehensive Income included twelve months results of operations of Mingwei, Longhai Hotel, Longhai Properties, Xudong and four months results of operations of Weifang Industry, Weifang Zhiye and Qi Lu Guo Tai.

For the year ended December 25, 2009, the Consolidated Statement of Income and Comprehensive Income included twelve months results of operations of Mingwei, Longhai Hotel, Longhai Properties, Xudong, Weifang Industry, Qi Lu Guo Tai, Weifang Zhiye and six months results of operations of CXSY and three months results of operations of LHFDC.

Supplemental information on an unaudited pro forma basis, as if the acquisitions of the subsidiaries had been consummated at the beginning of each of the years presented, is as follows:

	2009	2008
Sales	$94,315,500	$77,032,561
Net income	$24,000,714	$30,621,973

The unaudited pro forma supplemental information is based on estimates and assumptions which the Company believes are reasonable. It is not necessarily indicative of the consolidated financial position or results of income in future periods or the results that actually would have been realized had we been a combined company as of the beginning of the years presented.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("US GAAP").

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used in the preparation of the financial statements include the selection of the useful lives of property and equipment and the provision necessary for uncollectible receivables. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, requires disclosing fair value to the extent practicable for financial instruments that are recognized or unrecognized in the balance sheet. Fair value of financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties. The Company considers the carrying amounts of cash, restricted cash, revenue in excess of billings, contracts receivable, related party and other receivables, accounts payable, note payable, related party and other payables, customer deposits, and short-term loans approximate their fair values because of the short period of time between the origination of such instruments and their expected realization. The Company considers the carrying amount of long-term bank loans to approximate their fair values based on the interest rates of the instruments and the current market rate of interest.

Reporting Currency and Foreign Currency Translation

The functional currency of Oumei and its subsidiaries is the CNY and the Company’s reporting currency is the United States Dollar (USD). The assets and liabilities of Oumei and its subsidiaries are translated at the exchange rate on the balance sheet date, shareholders’ equity is translated at the historical rates and the revenues and expenses are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income in the Statements of Income and Comprehensive Income in accordance with ASC 220, Comprehensive Income. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the Statements of Income and Comprehensive Income as incurred. The transaction gains and losses were immaterial for the all periods presented.

Since July 2005, the CNY is no longer pegged to the USD. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the CNY may appreciate or depreciate significantly in value against the USD in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the CNY exchange rate and lessen intervention in the foreign exchange market. Therefore, the Company’s foreign currency exchange gains and losses may be magnified by PRC exchange control regulations that restrict the Company’s ability to convert CNY into foreign currencies.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Revenue Recognition

Real estate sales are reported in accordance with the provisions of ASC 360-20, Property, Plant and Equipment, Real Estate Sales, Sales Other Than Retail Land Sales. Revenue from the sales of development properties where the construction period is twelve months or less is recognized by the full accrual method when the sale is consummated. A sale is not considered consummated until (1) the parties are bound by the terms of a contract or agreement, (2) all consideration has been exchanged, (3) any permanent financing of which the seller is responsible has been arranged, (4) all conditions precedent to closing have been performed, (5) the seller does not have substantial continuing involvement with the property, and (6) the usual risks and rewards of ownership have been transferred to the buyer. Revenue recognized to date in excess of amounts received from customers is classified as current assets under contracts receivable. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method of accounting. Under the deposit method, all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability.

Effective December 26, 2008, the Company adopted the percentage-of-completion method of accounting for revenue recognition for all building construction projects in progress in which the construction period was expected to be more than twelve months at that date. The full accrual method was used before that date for all of our residential and commercial projects. The Company changed to the percentage-of-completion method for contracts longer than one year as this method more accurately reflects how revenue is earned on these contracts, particularly for interim reporting purposes.

ASC 250 requires retrospective application of a change in accounting principle unless impracticable. The change to the percentage-of-completion method had no effect on our December 25, 2008 financial statements and we found it was impracticable to determine the effect on the December 25, 2007 financial statements as no progress reports detailing the percentage-of-completion of our contracts were prepared for that year.

Revenue and profit from the sale of development properties where the construction period is more than twelve months is recognized by the percentage-of-completion method on the sale of individual units when the following conditions are met: (1) construction is beyond a preliminary stage; (2) the buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit; (3) sufficient units have already been sold to assure that the entire property will not revert to rental property; (4) sales prices are collectible and (5) aggregate sales proceeds and costs can be reasonably estimated. If any of these criteria are not met, proceeds are accounted for as deposits until the criteria are met and/or the sale consummated.

Under the percentage of completion method, revenues from units sold and related costs are recognized over the course of the construction period, based on the completion progress of a project. In relation to any project, revenue is determined by calculating the ratio of completion and applying that ratio to the contracted sales amounts. This ratio of completion is determined by an independent third party hired by the Company as the contractors employed by the Company request advance payments and do not specifically allocate these costs to the various projects. Cost of sales is recognized by multiplying the ratio by the total budgeted costs. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Revenue recognized to date in excess of amounts received from customers is classified as current assets under revenue in excess of billings. Amounts received from customers in excess of revenue recognized to date are classified as current liabilities under customer deposits.

Any losses incurred or identified on real estate transaction are recognized in the period in which the transaction occurs.

Real Estate Capitalization and Cost Allocation

Properties under construction or held for sale consist of residential and commercial units under construction and units completed.

Properties under construction or held for sale are stated at cost or estimated net realizable value, whichever is lower. Costs include costs of land use rights, direct development costs, including predevelopment costs, interest on indebtedness, construction overhead and indirect project costs. Total estimated costs of multi-unit developments are allocated to individual units based upon specific identification methods. Costs of land use rights include land premiums and deed tax and are allocated to projects on the basis of acreage and gross floor area.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Capitalization of Interest

In accordance with ASC 360, Property, Plant and Equipment, interest incurred during construction is capitalized to properties under construction. All other interest is expensed as incurred.

For the year ended December 25, 2009, total interest incurred by the Company was $3,195,886 (2008: $3,737,121 and 2007 restated: $756,839), of which capitalized interest was $2,329,135 (2008: $2,768,411, and 2007 restated: $685,876).

Concentration of Risks

The Company sells residential and commercial units to residents and small business owners. In 2009, the Company recorded approximately $9,995,000 of sales and contracts receivable from the sales of affordable housing to City Government of Qingdao for the Real-Estate Development Management Bureau for a relocation program. Such sales are approximately 11% of the total sales in 2009 and the related contracts receivable comprise about 80% of the total contracts receivable as of December 25, 2009.

For the years ended December 25, 2009 and 2008, the Company had two major constructors for most of its construction services and construction materials: Qingdao Zhongxing Construction Ltd and Longhai Construction Ltd. In 2009 and 2008 Oumei made payments to Longhai Construction Ltd, a related party (See Note 5), of approximately $13,784,000 and $9,008,000 respectively. For the year ended December 25, 2007, Qingdao Zhongxing Construction Ltd was the only constructor used by the Company.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and by the general state of the PRC’s economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and methods of taxation, among other things.

The Company has a credit risk exposure of uninsured cash in banks at December 25, 2009 of $3,906,216 (2008: $2,274,517). The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. The Company does not require collateral or other securities to support financial instruments that are subject to credit risk.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains bank accounts in the PRC and Hong Kong. All PRC bank balances are denominated in CNY. Hong Kong bank balances are denominated in USD. At December 25, 2009 and 2008, the Company had no cash equivalents.

Cash includes cash on hand and demand deposits in accounts maintained with state-owned and private banks within the PRC and Hong Kong.

Restricted Cash

PRC banks grant mortgage loans to home purchasers and will credit these amounts to the Company’s bank account once title passes to the purchasers. If the condominiums are not completed and the new homeowners have no ownership documents to secure the loan, the bank will deduct 5% of the homeowner’s loan from the Company’s bank account and transfer that amount to a designated bank account classified on the balance sheet as restricted cash. Interest earned on the restricted cash is credited to the Company’s normal bank account. The bank will release the restricted cash after home purchasers have obtained the ownership documents to secure the mortgage loan. Total restricted cash amounted to $1,641,778 as of December 25, 2009 (2008: $1,635,878).

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Allowance for Doubtful Accounts

The Company recognizes an allowance for doubtful accounts to ensure contracts receivable, related party receivables and other receivables are not overstated due to uncollectability. Bad debt reserves are maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer's or debtor's inability to meet its financial obligation, such as in the case of bankruptcy filings or deterioration in the customer's or debtor’s operating results or financial position. If circumstances related to customers or debtors change, estimates of the recoverability of receivables would be further adjusted. As of December 25, 2009 and 2008, the allowances for doubtful accounts are $1,617,114 and $1,033,520 for contracts receivable, and $272,361 and $636,745 for other receivables, respectively.

An allowance for contracts receivable is established as follows: 50% of the balances aged between one and two years and over CNY100,000 (approximately $15,000); 10% of the balances aged between one and two years and under CNY100,000 (approximately $15,000); and 100% of the balances aged over two years.

Inventory

Inventory is stated at the lower of cost or market, on a specific identification basis. In addition to direct land acquisition, land development and construction costs, costs include interest and direct overhead which are capitalized to inventories during the period beginning with the commencement of construction and ending with the completion of construction.

Property, Plant and Equipment, Net

Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Estimated Useful Lives
Buildings and improvements	20 years
Vehicles	5 years
Office equipment and others	5 years

Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterments to property, plant and equipment are capitalized and depreciated over the remaining useful life of the assets.

Impairment of Long-lived Assets

The Company reviews its long-lived assets other than goodwill whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets. There was no impairment loss recognized for long-lived assets for the years ended December 25, 2009, 2008 and 2007.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Goodwill

The Company accounts for acquisitions of business in accordance with ASC 805, Business Combinations, which results in the recognition of goodwill when the purchase price exceeds the fair value of net assets acquired. Goodwill is not subject to amortization but will be subject to at least an annual evaluation for impairment. The Company has performed such annual evaluation in 2009 and determined that goodwill was not impaired as of December 25, 2009.

Goodwill is stated in the consolidated balance sheet at cost less accumulated impairment loss. An analysis of changes in goodwill is as follows:

	December 25, 2009	December 25, 2008
Opening balance	$3,596,117	$-
Acquisitions	-	3,596,117
Effect of exchange rate change	24,553	-
Closing balance	$3,620,670	$3,596,117

Land Use Rights

Land use rights are related to the development rights for acres of land in various projects. These rights are capitalized until a development project commences on the land for which the rights have been acquired. At this time, the rights are transferred to properties under construction inventory.

Income Taxes

The Company follows ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company is governed by the Income Tax Laws of the PRC concerning Chinese registered limited liability companies. Under the Income Tax Laws of the PRC, Chinese enterprises are generally subject to an income tax at an effective rate of 25% since January 1, 2008 and 33% prior to that date on taxable income.

According to the Income Tax Laws of the PRC for real estate developers, income tax of the Company is calculated by project. When all units of a project are sold, the PRC tax department will assess the tax due on the project and issue a tax due notification to the Company. The Company has to pay the tax by the due date on the notification. If the Company does not pay the tax by the due date, the tax department will charge the Company interest. The Company includes any interest and penalties in general and administrative expenses.

Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and it prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosures and transitions.

The Company recognizes that virtually all tax positions in the PRC are not free of some degree of uncertainty due to tax law and policy changes by the PRC government. However, the Company cannot reasonably quantify political risk factors and thus must depend on guidance issued by current PRC government officials.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Income Taxes (Continued)

Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of December 25, 2009 is not material to its results of operations, financial condition or cash flows. The Company also believes that the total amount of unrecognized tax benefits as of December 25, 2009, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current Chinese tax law and policy, that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the Company’s results of operations, financial condition or cash flows.

Land Appreciation Tax (“LAT”)

In accordance with the relevant taxation laws in the PRC, the Company is subject to LAT based on progressive rates ranging from 30% to 60% on the appreciation of land value, which is calculated as the proceeds of sales of properties less deductible expenditures, including borrowings costs and all property development expenditures. The tax rules to implement the laws stipulate that the whole project must be completed before the LAT obligation can be assessed. Accordingly, the Company records the liability and the related expense at the completion of a project, unless the tax authorities impose an assessment at an earlier date. Deposits made against the eventual obligation are included in prepaid expenses.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Company’s only components of comprehensive income during the years ended December 25, 2009, 2008 and 2007 were net income and the foreign currency translation adjustment.

Statement of Cash Flows

In accordance with ASC 230, Statement of Cash Flows, cash flows from the Company’s operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Advertising Expenses

Advertising costs are expensed as incurred, or the first time the advertising takes place, in accordance with ASC 720-35, Advertising Costs.

For the year ended December 25, 2009, the Company recorded an advertising expense of $311,560 (2008: $242,021 and 2007 restated: $46,492).

Property Warranty

The Company and its subsidiaries provide customers with warranties which cover major defects of building structure and certain fittings and facilities of properties sold as stipulated in the relevant sales contracts. The warranty period is one year. The Company constantly estimates potential costs for materials and labor with regard to warranty-type claims expected to be incurred subsequent to the delivery of a property.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Property Warranty (Continued)

Reserves are determined based on historical data and trends with respect to similar property types and geographical areas. The Company monitors the warranty reserve and makes adjustments to its pre-existing warranties, if any, in order to reflect changes in trends and historical data as information becomes available. The Company may seek further recourse against its contractors or any related third parties if it can be proved that the faults are caused by them. In addition, the Company also withholds up to 5% of the contract cost from subcontractors for periods of two to five years. These amounts are included in current liabilities, and are only paid to the extent that there have been no warranty claims against the Company relating to the work performed or materials supplied by the subcontractors. For the three years ended December 25, 2009, 2008 and 2007, the Company has not recognized any warranty liability or incurred any warranty costs in excess of the amount retained from subcontractors.

Note 4 - Contracts Receivable

Contracts receivable consists of balances due from customers for the sale of residential and commercial units. In cases where the customers deposit more than 50% of the total purchase price, the Company may defer the remaining purchase price. These deferred balances are unsecured, bear no interest and are due within 360 days from the date of the sale. Contracts receivable are presented net of an allowance for doubtful accounts of $1,617,114 at December 25, 2009 (2008: $1,033,520).

Note 5 - Related Party Transactions

As of December 25, 2009, the Company has a total of $2,949,102 (2008: $15,279,068) due from and a total of $0 (2008: $0) due to Longhai Group and its subsidiaries. Mr. Antoine Cheng is the controlling shareholder of Longhai Group (See Notes 1 and 2). These balances have no stated terms for repayment and are not interest bearing.

In 2009, the Company sold two floors of a project for office use to Longhai Construction Ltd, a subsidiary of Longhai Group, for approximately $3,274,000.

Note 6 - Inventories

Inventories include properties held for sales and properties under construction. The following summarizes the components of real estate inventories at December 25, 2009 and 2008:

	2009	2008
Properties held for sale	$35,549,529	$21,857,879
Properties under construction	33,552,748	13,302,752
Properties held for sale pledged for mortgage loans	2,132,197	756,724
Properties under construction pledged for mortgage loans	35,218,228	41,091,328
Total	$106,452,702	$77,008,683

Note 7 - Other Receivables, Net

Other receivables consist of various cash advances to employees and unrelated companies with which the Company has business relationships. These amounts are unsecured, non-interest bearing and generally short term in nature. As of December 25, 2009, the balance of other receivables was $1,634,987 (2008: $367,836), which is net of an allowance for doubtful accounts of $272,361(2008: $636,745).

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 8 - Property and Equipment, Net

Property and equipment consist of the following at December 25, 2009 and 2008:

	2009	2008
Buildings and improvements	$3,756,672	$2,466,129
Vehicles	392,615	238,546
Office equipment and others	67,938	4,389
Idle assets	1,761,600	2,372,701
Construction in progress	-	642,021
	$5,978,825	$5,723,786
Accumulated depreciation	(987,118)	(730,099)
Property and equipment, net	$4,991,707	$4,993,687

Depreciation expense for the years ended December 25, 2009, 2008 and 2007 was $246,680, $246,400 and $205,366 (restated), respectively, and is included in general and administrative expenses on the Statements of Income and Comprehensive Income.

Note 9 - Accounts Payable

As of December 25, 2009, the Company has accounts payable $487,238. There was no accounts payable as of December 25, 2008.

Note 10 - Customer Deposits

Customer deposits consist of amounts received from customers relating to the sale of residential and commercial units in the PRC. In the PRC, customers will generally obtain permanent financing for the purchase of their residential unit prior to the completion of the project. The lending institution will provide the funding to the Company upon the completion of the financing rather than the completion of the project. The Company receives these funds and recognizes them as a current liability until the revenue can be recognized. As of December 25, 2009, the Company has received $19,780,472 deposits from customers (2008: $42,980,448).

Note 11 - Other Payables

Other payables consist of various cash advances from unrelated companies and individuals with which management of the Company has business relationships. These amounts are unsecured, non-interest bearing and short term in nature. As of December 25, 2009, the balance of other payables is $4,186,745 (2008: $3,287,869).

Note 12 - Taxes Payable

Taxes payable consist of the following at December 25, 2009 and 2008:

	2009	2008
Business tax	$6,461,389	$3,353,457
Income tax	18,847,145	18,621,457
Others	741,422	243,006
Total	$26,049,956	$22,217,920

The Company prepaid LAT and other taxes of $1,461,670 in 2009 and $3,782,408 in 2008, which are classified as prepaid expenses.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 13 - Short-term Loans

As of December 25, 2009, the Company has several short-term loans from banks and employees totaling $2,719,432 (2008: $2,879,010). The weighted average interest rate for the short-term bank loans was approximately 5.82% in 2009 and 8.73% in 2008. The weighted average interest rate for employee loans was approximately 5.64% in 2009 and 5.10% in 2008.

The short-term loans were borrowed from several financial institutions. Interest expense incurred was $149,502, $110,719 and $70,963 (restated) for the years ended December 25, 2009, 2008 and 2007, respectively. The capitalized interest from short-term loans was $3,751 in 2008, and there was no capitalized interest from short-term loans in 2009 and 2007.

As of December 25, 2007, the Company had a loan of $15,000,000 from a potential investor. The loan was non-interest bearing and had no repayment terms. On November 10, 2008, the Company paid $1,851,706 in cash in partial settlement of the $15,000,000 investor loan. On November 18, 2008, the Company, Mr. Zhou Li and the investor entered into an agreement stipulating that Mr. Zhou Li was responsible for settling the remaining loan balance of $13,148,294 and Mr. Zhou Li was entitled to seek reimbursement from the Company for the repayment. In November 2008, the Company increased its authorized shares from 10,000 to 150,000,000. At December 21, 2008, the $13,148,294 was converted to 102,556,690 shares of common stock of the Company at $0.1282 (HK$ 1.00) per share.

Note 14 - Long-term Debt

The Company has long-term loans from various financial institutions totaling $39,621,320 at December 25, 2009 (2008: $43,843,494). The payment schedule for the long-term loans is as following:

For the year ended December 25, 2010	$35,217,320
For the year ended December 25, 2011	$4,404,000

All long-term loans are borrowed for construction projects. The interest rates of the long-term loans ranged from approximately 5.31% to 14.74% and 6.48% to 8.49% in 2009 and 2008, respectively. The interest rate for the only long-term loan in 2007 was 9.83% .

Total interest incurred was $3,046,384, $3,626,402, and $685,876 in 2009, 2008 and 2007, respectively, of which capitalized interest was $2,329,135, $2,764,660, and $685,876 (restated), respectively.

Note 15 - Income Taxes

Beginning January 1, 2008, the new Chinese Enterprise Income Tax (“EIT”) law replaced the former income tax laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaced the 33% rate previously applicable to both DEs and FIEs.

A reconciliation between approximate taxes computed at the US statutory rate of 34% and the Company's effective tax rate is as follows:

			2007
	2009	2008	Restated
At US statutory rate of 34%	$11,357,000	$8,699,000	$4,865,000
Tax effect of permanent difference	259,000	-
Effect of statutory rate difference	(3,046,000)	(2,303,000)	(143,000)
Change in valuation allowance	243,000	498,000	-
Expiration of net operating loss carryfowards	195,000	-	-
Others	50,000	(292,000)	368,000
Income tax at effective rate	$9,058,000	$6,602,000	$5,090,000

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 15 - Income Taxes (Continued)

The tax effects of temporary differences that give rise to the following approximate deferred tax assets and liabilities as of December 25 are presented below.

	2009	2008
Deferred tax assets
Short-term deferred tax assets:
Allowance for bad debt	$472,000	$418,000
Less: Valuation allowance	(472,000)	(418,000)
	-	-
Long-term deferred tax assets:
Net operating loss carryfowards	$378,000	$412,000
Combined effect due to reporting revenues and expenses
differently for financial statement and income tax
purposes	548,000	-
Less: Valuation allowance	(269,000)	(81,000)
	$657,000	$331,000
Deferred tax liabilities
Combined effect due to reporting revenues and expenses
differently for financial statement and income tax
purposes	$8,782,000	$-

As of December 25, 2009, the Company has net operating loss carryfowards of approximately $1,283,000, which expire at varying years through 2013, and net operating loss carryfowards of approximately $344,000, which will not expire.

Note 16 - Appropriated Retained Earnings

In accordance with the PRC Company Law, the Company is required to transfer 15% of its profit after tax, as determined in accordance with PRC accounting standards and regulations, to the statutory surplus reserve (the “SSR”) until such reserve reaches 50% of the registered capital of the subsidiaries. Subject to certain restrictions set out in the PRC Company Law, the SSR may be distributed to stockholders in the form of share bonus issues to increase share capital, provided that the remaining balance after the capitalization is not less than 25% of the registered capital.

For the year ended December 25, 2009, the Company appropriated reserve funds in the amount of $3,656,132 (2008: $2,407,705).

Note 17 - Employee Welfare Plan

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. Pursuant to the mandatory requirement from the local authority in the PRC, the retirement pension insurance, unemployment insurance, health insurance, injury insurance and pregnancy insurance are established for the employees during the term of employment. For the year ended December 25, 2009, the Company contributed $87,776 (2008: $50,759 and 2007 restated: $5,490).

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 18 - Recent Pronouncements

ASU No. 2009-13, Revenue Recognition (Topic 605) – Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force

This ASU addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.

ASU No. 2009-14, Software (Topic 985) – Certain Revenue Arrangements That Include Software Elements – a consensus of the FASB Emerging Issues Task Force

The amendments in this ASU change the accounting model for revenue arrangements that include both tangible products and software elements. The ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.

ASU No. 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing

This ASU concludes that at the date of issuance, a share-lending arrangement entered into on an entity’s own shares in contemplation of a convertible debt offering or other financing is required to be measured at fair value and recognized as issuance cost in the financial statements of the entity. The ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The ASU is effective for interim or annual periods beginning on or after June 15, 2009, for share-lending arrangements entered into in those periods.

ASU No. 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets

Among other provisions, this ASU eliminates the concept of a “qualifying special-purpose entity” from SFAS No. 140 and removes the exception from applying FIN No. 46(R) to qualifying special-purpose entities. This ASU is effective at the beginning of a reporting entity’s first fiscal year that begins after November 15, 2009.

ASU No. 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities

Among other provisions, this ASU amends FIN No. 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This ASU is effective at the beginning of a company’s first fiscal year that begins after November 15, 2009.

ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements

This ASU affects all entities that are required to make disclosures about recurring and nonrecurring fair value measurements under FASB ASC Topic 820, originally issued as FASB Statement No. 157, Fair Value Measurements. The ASU requires certain new disclosures and clarifies two existing disclosure requirements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.

LEEWELL INVESTMENT GROUP LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 25, 2009, 2008 AND 2007

Note 18 - Recent Pronouncements (Continued)

ASU No. 2010-08, Technical Corrections to Various Topics

This ASU eliminates certain inconsistencies and outdated provisions and provides needed clarifications. The changes are generally non substantive in nature and will not result in pervasive changes to current practice. However, the amendments that clarify the guidance on embedded derivatives and hedging (ASC Subtopic 815-15) may cause a change in the application of that Subtopic. The clarifications of the guidance on embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009. The other amendments are effective as of the first reporting period (including interim periods) beginning after February 2, 2010.

Note 19 - Potential Listing as a Public Company in the United States (Unaudited)

As of the date of this report, the Company is negotiating an agreement with Access American Fund, LP (“AAI”) to raise $15 million to $20 million in conjunction with an alternative public offering (“APO”). This APO is a reverse merger of a foreign operating entity into a US public shell company, accompanied by a simultaneous Private Investment in Public Equity (“PIPE”) offering, a capital raise in which a publicly traded company sells its stock to investors in a privately negotiated transaction. The detailed terms and final agreement will be subject to a complete due diligence review. The Company will file a Form 8-K with the Securities and Exchange Commission once the final agreement is reached.

Note 20 - Subsequent Events

The Company has evaluated the subsequent events through March 23, 2010, the date the financial statements were issued.

The Company has paid back approximately $3 million of the long-term debt as of March 23, 2010.

Note 21 – Reclassifications

Certain reclassifications have been made to the December 25, 2008 and 2007 figures in order to conform them to the current year’s presentation.

DRAGON ACQUISITION CORPORATION
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
DECEMBER 31, 2009

On April 14, 2010, Dragon Acquisition Corporation ("Dragon") issued 29,235,000 ordinary shares at par value of $0.002112 for all of the outstanding ordinary shares of Leewell Investment Group Limited ("Leewell").

The unaudited pro forma information is based upon the historical financial statements of Dragon and the consolidated historical financial statements of Leewell after giving effect to pro forma adjustments described below.

(1)	To eliminate Leewell's common shares.
(2)	To eliminate Dragon's accumulated deficit.
(3)	To reflect the issuance of 29,235,000 shares by Dragon.

The adjustments are based on currently available information and certain estimates and assumptions. However, management believes that the assumptions provide a reasonable basis for presenting the unaudited pro forma financial information and that pro forma adjustments give effect to those assumptions and are properly applied in the unaudited pro forma financial information.

The following unaudited pro forma financial information presents the effects of the transaction on equity as of December 31, 2009.

	Dragon	Leewell			Pro Forma
	Historical	Historical	Adjustments		Combined
	$	$	$		$
Common shares	2,112	13,149,576	(13,149,576)	(1)	63,856
			61,744	(3)
Paid-in capital	45,238	(7,465,626)	13,149,576	(1)	5,610,215
			(57,229)	(2)
			(61,744)	(3)
Appropriated retained earnings	-	10,298,700			10,298,700
Unappropriated retained earnings/(Accumulated deficit)	(57,229)	71,326,950	57,229	(2)	71,326,950
Accumulated other comprehensive income	-	7,041,346			7,041,346
Shareholders' equity	(9,879)	94,350,946			94,341,067

EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Exchange Agreement, dated April 14, 2010, by and among the Company, Leewell Investment Group Limited, Longhai Holdings Company Limited and its shareholder
3.1	Amended and Restated Memorandum of Association of the Company [incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10 filed on July 14, 2006]
3.2	Articles of Association of the Company [incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form 10 filed on July 14, 2006]
4.1	Form of Investor Warrant, issued April 14, 2010
10.1	Form of Subscription Agreement, dated April 14, 2010
10.2	Make Good Escrow Agreement, dated April 14, 2010, by and among the Company, Longhai Holdings Company Limited, Access America Investments, LLC and Collateral Agents, LLC, as escrow agent
10.3	Holdback Escrow Agreement, dated April 14, 2010, by and among the Company, Brean Murray, Carret & Co., LLC, Access America Investments, LLC and Collateral Agents, LLC, as escrow agent
10.4	Investor Relations Escrow Agreement, dated April 14, 2010, by and among the Company, Brean Murray, Carret & Co., LLC, Access America Investments, LLC and Collateral Agents, LLC, as escrow agent
10.5	Form of Lockup Agreement, dated April 14, 2010
10.6	Share Purchase Agreement, dated September 5, 2007, between Zhang Weiqing and Leewell Investment Group Limited (English Translation)
10.7	Share Purchase Agreement, dated September 5, 2007, between Cheng Xiaoyan and Leewell Investment Group Limited (English Translation)
10.8	Share Purchase Agreement, dated January 19, 2008, among Cheng Defeng, Wang Yingchun and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)
10.9	Share Purchase Agreement, dated January 22, 2008, between Zhang Weiqing and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)
10.10	Share Purchase Agreement, dated January 23, 2008, among Cheng Defeng, Miao Shuangji and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)
10.11

Share Purchase Agreement, dated January 24, 2008, among Li Jie, Li Keyu, Liu Fangyu, Wang Meiling, Jiang Guo, Qingdao Longhai Investment Group and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)

10.12

Share Purchase Agreement, dated August 27, 2008, among Qingdao Longhai Investment Group, Qingdao Longhai Luqiao Co., Ltd, Gao Xuling and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)

10.13	Share Purchase Agreement, dated August 28, 2008, between Qingdao Pingdu Xinyuan Real Estate Development Co., Ltd and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)
10.14	Share Purchase Agreement, dated August 29, 2008, among Qingdao Hexiang Fuzhuang Ltd, Qingdao Fuhai Fangzhi Ltd and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)
10.15	Share Purchase Agreement, dated June 25, 2009, among Qingdao Longhai Investment Group, Wang Hongde and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)
10.16	Share Purchase Agreement, dated September 25, 2009, among Wang Yingchun, Wang Jinghua and Qingdao Oumei Real Estate Development Co., Ltd. (English Translation)
10.17

Construction Contact, dated April 11, 2009, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and Shanghai Baogang Construction Engineering Corporation (English Translation)

Exhibit No.	Description
10.18	Construction Contract, dated October 8, 2006, between Qingdao Xudong Real Estate Development Co., Ltd. and Qingdao Longhai Construction Group Co., Ltd. (English Translation)
10.19	Construction Contract, dated July 26, 2006, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and Qingdao Longhai Construction Group Co., Ltd. (English Translation)
10.20	Construction Contract, dated April 23, 2004, between Weifang Longhai Zhiye Co., Ltd. and Qingdao Zhongxin Construction Group Co., Ltd. (English Translation)
10.21

Construction Supervision Contract, dated August 21, 2009, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and Weihai Tianhen Project Consulting Management Co., Ltd. (English Translation)

10.22	Form of Construction Contract (English Translation)
10.23	Form of Sales Agent Agreement (English Translation)
10.24	Loan Agreement, dated November 30, 200 9, between Weihai Economic & Technology Development Zone Longhai Properties Co., Ltd. and China Construction Bank, Weihai Branch (English Translation)
10.25	Loan Agreement, dated November 21, 2008, between Caoxian Industrial Properties Co., Ltd. and China Construction Bank, Caoxian Branch (English Translation)
10.26	Loan Agreement, dated May 28, 2007, between Qingdao Xudong Real Estate Development Co., Ltd. and Industrial and Commercial Bank of China, Qingdao Chengyang Branch (English Translation)
10.27	Form of Employment Agreement (English Translation)
10.28	Employment Agreement, dated June 28, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Weiqing Zhang (English Translation)
10.29	Employment Agreement, dated July 23, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Yang Chen (English Translation)
10.30	Employment Agreement, dated August 25, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Zhongbo Zhou (English Translation)
10.31	Employment Agreement, dated August 20, 2007, between Qingdao Oumei Real Estate Development Co., Ltd. and Yalei Chen (English Translation)
21	Subsidiaries of the Company